UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Buckeye Technologies Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $.01 per share

(2)	Aggregate number of securities to which transaction applies:

40,127,758 shares of common stock, which consists of: (i) 39,528,015 shares of common stock issued and outstanding as of May 1, 2013, including 640,425 unvested restricted shares subject to forfeiture restrictions, repurchase rights or other restrictions under the Company’s Amended and Restated 1995 Management Stock Option Plan, the Second Amended and Restated 1995 Incentive and Nonqualified Stock Option Plan for Management Employees, the Restricted Stock Plan, the Amended and Restated 2007 Omnibus Incentive Compensation Plan and the Amended and Restated Formula Plan for Non-Employee Directors (including 238,810 performance shares) outstanding as of May 1, 2013; and (ii) 599,743 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of May 1, 2013

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated for purposes of calculating the filing fee only. This amount assumes the purchase of up to 40,127,758 shares of common stock, par value $0.01 per share, of Buckeye Technologies Inc. at a purchase price of $37.50 per share. Such number of shares consists of (i) 39,528,015 shares of common stock issued and outstanding as of May 1, 2013, including 640,425 shares subject to forfeiture restrictions, repurchase rights, or other restrictions, and (ii) 599,743 shares of common stock that are expected to be issuable before the expiration of the Offer under vested options and other rights to acquire shares of common stock.

(4)	Proposed maximum aggregate value of transaction:

$1,504,790,925.00

(5)	Total fee paid:

$205,253.48

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$205,253.48

(2)	Form, Schedule or Registration Statement No.:

Schedule TO

(3)	Filing Party:

GP Cellulose Group LLC and Georgia-Pacific LLC

(4)	Date Filed:

May 7, 2013

EXPLANATORY NOTE REGARDING THIS PRELIMINARY PROXY STATEMENT

Buckeye Technologies Inc., a Delaware corporation (“Buckeye”), entered into an Agreement and Plan of Merger by and among Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), and GP Cellulose Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Georgia Pacific (“Purchaser”), and Buckeye on April 23, 2013 (the “Merger Agreement”). Pursuant to the Merger Agreement, on May 7, 2013, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of Buckeye par value $0.01 per share (the “Shares” or “shares of Buckeye common stock”), at a price of $37.50 per Share, net to the seller in cash, without interest and subject to any withholding of taxes required by applicable law, upon the terms and conditions set forth in the offer to purchase, dated May 7, 2013 (the “Offer to Purchase”), filed by Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) on May 7, 2013. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the Merger Agreement, as soon as practicable after the consummation of the Offer, and in accordance with the Delaware General Corporation Law (the “DGCL”), Purchaser will be merged with and into Buckeye (the “Merger,” and together with the Offer, the “Transaction”), with Buckeye continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Georgia-Pacific (the “Surviving Corporation”). This preliminary proxy statement is being filed pursuant to Section 5.3(a) of the Merger Agreement.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 12:00 midnight, New York City time, on June 4, 2013, unless the Offer is extended or terminated in accordance with the terms of the Merger Agreement. If, in accordance with the terms and subject to the conditions of the Offer, Purchaser accepts for payment and pays for all Shares validly tendered and not withdrawn pursuant to the Offer (and the Offer is thereby consummated), Georgia-Pacific and Purchaser would own at least 75% of the Shares outstanding at the expiration of the Offer, determined on a fully-diluted basis.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed to our stockholders in definitive form following the consummation or termination of the Offer, as applicable, if the adoption of the Merger by Buckeye’s stockholders is required by applicable law to consummate the Merger, and after Buckeye receives clearance from the SEC to do so. In such event, Buckeye will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of the holders of Shares to vote upon the adoption of the Merger Agreement.

Depending on the outcome of the Offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to the holders of Shares when considering whether and how to vote with respect to the proposal to adopt the Merger Agreement or the decision whether to exercise the right to demand appraisal of Shares held by them in accordance with Section 262 of the DGCL. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the Merger Agreement, it becomes necessary to mail a proxy statement in definitive form to holders of Shares, we will update the disclosures in this preliminary proxy statement to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Tender Offer Statement on Schedule TO initially filed with the SEC by Purchaser and Georgia-Pacific on May 7, 2013 (the “Schedule TO”). This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO for further information regarding the Offer.

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, TN 38112

[•], 2013

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Buckeye Technologies Inc. (“Buckeye”) to be held on [•] at [•] Central Time, at [•] (the “Special Meeting”).

On April 23, 2013, Buckeye entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by GP Cellulose Group LLC (the “Purchaser”), an indirect wholly-owned subsidiary of Georgia-Pacific LLC (“Georgia-Pacific”). If the transactions contemplated by the Merger Agreement are completed, you will be entitled to receive $37.50 in cash, without interest, without interest and subject to any withholding of taxes required by applicable law, for each share of Buckeye common stock you own (unless you have properly exercised your appraisal rights with respect to such shares). Under the Merger Agreement, the Purchaser will be merged with and into Buckeye (the “Merger”), with Buckeye surviving the Merger as an indirect wholly-owned subsidiary of Georgia Pacific. At the Special Meeting, you will be asked to consider and vote upon proposals:

1. To adopt the Merger Agreement;

2. To adjourn the Special Meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement, if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3. To approve a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

The Board of Directors of Buckeye (the “Board”) unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement including the Merger are fair to, and in the best interests of, Buckeye and its stockholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement. Accordingly, the Board unanimously recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting, and “FOR” the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of at least 75% of the outstanding shares of our common stock entitled to vote thereon. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies and the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers in connection with the merger will each be approved with the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote the subject matter vote in favor of these proposals.

It is important that your shares be represented and voted at the Special Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the Special Meeting, you may, of course, withdraw your proxy should you with to vote in person. Also, registered and most beneficial stockholders may vote by telephone or through the internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Buckeye from documents we have filed with the U.S. Securities and Exchange Commission.

We look forward to seeing you at the Special Meeting.

Sincerely,

John B. Crowe

Chairman of the Board of Directors and Chief Executive Officer

The proxy statement is dated [•], and is first being mailed to our stockholders on or about [•].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•]

A special meeting of stockholders of Buckeye Technologies Inc. (“Buckeye”) will be held on [•] at [•], Central Time, at [•] (the “Special Meeting”) for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 23, 2013, by and among Georgia-Pacific LLC, GP Cellulose Group LLC and Buckeye (the “Merger Agreement”);

2.	Adjournment of the Special Meeting. To consider and vote upon a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement; and

3.	Advisory Vote on Executive Compensation. To consider and approve a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers in connection with the merger.

Only those stockholders of record at the close of business on [•] are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. On that day, [•] shares of common stock were outstanding. Each share entitles the holder to one vote.

The accompanying proxy statement is being sent, beginning approximately [•], to all stockholders of record at the close of business on [•], the record date fixed by our Board of Directors.

Your vote is very important, regardless of the size of your holdings. The merger of Purchaser with and into Buckeye (the “Merger”), with Buckeye continuing as the surviving corporation and an indirect, wholly-owned subsidiary of Georgia-Pacific, cannot be completed unless the Merger Agreement is adopted by the affirmative vote of holders of at least 75% of the outstanding shares of our common stock entitled to vote thereon. The proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies and the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers will each be approved with the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote the subject matter vote in favor of these proposals.

Even if you plan to attend the Special Meeting in person, we request that you complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope or submit your proxy by telephone or the internet prior to the Special Meeting to ensure your shares will be represented. If you do not attend and vote your shares at the Special Meeting and you fail to return your proxy card or fail to submit your proxy by phone or the internet, your shares of Buckeye common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The Board of Directors of Buckeye (the “Board”) unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement including the Merger are fair to, and in the best interests of, Buckeye and its stockholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement. Accordingly, the Board unanimously recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting, and “FOR” the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

Sheila Jordan Cunningham
Senior Vice President,
General Counsel and Corporate Secretary

i

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 101.

Parties to the Merger (Page 22)

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, Tennessee 38112

(901) 320-8100

Buckeye Technologies Inc., a Delaware corporation, which we refer to in this proxy statement as “Buckeye”, “we”, “our”, or “us”, is a manufacturer and distributor of value-added cellulose-based specialty products used in numerous applications, including disposable diapers, personal hygiene products, engine, air and oil filters, concrete reinforcing fibers, food casings, cigarette filters, rayon filaments, acetate plastics, thickeners and papers. Buckeye’s products are produced in the United States, Canada and Germany, and are sold in approximately 60 countries worldwide. Buckeye listed on the New York Stock Exchange, or the “NYSE”, under the symbol “BKI.”

For additional information about Buckeye and our business, see “Where You Can Find More Information” on page 101.

Georgia-Pacific LLC

133 Peachtree St. NE

Atlanta, Georgia 30303

(404) 652-4000

Georgia-Pacific LLC, a Delaware limited liability company, which we refer to in this proxy statement as “Georgia-Pacific”, is a one of the largest global diversified forest products companies and among the leading manufacturers of consumer tissue-based products, disposable tableware, containerboard, corrugated packaging and building products such as wood structural panels, lumber and other wood products, gypsum and chemicals. Georgia-Pacific is an indirect wholly-owned subsidiary of Koch Industries, Inc., a Kansas corporation.

GP Cellulose Group LLC

133 Peachtree St. NE

Atlanta, Georgia 30303

(404) 652-4000

GP Cellulose Group LLC, a Delaware limited liability company, which we refer to in this proxy statement as the “Purchaser”, was formed in 2007 as a shell entity for the purpose of making acquisitions. Since its formation, the Purchaser has not completed any acquisitions or otherwise commenced business operations. If the Merger closes, the sole purpose of the Purchaser will be to effect the transactions contemplated by the Merger Agreement (including the Merger). The Purchaser is an indirect wholly-owned subsidiary of Georgia-Pacific. Until the effective time of the Merger, which we refer to in this proxy statement as the “Effective Time”, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated April 23, 2013, as it may be amended from time to time, among Buckeye, Georgia-Pacific and the Purchaser, as the “Merger Agreement”, and the merger of Purchaser with and into Buckeye with Buckeye as the surviving corporation as the “Merger”.

The Offer (Page 63)

On May 7, 2013, Purchaser commenced a tender offer, which we refer to as the “Offer,” for all of the outstanding shares of common stock of Buckeye, par value $0.01 per share, which we refer to as “Buckeye common stock” or “Shares”, at a price of $37.50 per Share, net to the seller in cash, without interest, or the “Offer Price”, subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 2013 by the Purchaser (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement, and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of Buckeye have adopted the Merger Agreement at a special meeting of stockholders. The Offer was terminated in accordance with the Merger Agreement on [•], [•]. We have prepared this proxy statement in connection with the solicitation of proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer; however, the Offer has been terminated and is not applicable to the Special Meeting. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transaction.”

The Special Meeting (Page 12)

Time, Place and Purpose of the Special Meeting (Page 12)

The Special Meeting will be held on [•] at [•] Central Time at [•].

At the Special Meeting, holders of Buckeye common stock will be asked:

•	approve the proposal to adopt the Merger Agreement;

•

to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement;

•	and to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between Buckeye and its named executive officers providing for merger-related compensation.

Record Date and Quorum (Page 17)

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Buckeye common stock at the close of business on [•], which Buckeye has set as the record date for the Special Meeting and which we refer to as the “record date”. You will have one vote for each share of Buckeye common stock that you owned on the record date. As of the record date, there were [•] shares of Buckeye common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Buckeye common stock outstanding at the close of business on the record date and entitled to vote at the Special Meeting constitutes a quorum for the purposes of the Special Meeting.

Vote Required (Page 17)

Approval of the proposal to adopt the Merger Agreement requires affirmative vote of the holders of 75% of the outstanding Shares, voting together as a single class, to adopt the Merger Agreement and approve the Merger under the Delaware General Corporation Law , or the “DGCL”, and the organizational documents of Buckeye, or the “Stockholder Vote”. Failure to vote, by proxy or in person, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority in voting power of the shares of Buckeye common stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting.

The non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers will be approved if a majority in voting power of the shares of Buckeye common stock present in person or represented by proxy and entitled to vote on the subject matter vote in favor of the proposal. For purposes of this proposal and the proposal to adjourn the Special Meeting, if your shares of Buckeye common stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposals. Broker non-votes will not have any effect on the proposal to adjourn the Special Meeting or on the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers. Failure to submit a proxy or vote in person at the Special Meeting will also not have any effect on the proposal to adjourn the Special Meeting or, assuming a quorum is present, on the non-binding advisory proposal to approve the merger-related compensation.

Each director and executive officer of Buckeye, who we refer to as the “Supporting Stockholders,” has entered into a letter agreement with Georgia-Pacific and the Purchaser, which we collectively refer to as the “Support Agreements,” each of which provides, among other things, that these stockholders will vote all of their Shares in favor of the adoption of the Merger Agreement and any other matters necessary for the completion of the transactions contemplated by the Merger Agreement at any meeting of the stockholders of Buckeye that is reasonably requested by Georgia-Pacific or the Purchaser. Pursuant to these Support Agreements, the Supporting Stockholders collectively agreed to vote in favor of the Merger Agreement approximately 1.4 million Shares, or approximately 3.6% of the Shares outstanding on April 23, 2013, the date of the Support Agreements.

Proxies and Revocation (Page 16)

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Buckeye common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Buckeye common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Buckeye common stock will not be voted on any of the proposals submitted to a vote at the Special Meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and your shares of Buckeye common stock will not have an effect on approval of the proposal to adjourn the Special Meeting or on the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

You may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting; or

•	attending the Special Meeting, notifying the election officials that you wish to revoke your proxy and voting in person.

If you hold your shares of Buckeye common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page 66)

The Merger Agreement provides that Purchaser will merge with and into Buckeye. Buckeye will be the surviving corporation in the Merger, which we refer to as the “Surviving Corporation” and will continue to do business following the Merger. As a result of the Merger, Buckeye will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Merger Consideration (Page 23)

In the Merger, each outstanding share of Buckeye common stock (other than shares owned by Buckeye or by Georgia-Pacific, Purchaser, or any of their respective subsidiaries and other than shares owned by stockholders that are entitled to and properly exercise appraisal rights under Delaware law, which we will refer to collectively as the “excluded shares”) will be converted into the right to receive $37.50 net to the holder thereof in cash, without interest, which amount we refer to as the “per Share Merger Consideration”, subject to any withholding taxes required by applicable law.

Treatment of Options, Treatment of Stock Appreciation Rights and Treatment of Restricted Shares (Page 68)

If the Merger occurs, each unexpired and unexercised option to purchase Shares, or a “Company Option”, each unexpired and unexercised stock appreciation right based on the value of Shares, each a “Company SAR”, and each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under any Company Equity Plan (as defined in the Merger Agreement), each a “Restricted Share”, will be treated as described below:

•

Immediately prior to the Effective Time, each Company Option, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive a payment in cash (subject to any withholding or other taxes required under applicable law) of an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the per share Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation.

•

Immediately prior to the Effective Time, each Company SAR, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company SAR shall be entitled to receive, in consideration of the cancellation of such Company SAR and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the product of (i) the total number of Shares subject to such Company SAR immediately prior to such cancellation and (ii) the excess, if any, of the per share Merger Consideration over the base price per Share subject to such Company SAR immediately prior to such cancellation.

•

Immediately prior to the Effective Time, each Restricted Share shall vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Share shall lapse and such Restricted Share shall be converted into the right to receive the per share Merger Consideration, without interest, subject to any withholding or other taxes required by applicable law.

Recommendation of the Board; Reasons for Recommendation (Page 31)

After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of the Board; Reasons for the Recommendation,” the board of directors of Buckeye, or the “Board”, unanimously (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to and in the best interests of Buckeye and its stockholders and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that Buckeye’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and “FOR” the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

Opinion of Buckeye’s Financial Advisor (Page 34)

On April 23, 2013, in connection with the Offer and the Merger, Buckeye’s financial advisor, Barclays Capital Inc. (“Barclays”), rendered its opinion to the Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Buckeye in the Offer and the Merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion, dated April 23, 2013, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion, is attached as Annex B to this Proxy Statement. You are encouraged to read the opinion carefully in its entirety. Barclays’ opinion is addressed to the Board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Buckeye and does not constitute a recommendation to any stockholder of Buckeye as to whether to accept the consideration to be offered to the stockholders of Buckeye in connection with, or how such stockholder should vote with respect to, the Offer and the Merger. This summary is qualified in its entirety by reference to the full text of the written opinion.

Financing of the Merger (Page 44)

Completion of the Merger is not conditioned upon obtaining financing. Georgia-Pacific and the Purchaser estimate that the total funds required to complete the Merger will be approximately $1.5 billion plus any related transaction fees and expenses. The Purchaser will receive these funds from Georgia-Pacific. Georgia-Pacific intends to obtain the funds to be provided to the Purchaser out of a combination of cash and cash equivalents on hand and net proceeds from the sale of commercial paper under Georgia-Pacific’s commercial paper program.

Confidentiality Agreement (Page 87)

On January 30, 2013, Buckeye and Georgia-Pacific entered into a confidentiality agreement, or the “Confidentiality Agreement”. Under the Confidentiality Agreement, each party has agreed, among other things, to keep confidential all non-public information furnished to them or to their representatives by or on behalf of the other party confidential and to use such information solely for purposes of evaluating the potential negotiated transaction that resulted in the Merger Agreement (subject to certain exceptions). If requested by the other party, each party is required, subject to certain customary exceptions, to destroy or erase the non-public information furnished under the Confidentiality Agreement and to destroy or erase any analyses or documents prepared by the party or its representatives based upon such non-public information. In addition, Buckeye and Georgia-Pacific agreed, subject to certain customary exceptions, to keep confidential the fact that discussions of a potential negotiated transaction were taking place and the existence of the confidentiality agreement.

Under the Confidentiality Agreement, Georgia-Pacific also agreed, among other things, to certain “standstill” provisions which prohibit Georgia-Pacific (and certain of its affiliates and representatives) from taking certain actions involving or with respect to Buckeye, unless invited to do so by Buckeye or its representatives. Upon the Purchaser’s receipt of a notice of Superior Proposal (as defined herein) that includes an aggregate purchase price per share in excess of 110% of per Share Merger Consideration, the standstill restrictions set forth above shall terminate and cease to apply to Georgia-Pacific and the Purchaser. The Confidentiality Agreement includes a no solicitation and no hire provision. Pursuant to this provision, Georgia-Pacific agreed that, among other things and for a period of 18 months from the date of the confidentiality agreement, neither Georgia-Pacific nor any of its controlled affiliates would solicit for employment or hire any employee of Buckeye or its subsidiaries with whom Georgia-Pacific initially came into contact in connection with the potential negotiated transaction that resulted in the Merger Agreement.

Interests of Certain Persons in the Merger (Page 45)

In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, yours. These interests include the acceleration and “cash-out” of certain equity and equity-based awards, certain severance benefits that may be payable upon termination following a change in control and the right to continued indemnification and insurance coverage by the Surviving Corporation after the Merger. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Buckeye.

Material United States Federal Income Tax Consequences of the Merger (Page 57)

The exchange of Unrestricted Shares of Buckeye common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Holders of Restricted Shares should consult with their tax advisors as to the particular tax consequences of the Merger to them. In general, a U.S. holder whose shares of Buckeye common stock are converted into the right to receive cash in the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of Unrestricted Shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any such gain or loss will be capital gain or loss if the holder holds such shares as capital assets, and will be long-term capital gain or loss if the holding period for such shares exceeds one year. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-U.S. holder with respect to Unrestricted Shares of Buckeye common stock exchanged for cash pursuant to the Merger will generally be exempt from U.S. federal income tax unless certain conditions are satisfied, such as, for example, a determination that Buckeye is a “U.S. real property holding Company.” A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a U.S. person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 57 for definitions of “Unrestricted Shares,” “U.S. holder” and “non-U.S. holder,” and for a more detailed discussion of the material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page 60)

Under the terms of the Merger Agreement, the Merger cannot be completed until (a) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act”, has expired or been terminated and (b) certain other foreign competition authorities have either approved the Merger or opted not make a challenge of the Merger.

Litigation Relating to the Merger (Page 62)

On May 1, 2013, a putative shareholder class action complaint was filed in the Court of Chancery of the State of Delaware, or the “Delaware Court,” captioned James Beckett, Jr. v. Buckeye Technologies Inc., et. al., Case No. 8519-CS, or the “Beckett Action.” On May 7, 2013, a putative shareholder class action complaint was filed in the Delaware Court, captioned Richard Oliver v. John Crowe, et. al., Case No. 8534-CS, or the “Oliver Action.” Pursuant to an order granted in the Delaware Court on May, 9, 2013, the Beckett Action and the Oliver Action were consolidated into a single action, all future actions filed in Delaware related to the same subject matter are to become part of the consolidated action and counsel to Mr. Beckett and Mr. Oliver were appointed as the lead counsel for the putative shareholder class. On May 13, 2013, the plaintiffs in the consolidated action filed a consolidated amended class action complaint, captioned In re Buckeye Technologies, Inc. Shareholders Litigation, Consolidated Case No. 8519-CS, or the “Consolidated Complaint.” The plaintiffs also filed a motion for expedited proceedings and a motion for a preliminary injunction.

The following summary of the Consolidated Complaint is qualified in its entirety by reference to the Consolidated Complaint. The Consolidated Complaint names as defendants Buckeye, each member of the Buckeye board of directors, or the “Individual Defendants,” Georgia-Pacific and the Purchaser. The Consolidated Complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Buckeye, Georgia-Pacific and the Purchaser aided and abetted these purported breaches of fiduciary duties. The Consolidated Complaint includes, among other allegations, that the Individual Defendants have knowingly and in bad faith breached their obligations of due care and loyalty and failed to maximize the value of Buckeye to its shareholders. The Consolidated Complaint also alleges that the Individual Defendants breached their fiduciary duties by failing to disclose in the Solicitation/Recommendation Statement on Schedule 14D-9 filed on May 7, 2013 certain purportedly material information concerning events leading up to the announcement of the proposed transaction and relating to the review and analysis of the transaction by the Individual Defendants and by the financial advisors to Buckeye. The relief sought includes, among other things, an injunction prohibiting the completion of the proposed transaction, rescission (to the extent the proposed transaction has been completed), damages in an unspecified amount, and the payment of the plaintiffs’ attorneys’ fees and costs. Buckeye believes that the Consolidated Complaint is without merit and intends to vigorously defend the action.

The Merger Agreement (Page 63)

Conditions to Completion of the Merger (Page 66)

The respective obligations of Georgia-Pacific and the Purchaser, on the one hand, and Buckeye, on the other hand, to complete the Merger are subject to the satisfaction or the waiver of certain additional conditions as set forth in the Merger Agreement regarding:

•	in the case of Georgia-Pacific, the Purchaser and Buckeye:

•	any applicable waiting period under the HSR Act, has expired or terminated;

•	any Other Required Governmental Approvals have been obtained, any waiting period (or extension thereof) has lapsed and any mandatory filing has been made;

•

there is no law, judgment, order or injunction (other than waiting periods applicable to the Merger under the HSR Act or any Other Required Governmental Approvals) that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences described in the four sub-bullet points in the immediately preceding bullet point or that otherwise enjoins, makes illegal or prohibits the making or the completion of the Merger;

•	in the case of Georgia-Pacific and the Purchaser:

•

the representations and warranties of Buckeye in the Merger Agreement are true and correct except as would not have a Company Material Adverse Effect, or in some cases, are true and correct in all material respects or all respects, as of the Effective Time;

•

the material covenants of Buckeye contained in the Merger Agreement required to be performed or complied with by it prior to the Effective Time have been performed or complied with in all material respects (or cured prior to the Effective Time);

•

since April 23, 2013, and subject to certain prior disclosure by Buckeye, no facts, changes, events, developments or circumstances have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser (or any worsening thereof, only to the extent of such worsening) which have had, or would reasonably be expected to have, individually or in the aggregate with all such other facts, changes, events, developments or circumstances, a Company Material Adverse Effect; and

•	the Merger Agreement has not been terminated in accordance with its terms.

•	in the case of Buckeye:

•

the representations and warranties of Georgia-Pacific and the Purchaser in the Merger Agreement are true and correct except as would not have a Parent Material Adverse Effect, or in some cases, are true and correct in all material respects or all respects, as of the Effective Time;

•

the material covenants of Georgia-Pacific and the Purchaser contained in the Merger Agreement required to be performed or complied with by it prior to the expiration of the Offer have been performed or complied with in all material respects (or cured prior to the Effective Time);

The Merger is also subject to other conditions.

Conduct of Business of Buckeye Pending Closing (Page 71)

Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless Georgia-Pacific has otherwise agreed in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Effective Time, Buckeye has agreed that it will, and will cause its subsidiaries to:

•	conduct its operations in the ordinary course of business consistent with past practice in all material respects;

•	use commercially reasonable best efforts to keep available the services of the current officers, and other key employee of Buckeye and its subsidiaries;

•	use commercially reasonable best efforts to preserve substantially intact its present business organization; and

•

use commercially reasonable best efforts to preserve the goodwill and current relationships of Buckeye and its subsidiaries with material customers, suppliers and others having significant and material business relationships with Buckeye and its subsidiaries.

Appropriate Action; Consents; Filings (Page 80).

Each of Buckeye, Georgia-Pacific and the Purchaser has agreed to use its commercially reasonable best efforts to:

•

take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the each other in doing, all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the Merger Agreement as promptly as practicable;

•

take the actions required to cause, as promptly as possible after April 23, 2013, the expiration of the notice periods required by applicable competition laws for the completion of the transactions contemplated by the Merger Agreement;

•

obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained to complete the Merger no later than the second business day prior to February 24, 2014 and to avoid any action or proceeding by any governmental entity that would (i) prevent the closing of the Merger no later than two business days prior to February 24, 2014 or (ii) delay the closing beyond two business days prior to February 24, 2014, in connection with the authorization, execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

•

as promptly as reasonably practicable, and in any event within 10 business days after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option, and the Merger required under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and any other applicable securities laws and the HSR Act; and

•

as promptly as reasonably practicable after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option, and the Merger required under any other applicable law not referenced in the immediately preceding bullet point.

Except as described below, the Merger Agreement provides that, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither Georgia-Pacific nor Buckeye (nor any of their respective subsidiaries or affiliates) is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or similar agreement, or permit the sale, holding separate or other disposition of, any assets of Georgia-Pacific, Buckeye or their respective subsidiaries or affiliates.

Georgia-Pacific and the Purchaser have agreed to divest the Specified Business (as defined herein) on the terms described in this paragraph if (i) necessary to enable the closing of the transactions contemplated by the Merger Agreement to occur no later than two business days prior to February 24, 2014, (ii) Buckeye and its subsidiaries have complied in all material respects with their obligations to cooperate with the divestiture of the Specified Business described in the second following paragraph and (iii) Buckeye provides Georgia-Pacific and the Purchaser with certain required financial information regarding the Specified Business as promptly as reasonably practicable after April 23, 2013 (and, in any event, no later than 30 days after April 23, 2013). If all of the foregoing requirements occur, Georgia-Pacific and the Purchaser will commit to and effect by consent decree, “hold separate” orders or otherwise, the sale, divestiture or disposition of the Specified Business and create or terminate obligations of Buckeye and its subsidiaries related to the Specified Business, in each case, as may be required to obtain all authorizations, terminations of waiting periods, consents and approvals no later than two business days prior to February 24, 2014.

No Solicitation of Transactions (Page 75)

From the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Buckeye has agreed that it will, and will cause its subsidiaries and Buckeye’s directors and executive officers to, and will use its commercially reasonably best efforts to cause their respective representatives to cease and cause to be terminated any existing solicitation, discussion or negotiation with any third party that may be ongoing with respect to a Competing Proposal (as defined herein). Notwithstanding the foregoing, at any time before the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement, Buckeye may, subject to compliance with certain requirements, furnish non-public information with respect to Buckeye and its subsidiaries to any third party that has submitted an unsolicited, bona fide written Competing Proposal, and engage in discussions or negotiations with such person with respect to the Competing Proposal. In addition, notwithstanding the foregoing, prior to the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement, the Board may, subject to compliance with certain requirements, effect an Adverse Recommendation Change (as defined herein) with respect to a Superior Proposal (as defined herein), or otherwise terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal.

Termination (Page 83)

The Merger Agreement may be terminated:

•	by mutual written consent of the Purchaser and Buckeye, at any time prior to the Effective Time, whether before or after stockholder approval thereof; or

•	by either the Purchaser or Buckeye in certain circumstances.

Effect of Termination and Termination Fee (Page 85)

If the Merger Agreement is terminated in accordance with its terms by either Buckeye or the Purchaser, written notice thereof must be given to the other parties, specifying the provisions of the Merger Agreement being invoked and the basis for the termination under those provisions. The Merger Agreement will then become void and, except as specified in the Merger Agreement (including with respect to the payment of the Termination Fee as applicable), there will be no liability or obligation on the part of Georgia-Pacific, the Purchaser or Buckeye or their respective subsidiaries, officers, directors, or managers. No party is relieved of any liability or damages for a willful and material breach of the Merger Agreement.

Buckeye has agreed to pay the Purchaser a termination fee of $48.613 million in cash in connection with the termination of the Merger Agreement in certain circumstances. The parties agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be the exclusive remedy available to Georgia-Pacific and the Purchaser for any loss resulting from the failure of Merger to be completed.

If the Purchaser terminates the Merger Agreement pursuant to its terms, the Purchaser has agreed to reimburse Buckeye, upon request, for 50% of its reasonable documented fees incurred in connection with Buckeye’s engagement of its advisors to produce certain information requested by the Purchaser in accordance with the Merger Agreement. The Purchaser has further agreed to reimburse Buckeye for any reasonable documented expenses and costs incurred in connection with Buckeye’s efforts to arrange a potential disposition of the Specified Business (as defined herein) if requested by the Purchaser as necessary in order to satisfy the conditions of the Offer or the Merger. Other than as required by the provisions described above, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Market Price of Buckeye Common Stock (Page 95)

Our common stock is listed on the NYSE under the symbol “BKI.” On April 23, 2013, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NYSE was $29.93 per share. On May 13, 2013, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $37.51. Stockholders are urged to obtain a current market quotation for the Shares.

Appraisal Rights (Page 98)

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Buckeye common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Buckeye before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 98 and the text of Section 262 of the DGCL, the Delaware appraisal rights statute, reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Buckeye common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Buckeye Common Stock (Page 100)

If the Merger is completed, Buckeye common stock will be delisted from the NYSE and deregistered under the Exchange Act. As such Buckeye would no longer file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Buckeye. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 101.

What is this document?

This document is the Proxy Statement of Buckeye Technologies Inc. for the Special Meeting of Stockholders to be held at [  ], Central Time, on [    ], [    ]. A proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about [    ], [    ].

What is the date and time of the Special Meeting?

The Special Meeting is scheduled to be held on [    ], [    ] at [    ], Central Time.

Where will the Special Meeting be held?

The Special Meeting is being held at [    ].

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because you were one of our stockholders of record on September 5, 2012, the record date for the Special Meeting. We are sending this Proxy Statement and the form of proxy card to solicit your proxy to vote upon certain matters at the Special Meeting.

What is a proxy?

It is your legal designation of another person, called a “proxy,” to vote the stock you own. The document that designates someone as your proxy is also called a proxy or a proxy card.

Who is paying the costs to prepare this Proxy Statement and solicit my proxy?

Buckeye will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy, and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors, or our “Board.” In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of Buckeye. We have agreed to pay [•] a fee of approximately $[•] for its services and to reimburse reasonable out of pocket expenses.

What if I have a disability?

If you are disabled and would like to participate in the Special Meeting, we can provide reasonable assistance. Please send any request for assistance to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-0407, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Buckeye Technologies Inc., and where is it located?

We are a leading manufacturer and marketer of specialty fibers and nonwoven materials. We are headquartered in Memphis, Tennessee, USA, and currently operate facilities in the United States, Germany and Canada. Our products are sold worldwide to makers of consumer and industrial goods. We are the only manufacturer in the world offering cellulose-based specialty products made from both wood and cotton and utilizing wetlaid and airlaid technologies. As a result, we produce and market a broader range of cellulose-based specialty products than any of our competitors.

Where is our common stock traded?

Our common stock is traded and quoted on the NYSE under the symbol “BKI.”

Who is entitled to attend and vote at the Special Meeting?

Only stockholders of record at the close of business on the record date, [•], [•], are entitled to receive notice of the Special Meeting and to vote the shares for which they are stockholders of record on that date at the Special Meeting, or any postponement or adjournment of the Special Meeting. A list of our stockholders will be open to the examination of any stockholder, for any purpose germane to the Special Meeting, at our headquarters for a period of ten days prior to the Special Meeting. On [•], [•], we had [•] shares of common stock outstanding.

Stockholders of Record: Shares Registered in Your Name. If on [•],[•], your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on [•],[•], your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on and what does the Board recommend?

You will be asked to vote on the following three items:	Our Board recommends that you vote:
To consider and vote on a proposal to adopt the Merger Agreement;	“FOR” approval of the proposal to adopt the Merger Agreement;

To consider and vote upon a proposal to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement; and	“FOR” the proposal to adjourn the Special Meeting; and

To consider and approve a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.	“FOR” the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

What effects will the Merger have on Buckeye?

If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Purchaser will merge with and into Buckeye. Upon completion of the Merger, Buckeye will become an indirect wholly-owned subsidiary of Georgia Pacific and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, Buckeye common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission, or the “SEC”, on account of Buckeye common stock.

Did Purchaser commence a tender offer for shares of Company Common Stock?

Yes. On May 7, 2013, Purchaser commenced the Offer for all of the issued and outstanding shares of common stock, par value $0.01 per share, of Buckeye, including Restricted Shares.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement, and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of Buckeye have adopted the Merger Agreement at a special meeting of stockholders. The Offer was terminated in accordance with the Merger Agreement on [•], [•].

We have prepared this proxy statement in connection with the solicitation of proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer.

If the Offer was terminated, regardless of whether you tendered your shares of Buckeye common stock in the Offer, you may vote your shares at the Special Meeting because you were a stockholder as of the record date of the meeting.

What will I receive if the Merger is completed?

Upon completion of the Merger, you will be entitled to receive the per Share Merger Consideration, subject to any withholding of taxes required by applicable law, for each Share that you own unless you have properly exercised and not lost or withdrawn your appraisal rights under the DGCL with respect to such Shares.

When do you expect the Merger to be completed?

We are working towards completing the Merger as soon as possible. If the Merger is approved at the Special Meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

When will I receive the cash payment for my Shares?

Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the Merger, the paying agent will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the per Share Merger Consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to the paying agent, it will promptly pay, on behalf of Purchaser, the Merger Consideration owing to you, less any required withholding taxes. Payment of the per Share Merger Consideration owed to current and former employees of Buckeye who hold Restricted Shares will be transmitted to Buckeye and subsequently distributed through Buckeye’s payroll system, less any amount of applicable income and employment tax withholding due and not previously withheld.

What happens if the Merger is not completed?

If the Merger Agreement is not adopted by the Buckeye stockholders or if the Merger is not completed for any other reason, the Buckeye stockholders will not receive any payment for their Shares. Instead, Buckeye will remain an independent public company, and Buckeye common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Buckeye may be required to pay to Georgia-Pacific a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Effect of Termination and Termination Fees” beginning on page 85.

Is the Merger expected to be taxable to me?

Yes. The exchange of Unrestricted Shares of Buckeye common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Holders of Restricted Shares should consult with their tax advisors as to the particular tax consequences of the Merger to them. In general, a U.S. Holder whose Unrestricted Shares of Buckeye common stock are converted into the right to receive cash in the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Gain or loss must be calculated separately for each block of Unrestricted Shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any such gain or loss will be capital gain or loss if the holder holds such shares as capital assets, and will be long-term capital gain or loss if the holding period for such shares exceeds one year. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules

Payments made to a non-U.S. holder with respect to Unrestricted Shares of Buckeye common stock exchanged for cash pursuant to the Merger will generally be exempt from U.S. federal income tax unless certain conditions are satisfied, such as a determination that Buckeye is a “U.S. real property holding company.” A non-U.S. holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 57 for definitions of “Unrestricted Shares,” “U.S. holder” and “non-U.S. holder,” and for a more detailed discussion of the material U.S. federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Do any of Buckeye’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Buckeye. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 45.

When will the stockholders’ list be available for examination?

A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [•] at Buckeye’s headquarters and will continue to be available through and during the meeting at [•].

How do I vote?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

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To vote over the telephone, call the toll-free number (for residents of the United States) listed on your proxy card and follow the instructions provided by the recorded message. Your vote must be received by [•] on [•] to be counted.

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You can choose to vote your shares at any time using the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. To take advantage of the convenience of voting on the Internet, you must subscribe to one of the various commercial services that offer access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you. We do not charge any separate fees for access to our Internet site. Your vote must be received by [•] on [•] to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Buckeye. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I change my mind and revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, TN 38108-040, Attention: Corporate Secretary; or

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You may attend the Special Meeting and notify the election officials at the Special Meeting that you wish to revoke your proxy and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.

What if I receive more than one proxy card?

Multiple proxy cards mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares. We also recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, and it may be reached at (800) 937-5449.

Will my Shares be voted if I do not provide my proxy?

If you are the stockholder of record and you do not vote or provide a proxy, your Shares will not be voted.

If your Shares are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under NYSE rules to vote shares of Buckeye common stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies and the non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers and, as a result, absent specific instructions from the beneficial owner of such shares of Buckeye common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Buckeye common stock on non-routine matters, which we refer to generally as “broker non-votes”.

How many shares must be present to constitute a quorum for the Special Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Special Meeting or by proxy. On [•], the record date, there were [•] shares outstanding and entitled to vote. Thus, at least [•] shares must be represented by stockholders present at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Special Meeting may adjourn the Special Meeting to another date.

What vote is required to approve each proposal?

•	To be approved, the proposal to adopt the Merger Agreement must receive a “FOR” vote from at least 75% of the outstanding shares of our common stock entitled to vote;

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To be approved, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote; and

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To be approved, the proposal to consider and approve a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers must receive a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “FOR”, “AGAINST” and “ABSTAIN” votes and broker non-votes.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Special Meeting.

On the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

On the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

On the non-binding proposal to approve the merger-related compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Why am I being asked to cast a vote on a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers?

In accordance with the rules promulgated by the SEC, under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a vote on a non-binding advisory proposal to approve the merger-related compensation payable to our named executive officers.

What is the “merger-related compensation”?

The “merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and that is payable to our named executive officers. See “Proposal 3—Advisory Vote Regarding Merger-Related Compensation.”

What will happen if stockholders do not approve the “merger-related compensation” at the Special Meeting?

Approval of the “merger-related compensation” proposal is not a condition to the completion of the Merger. The vote with respect to the “merger-related compensation” proposal is an advisory vote and will not be binding on us or Georgia-Pacific. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Merger Agreement is adopted by the stockholders and completed, our named executive officers will receive the “merger-related compensation” to which they may be entitled.

Will any other matters be voted on at the Special Meeting?

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

What is the Buckeye’s website address?

Our corporate website address is www.bkitech.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investors-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting us at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary (901) 320-8125.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

What happens if I sell my shares of Buckeye common stock before the Special Meeting?

The record date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Buckeye common stock after the record date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Buckeye in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the per share Merger Consideration to the person to whom you transfer your shares.

What do I need to do now?

Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of Buckeye common stock in your own name as the stockholder of record, please vote your shares of Buckeye common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Should I send in my stock certificates now?

No. You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the Merger, describing how you may exchange your shares of Buckeye common stock for the per share Merger Consideration. If your shares of Buckeye common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Buckeye common stock in exchange for the per share Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

I already sent my stock certificates to American Stock Transfer & Trust Company, LLC in connection with the Offer. What do I need to do to get my Merger Consideration?

Your stock certificates will be returned to you. If you tendered your Shares by book-entry transfer into American Stock Transfer & Trust Company, LLC’s account at The Depository Trust Company, or “DTC”, those shares will be credited to an account maintained at the DTC, promptly following the termination of the Offer. If you tendered your Restricted Shares by book-entry transfer, those Restricted Shares will be credited to the applicable account maintained at American Stock Transfer & Trust Company, LLC, promptly following the termination of the Offer. If the Merger Agreement is adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your stock certificates to American Stock Transfer & Trust Company, LLC, the paying agent appointed by Georgia-Pacific. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share Merger Consideration for my shares of Buckeye common stock?

Yes. As a holder of Buckeye common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 98.

Who can help answer my other questions?

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Buckeye common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [•] toll-free at [•].

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made regarding the proposed transaction between Georgia-Pacific and Buckeye, the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, earnings and any other statements contained in this Proxy Statement that are not purely historical fact are “forward-looking statements” that are based on management’s beliefs, certain assumptions and current expectations as of the date hereof and which we believe are reasonable. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transactions. Other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements include those that may be contained from time to time in the documents we file with the SEC, including our annual report on Form 10-K for the fiscal year ended June 30, 2012 and quarterly and current reports on Form 10-Q and Form 8-K. The forward-looking statements contained in this proxy statement are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is attached to this proxy statement as Annex A. You should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

Parties to the Merger

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, Tennessee 38112

(901) 320-8100

Buckeye Technologies Inc., a Delaware corporation, is a manufacturer and distributor of value-added cellulose-based specialty products used in numerous applications, including disposable diapers, personal hygiene products, engine, air and oil filters, concrete reinforcing fibers, food casings, cigarette filters, rayon filaments, acetate plastics, thickeners and papers. Buckeye’s products are produced in the United States, Canada and Germany, and are sold in approximately 60 countries worldwide. Buckeye listed on the NYSE under the symbol “BKI.”

For additional information about Buckeye and our business, see “Where You Can Find More Information” on page 101.

Georgia-Pacific LLC

133 Peachtree St. NE

Atlanta, Georgia 30303

(404) 652-4000

Georgia-Pacific, a Delaware limited liability company, is a one of the largest global diversified forest products companies and among the leading manufacturers of consumer tissue-based products, disposable tableware, containerboard, corrugated packaging and building products such as wood structural panels, lumber and other wood products, gypsum and chemicals.

GP Cellulose Group LLC

133 Peachtree St. NE

Atlanta, Georgia 30303

(404) 652-4000

The Purchaser, a Delaware limited liability company, was formed in 2007 as a shell entity for the purpose of making acquisitions. Since its formation, the Purchaser has not completed any acquisitions or otherwise commenced business operations. If the Merger closes, the sole purpose of the Purchaser will be to effect the transactions contemplated by the Merger Agreement (including the Merger). The Purchaser is an indirect wholly-owned subsidiary of Georgia-Pacific. Until immediately before the Effective Time, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in any activities other than those incidental to the Offer and the Merger.

Merger Consideration

In the Merger, each outstanding share of Buckeye common stock (other than Shares owned by Buckeye or by Georgia-Pacific, Purchaser, or any of their respective subsidiaries and other than Shares owned by stockholders that are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the per share Merger Consideration of $37.50, net to the holder thereof in cash, without interest, subject to any withholding of taxes required by applicable law.

Background of the Merger Agreement

Our Board, with the assistance of Buckeye’s senior management team, regularly reviews and considers Buckeye’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the Board periodically considers strategic opportunities, including acquisitions and divestitures.

In March 2012, Buckeye received an inquiry from the financial advisor to a specialty products company (“Company A”) regarding a potential merger of equals with the Company. Buckeye entered into a mutual confidentiality agreement with Company A on April 24, 2012. The confidentiality agreement includes a standstill that would prevent Company A from making an offer to acquire Buckeye without Board invitation or approval; however, the Merger Agreement provides that Buckeye may, upon request from a third party, waive any standstill provision to permit such third party to make a non-public competing proposal to the Board. Buckeye and Company A exchanged due diligence materials and had preliminary discussions regarding a potential combination, following which each party undertook to consider the synergies of a potential transaction. No proposal was made by either party.

At its April 2012 retreat, our Board initiated a process to review strategic growth alternatives available to Buckeye, including possible significant acquisition transactions. Following an initial screening of several qualified financial advisory firms by the senior management team, the Board selected Barclays Capital Inc. (“Barclays”) from among two finalists to assist Buckeye in connection with this review. The Board selected Barclays because of its familiarity with Buckeye and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally.

In late May 2012, as a result of the Board’s review of strategic growth alternatives, Buckeye began exploring the potential acquisition of a leading manufacturer of specialty wood-based products (“Company B”) and engaged Barclays to provide financial advice in connection with the transaction and Dechert LLP (“Dechert”) to provide legal advice in connection with the transaction. Negotiations over the potential transaction with Company B continued through late August 2012, at which point the Board, with the assistance of senior management and after consultation with its legal and financial advisors, determined that the terms of the transaction would not be in the best interests of Buckeye and its stockholders and terminated discussions with Company B.

In July 2012, Buckeye received an inquiry from a private equity firm (“Company C”) regarding a potential transaction and met with representatives of Company C in New York, New York. No confidentiality agreement was entered into at that time, and no proposal was made.

In late July 2012, John Crowe, our Chairman of the Board and Chief Executive Officer, received an inquiry from a leading manufacturer of specialty products (“Company D”) regarding a potential acquisition by Company D of Buckeye’s nonwovens business. Mr. Crowe and Sheila Jordan Cunningham, our Senior Vice President, General Counsel and Secretary, met with the chief executive officer and the general counsel of Company D to discuss the potential acquisition by Company D of Buckeye’s nonwovens business. No proposal was made by Company D at the meeting.

On July 23, 2012, representatives of Buckeye and Company A met in Memphis, Tennessee for management presentations by each of Buckeye and Company A. Management of both Buckeye and Company A postponed further discussions because of other potential transactions under consideration.

On July 31, 2012, the Board held a special meeting, with Barclays in attendance, at which representatives of Barclays provided an update on potential strategic growth opportunities, including a potential transaction with Company A. At that meeting, Mr. Crowe updated the Board as to a potential sale of Buckeye’s nonwovens business, including Company D’s interest in acquiring the business, and received Board approval to engage in preliminary discussions with third parties, including Company D, regarding a sales process for the business.

Also on July 31, 2012, Mr. Crowe received an invitation from Mr. David Park, Senior Vice President of Strategy and Business Development of Georgia-Pacific and President of the Purchaser, to attend the U.S. Open tennis tournament in New York.

On August 27, 2012, Buckeye and Company D entered into a confidentiality agreement with respect to the potential sale to Company D of the nonwovens business. The confidentiality agreement did not include any standstill or other restrictions that would prevent Company D from making an offer to acquire Buckeye.

In early September 2012, Mr. Crowe and his wife were the guests of Mr. Park and Mr. Pat Boushka, President of Georgia-Pacific’s cellulose business, and their spouses at the U.S. Open. They did not have discussions regarding any possible transaction involving Georgia-Pacific or Buckeye.

In early September 2012, Mr. Crowe received an inquiry from a leading paper products company (“Company E”) regarding a potential acquisition by Company E of Buckeye’s nonwovens business. The parties entered into a confidentiality agreement on September 14, 2012. The confidentiality agreement included a standstill that generally prohibited Company E from making any proposal regarding a possible acquisition of Buckeye other than a proposal to the Board on a confidential basis. However, Company E’s obligations and restrictions under the standstill terminated upon Buckeye’s execution of the Merger Agreement with Georgia-Pacific.

On September 19, 2012, Buckeye engaged Barclays to assist in a potential sale of Buckeye’s nonwovens business. In early October 2012, Buckeye distributed a summary confidential information memorandum, or “teaser,” for Buckeye’s nonwoven business to Company D, Company E and a private equity firm (“Company F”) whose financial advisor had contacted Mr. Crowe regarding a potential acquisition of Buckeye’s nonwovens business. Buckeye and Company F entered into a confidentiality agreement on October 4, 2012. The confidentiality agreement included a standstill that generally prohibited Company F from making any proposal regarding a possible acquisition of Buckeye other than a proposal to the Board on a confidential basis.

In early October 2012, Buckeye received a second inquiry from Company C, this time regarding a potential leveraged buyout of Buckeye, following which Buckeye and Company C entered into a confidentiality agreement. The confidentiality agreement contained a standstill that generally prohibited Company C from making any proposal regarding a possible acquisition of Buckeye other than a proposal to the Board on a confidential basis and only to the extent such proposal would not require Buckeye to make a public announcement. On October 9, 2012, members of Buckeye’s senior management team met with Company C and its financial advisor in Memphis, Tennessee and provided confidential information regarding the Company and its financial performance and outlook. A representative of Company C subsequently informed Mr. Crowe that Company C could not rationalize the economics of a leveraged buyout of Buckeye, and discussions were terminated. No proposal was ever made by Company C.

In early October 2012, Mr. Crowe and representatives of a financial advisory firm met with representatives of a leading dissolving pulp producer (“Company G”) regarding a potential joint venture. Mr. Crowe indicated that Buckeye’s interest would likely be limited to a potential acquisition by Buckeye of certain of Company G’s operations located outside of the United States.

In mid-October 2012, Buckeye received an inquiry from a consortium of two private equity firms (collectively “Company H”) regarding a potential leveraged buyout of Buckeye, following which Buckeye and Company H entered into a confidentiality agreement. The confidentiality agreement contained a standstill that generally prohibited Company H from making any proposal regarding a possible acquisition of Buckeye other than to the Board on a confidential basis. Following an introductory meeting in New York, on October 16, 2012, members of Buckeye’s senior management team met with Company H and its financial advisor in Memphis, Tennessee and provided confidential information regarding Buckeye and its financial performance and outlook. A representative of Company H subsequently informed Mr. Crowe that Company H could not rationalize the economics of a leveraged buyout of Buckeye, and discussions were terminated. No proposal was ever made by Company H.

Each of Company D, Company E and Company F submitted an indicative proposal to acquire Buckeye’s nonwovens business in early November 2012. Following discussions with Barclays, senior management suspended discussions with Company E and Company F because senior management believed that their indicative valuations did not present a sufficient value opportunity.

On October 23, 2012, the Board held a meeting at which Mr. Crowe updated the Board regarding the discussions with Company C and Company H.

On November 16, 2012, the Board held a special meeting, with Barclays and Dechert in attendance, at which Mr. Crowe updated the Board, on the pending discussions for Buckeye’s nonwovens business. The Board directed management to terminate discussions with Company E and Company F because their indicative valuations did not present sufficient value, and continue discussions with Company D, directing Barclays to seek a higher valuation for the nonwovens business from Company D.

In late November 2012, Mr. Crowe and Mr. Park met for dinner in Memphis, Tennessee. Although they did not have any discussions regarding any possible transaction involving Georgia-Pacific or Buckeye, Mr. Park indicated that he would contact Mr. Crowe again in January.

In early December 2012, with discussions progressing regarding a potential sale of Buckeye’s nonwovens business to Company D, Buckeye entered into an arrangement providing Company D with 90 days of exclusivity to finalize negotiations surrounding a sale of Buckeye’s nonwovens business. The exclusivity arrangement applied only to transactions involving Buckeye’s nonwovens business and did not apply to transactions involving Buckeye as a whole.

Also in early December 2012, the financial advisor to Company A contacted Barclays, and proposed discussions regarding either (i) a potential all stock merger of equals or (ii) an acquisition of Buckeye by Company A for $32.00 per share, consisting 50% of cash and 50% of Company A’s common stock. Buckeye’s leadership team determined, after consultation with its advisors, that the proposed valuation, which represented a 14% premium to Buckeye’s stock price at the time, did not present an opportunity for sufficient value to Buckeye’s stockholders to warrant further discussion at that time. Barclays informed Company A that the Company was not interested in pursuing further discussions at that time due to management’s focus on other strategic projects and the absence of identifiable synergies in a transaction with Company A. Mr. Crowe discussed the Company A proposal, a potential sale of Buckeye’s nonwovens business and other strategic transactions with each director individually during late December 2012 and early January 2013.

In late January 2013, Buckeye delivered to Company D a term sheet for the proposed sale of Buckeye’s nonwovens business. On February 20, 2013, representatives of Company D participated in a management presentation with representatives of Buckeye, Barclays and Dechert regarding Buckeye’s nonwovens business. Representatives of Company D subsequently participated in visits to Buckeye’s Gaston, North Carolina and Steinfurt, Germany plants.

On January 22, 2013, Buckeye engaged Barclays to serve as its financial advisor with respect to a potential acquisition of certain of Company G’s operations outside the United States, following which Buckeye submitted a non-binding indication of interest to Company G in January 2013. No confidentiality agreement was signed with Company G.

On January 25, 2013, Mr. Crowe received a request for confidential information from Mr. Park so that Georgia-Pacific could explore a potential negotiated transaction with Buckeye. On January 30, 2013, Buckeye and Georgia-Pacific entered into a confidentiality agreement and Buckeye subsequently provided the requested confidential information to Georgia-Pacific. The confidentiality agreement contained a standstill that generally prohibited Georgia-Pacific from making any proposal regarding a possible acquisition of Buckeye other than a proposal to the Board on a confidential basis and only to the extent such proposal would not require Buckeye to make a public announcement until such time as Buckeye announced a transaction with a third party.

On January 31, 2013, Mr. Crowe, together with representatives of Barclays and Dechert, participated in a telephonic discussion with Mr. Park and other representatives of Georgia-Pacific regarding Buckeye’s financial performance and outlook.

In early February 2013, members of the senior management team and Barclays participated in a preliminary meeting with representatives of a specialty chemicals business (“Company I”) regarding a possible joint venture or acquisition by Buckeye of all or a portion of Company I. The parties did not enter into a confidentiality agreement, and no further discussions were held.

In mid-February 2013, Company A’s financial advisor contacted Barclays to discuss the potential merger of equals or acquisition of Buckeye by Company A. Barclays noted that Buckeye remained focused on other strategic projects but would convey Company A’s interests to Buckeye.

On February 21, 2013, Mr. Park and Mr. Boushka met with Mr. Crowe and made a non-binding indication of interest for Georgia-Pacific to acquire Buckeye for $35.00 per share, in cash. Mr. Crowe indicated that, in his view, $35.00 per share did not present a value that would be compelling to the Board, but indicated that the Board would likely be more receptive to a valuation closer to $40.00 per share.

On February 28, 2013, Mr. Park delivered to Mr. Crowe a non-binding indication of interest for Georgia-Pacific to acquire Buckeye for $37.50 per share, in cash, and requested the execution of a 45-day exclusivity agreement. The proposed transaction would be structured as an all cash tender offer, and Georgia-Pacific indicated that the absence of a financing condition would allow Georgia-Pacific to move quickly towards execution of definitive documentation. Mr. Crowe indicated that he would present the indication of interest to the Board and made Mr. Park aware that Buckeye was exploring a potential sale of its nonwovens business. Mr. Crowe did not provide Mr. Park or Georgia-Pacific the identity of Company D. Mr. Park indicated that Georgia-Pacific’s indication of interest was not conditioned on Buckeye’s termination of its discussions regarding the sale of the nonwovens business.

On March 5, 2013, the exclusivity period granted to Company D with respect to a potential sale of Buckeye’s nonwovens business expired as per the terms of the exclusivity agreement and was not extended. On March 6, 2013, Company D delivered to Buckeye a summary of business issues raised by Buckeye’s January 2013 term sheet and proposed an alternative transaction structure that would result in meaningful adverse tax consequences to Buckeye.

On March 7, 2013, the Board held a special meeting with representatives of senior management, Barclays and Dechert in attendance to discuss Georgia-Pacific’s non-binding indication of interest. Representatives of Dechert provided a summary of the Board’s fiduciary obligations in connection with the Board’s consideration of the proposal, and representatives of Barclays provided a summary of the proposal, including the proposed purchase price, financing, timing, conditionality, request for exclusivity, transaction structure and the potential impact on a sale of Buckeye’s nonwovens business. Representatives of Barclays also updated the Board on Buckeye’s alternative strategic growth initiatives. The Board discussed, with the assistance of advisors, Georgia-Pacific’s request for exclusivity and whether to contact any other parties in an effort solicit other offers for an acquisition of Buckeye. Representatives of Barclays summarized for the Board the prior proposal received from Company A. Barclays advised that, based on the history of prior discussions with Company A and Company A’s financial position, they did not believe that Company A would be able to match the offer proposed by Georgia-Pacific. In addition, representatives of Barclays noted that, although Barclays was in contact with the numerous other industry participants with respect to Buckeye through the prior summarized alternative strategic growth initiatives, no such person had made any inquiry regarding a potential acquisition of Buckeye. Finally, representatives of Barclays noted that, in Barclays’ view based on its experience in the industry, it was unlikely that there was a credible alternative bidder, including private equity firms, that would be able to offer the same or a higher price than the valuation offered by Georgia-Pacific. Senior management discussed with the Board its belief, based in part on the explicit request for exclusivity, that if Georgia-Pacific learned that Buckeye was pursuing discussions with another party, Georgia-Pacific might terminate discussions with Buckeye. The Board also discussed that it was not actively looking to sell Buckeye and the risks associated with soliciting other offers, including multiple parties conducting due diligence, the increased risk of leaks and the potential impact on customers and employees and the business that could arise from these risks. Finally the Board also considered that even if Buckeye were to enter into an agreement with Georgia-Pacific, Buckeye would have the ability to consider certain competing offers thereafter subject to customary non-solicitation and termination fee provisions. Following these discussions, the Board concluded that it was in the best interests of Buckeye’s stockholders for Buckeye to provide Georgia-Pacific with access to additional information and due diligence. The Board further requested that Buckeye’s senior management team clarify with Georgia-Pacific the implications (positive or negative) on the Georgia-Pacific proposal of the potential nonwovens transaction with Company D and directed Buckeye’s senior management team to continue its investigation of various strategic alternatives, including the potential acquisition by Buckeye of certain of Company G’s operations located outside of the United States. Finally, the Board determined not to contact Company A or solicit additional bids at that time due, in part, to the views of senior management and Barclays described above, and that Buckeye would not agree to exclusivity arrangements with Georgia-Pacific.

On March 8, 2013, representatives of Barclays spoke with Mr. Park to inform him that the Board had authorized Buckeye’s management to provide Georgia-Pacific access to additional due diligence information, subject to the existing confidentiality agreement, but that Buckeye would not grant exclusivity. Mr. Park communicated to the representatives of Barclays the importance of exclusivity to Georgia Pacific and that, while Georgia-Pacific at this time was prepared to proceed without exclusivity, Georgia-Pacific expected that Buckeye would be pursuing discussions only with Georgia-Pacific, that Georgia-Pacific would terminate discussions if Buckeye had pre-signing discussions with any other party and that Georgia-Pacific would likely revisit the need with Buckeye for a formal exclusivity arrangement at a later date if discussions proceeded. Subsequently, Mr. Crowe communicated to Mr. Park that Buckeye would not sign the exclusivity agreement but indicated that Buckeye was not currently engaged in discussions with other parties for a sale of Buckeye.

On March 13, 2013, Barclays received from Georgia-Pacific a comprehensive due diligence request list, and Buckeye began population of an electronic dataroom. From this date through April 23, 2013, Georgia-Pacific and its advisors conducted due diligence on Buckeye.

On March 21, 2013, after a review of any potential conflicts of interest and following disclosure by Barclays of its familiarity with Georgia-Pacific, including its role as a lender under Georgia-Pacific’s revolving credit facility, Buckeye formally engaged Barclays to serve as its financial advisor in connection with a potential sale of Buckeye.

On March 22, 2013, representatives of Barclays received a call from Company A’s financial advisor requesting a meeting to discuss Company A’s prior proposal. Representatives of Barclays inquired as to whether Company A’s view on price remained the same (i.e., an all stock merger of equals with Buckeye or an acquisition by Company A of Buckeye for $32.00 per share with 50% of the consideration payable in Company A’s common stock). Company A’s financial advisor noted that Company A’s ability to pay more for Buckeye would be constrained by current trading multiples of Company A’s stock. Barclays noted that Buckeye remained focused on other strategic projects but would convey Company A’s interests to Buckeye.

On March 26, 2013, representatives from Buckeye, Barclays and Dechert held an all-day management presentation for Georgia-Pacific and its financial advisor in Memphis, Tennessee focusing on Buckeye’s operations, financial performance and outlook.

On March 27 and 28, 2013, representatives of Georgia-Pacific participated in site visits at Buckeye’s Memphis, Tennessee and Perry, Florida plants.

On April 2, 2013, Latham & Watkins LLP (“Latham”), outside legal counsel to Georgia-Pacific, delivered to Dechert an initial draft of a two-step merger agreement for the proposed transaction. Among other things, the draft proposed a 5.0% termination fee, an evergreen matching right for Georgia-Pacific with respect to superior proposals, the ability for Georgia-Pacific to terminate the transaction if Buckeye had not affirmatively rejected a competing proposal within 20 days of receipt (a “fish or cut bait provision”), reimbursement by Buckeye of Georgia-Pacific’s expenses in the event of a termination of the merger agreement under certain circumstances and the absence of any divestiture commitment, if necessary, in order to obtain antitrust clearance. The draft also contemplated all of Buckeye’s directors and officers would sign support agreements.

On April 3, 2013, the Board held a special telephonic meeting to discuss the potential transaction with Georgia-Pacific and the potential sale of the nonwovens business to Company D. Mr. Crowe also updated the Board on Barclays March 22, 2013 discussion with Company A, as to which the Board took no action. After discussion, the Board authorized senior management, with the assistance of Barclays and Dechert, to begin negotiation of the draft merger agreement received from Georgia-Pacific to enhance terms of the potential transaction, including determining whether there might be upside to Georgia-Pacific’s valuation in the event of a sale of the nonwovens business to Company D, and emphasizing that price, certainty of closing and the ability to consider and, if necessary, terminate the merger agreement for a superior alternative transaction should be focal points in any negotiation. The Board also authorized management, together with representatives of Barclays and Dechert, to engage in further negotiations with respect to pricing, terms and deal structure with Company D regarding the potential sale of Buckeye’s nonwovens business.

On April 7, 2013, Mr. Crowe met in-person with the chief executive officer of Company D near Company D’s headquarters to request a best and final offer for Company D’s potential acquisition of Buckeye’s nonwovens business.

On April 8, 2013, Dechert delivered to Latham a revised draft of the proposed merger agreement, which draft included a termination fee of 2.5%, a one-time matching right for Georgia-Pacific, a rejection of the fish or cut-bait provision, a rejection of reimbursement by Buckeye of Georgia-Pacific’s expenses and a “hell or high water” provision requiring Georgia-Pacific to take any and all actions necessary to obtain antitrust clearance.

On April 9, 2013, Company D delivered to Buckeye, through Barclays, its best and final offer for Buckeye’s nonwovens business. After discussion of this offer with its outside legal and financial advisors, senior management at Buckeye determined that, particularly in light of Company D’s insistence on a transaction structure that was disadvantageous to Buckeye for tax reasons, the limited increase in valuation contemplated by Company D’s final offer and Georgia-Pacific’s confirmation that its proposed valuation of Buckeye would not be increased due to any valuation that Buckeye might be able to achieve through a concurrent sale of the nonwovens business, to suspend discussions with Company D to focus on the potential sale of Buckeye to Georgia-Pacific. Mr. Crowe informed the chief executive officer of Company D that Buckeye was not prepared at the present time to move forward with a sale of the nonwovens business to Company D on the proposed terms.

Also on April 9, 2013, Latham provided to Dechert a business issues list, which was subsequently discussed with Buckeye senior management and representatives of Barclays. The business issues list proposed, among other things, that the termination fee should be meaningfully in excess of 3.0%, evergreen matching rights for Georgia-Pacific, reinsertion of the fish or cut-bait provision, no hell-or-high-water antitrust obligation and specific closing conditions related to compliance. Representatives of Georgia-Pacific, Latham and Dechert discussed and negotiated the issues raised in the business issues list.

On April 11 and 12, 2013, representatives of Buckeye, Georgia-Pacific, Dechert and Latham met in Memphis, Tennessee to discuss the transaction and advance negotiations of the merger agreement, with particular focus on the conditions to the Offer and the Merger, deal protections terms and the scope of representations, warranties and interim operating covenants proposed to be made by Buckeye. Also on April 11 and 12, 2013, representatives of Georgia-Pacific participated in a site visit at Buckeye’s Gaston, North Carolina plant.

On April 11, 2013, the Board held a special meeting, attended by representatives of Barclays and Dechert, to discuss the proposed transaction with Company D and the proposed transaction with Georgia-Pacific. Mr. Crowe updated the Board on Company D’s best and final offer and Georgia-Pacific’s confirmation that its proposed valuation of Buckeye would not be increased due to any valuation that Buckeye might be able to achieve through a concurrent sale of the nonwovens business and noted that, accordingly, he had suspended discussions with Company D pending the outcome of the potential transaction with Georgia-Pacific. The Board approved of that decision. Representatives of Dechert reviewed the Board’s fiduciary duties under Delaware law and their application in a potential transaction with Georgia-Pacific and also reviewed with the Board the current draft of the merger agreement, highlighting provisions related to deal protection, including the non-solicitation provision, matching rights, the superior offer termination right and the termination fee, deal certainty, including antitrust risk allocation, and covenants related to interim operating covenants. Representatives of Barclays reviewed with the Board Barclay’s preliminary financial analysis relating to the proposed purchase price of $37.50 per share. The Board, with the assistance of Barclays, discussed that it was unlikely that there was a credible alternative bidder, including private equity firms, that would be able to offer the same or a higher price than the valuation offered by Georgia-Pacific and the Board’s belief that if Georgia-Pacific learned that Buckeye was pursuing discussions with another party, Georgia-Pacific might terminate discussions with Buckeye. The Board then directed Dechert to negotiate enhanced deal certainty terms and to ensure the deal protection terms were reasonable and provided the Board with adequate ability to satisfy its fiduciary duties, including by seeking a reduced termination fee, and directed Barclays to seek a higher valuation from Georgia-Pacific.

On April 12, 2013, Mr. Park contacted Mr. Crowe to discuss Georgia-Pacific’s valuation of Buckeye based on its ongoing due diligence efforts. Mr. Park informed Mr. Crowe that Georgia-Pacific proposed to reduce its $37.50 price by at least $0.40 per share based on certain items identified in its due diligence review. Mr. Crowe informed Mr. Park that, in his view, the Board would not agree to any price reduction, following which Barclays contacted Georgia-Pacific’s financial advisor to communicate a similar message. Following these calls, at the direction of Buckeye’s senior management team, Buckeye and its legal and financial advisors suspended negotiations with Georgia-Pacific and its advisors.

On April 13, 2013, representatives of UBS Securities LLC, Georgia-Pacific’s financial advisor, called representatives of Barclays and explained Georgia-Pacific’s proposed reduction in the per share purchase price based on Georgia-Pacific’s due diligence review. The representatives of Barclays indicated that any price reduction would likely be unacceptable to Buckeye.

On April 14, 2013, Latham circulated a business issues list that included a package proposal for resolution of the remaining business issues (other than price), which proposal included a termination fee of 3.4%, evergreen matching rights, a commitment to litigate until the extended outside date to obtain antitrust clearance but no divestiture commitment and a prohibition on Buckeye’s payment of any dividends (including its regular quarterly dividend) during the period between signing and closing of a transaction.

On April 15, 2013, Mr. Park called Mr. Crowe and reaffirmed a $37.50 price per share, and Mr. Crowe instructed Buckeye’s legal and financial advisors to resume discussions with Georgia-Pacific and its advisors regarding the transaction. Later that day, Dechert circulated to Latham a draft of the disclosure schedules to the merger agreement and Latham provided a revised draft of the merger agreement which reflected its package proposal that had been delivered to Dechert on April 14, 2013.

On April 16, 2013, representatives of Barclays received a call from Company A’s financial advisor requesting a meeting to discuss its previous proposal. Company A’s financial advisor indicated that, although not authorized by Company A to make the offer and subject to review with Company A, there might be some flexibility on the $32.00 per share valuation, noting, however, that such flexibility would likely be limited to the mid-$30s per share. Barclays responded that Buckeye remained focused on other strategic projects but would convey Company A’s interests to Buckeye. Barclays also prepared an update on Company A’s proposal that was subsequently shared with the Board.

On April 16, 2013, the parties continued negotiation of the merger agreement. During such negotiations Georgia-Pacific indicated that it was prepared to agree to limited divestiture commitments, if necessary to obtain antitrust clearance as part of the overall package previously provided by Latham on April 14, 2013 for resolution of the remaining business issues, provided that the transaction structure was changed to a dual-track structure.

On April 17, 2013, representatives of Barclays contacted Mr. Park to discuss potential upside in Georgia-Pacific’s proposed valuation. Mr. Park stated that $37.50 per share represented Georgia-Pacific’s best and final offer.

Also, on April 17, 2013, Dechert circulated a business issues list that included Buckeye’s response to Georgia-Pacific’s April 14th package proposal, which response included a termination fee of 3.0% and evergreen matching rights except in connection with a superior proposal that exceeds the per Share Merger Consideration by 5.0% or more.

Later in the evening on April 17, 2013, Latham circulated a revised draft of the merger agreement which did not address Buckeye’s package proposal but did include the proposed divestiture commitment. Among other things, the Latham draft also proposed a termination fee of 3.4%, an evergreen matching right and provided that Georgia-Pacific would have up to 13 months post-signing to obtain regulatory approval.

Between April 18 and 23, 2013, the parties continued to negotiate the terms of the proposed transaction, with particular focus on the dual track structure, the interim operating covenants, the scope and timing of the divestiture commitment, deal protection and deal certainty. Multiple drafts of the merger agreement and disclosure schedules were circulated among the parties. During this period Georgia-Pacific agreed to certain concessions on deal protection including the provision that would only provide one matching right in connection a superior proposal at a price of 10.0% or more than the per Share Merger Consideration.

On April 23, 2013, Mr. Crowe and Mr. Park negotiated the final business issues, including the ability for Buckeye to continue to pay regular quarterly dividends during the period between signing and closing, a 10-month extended outside date for closing of the transaction and a 3.25% termination fee. Also on April 23, 2013, at the insistence of Georgia-Pacific, Buckeye and Barclays amended (i) Barclays’ engagement letter for the sale of the nonwovens business and (ii) Barclays’ engagement letter for the potential acquisition by Buckeye of certain of Company G’s operations outside the United States, in each case effective only as of the consummation of the proposed transaction, to terminate any rights that Barclays may have under such letters to any fee for any subsequent transaction, including any divestiture that may be required under the terms of the Merger Agreement to obtain antitrust clearance.

At 5:00 p.m. Eastern Time on April 23, 2013, the Board held a special meeting in Memphis, Tennessee, attended by telephone by representatives of Barclays and Dechert. Representatives of Dechert updated the Board on the proposed terms of the transaction, with particular emphasis on deal protection and deal certainty, including

Georgia-Pacific’s commitment to agree to a divestiture before the extended outside date if necessary to obtain antitrust clearance, and answered questions. Representatives of Barclays then reviewed its financial analyses relating to the proposed purchase price of $37.50 per share, and Barclays also rendered its opinion to the Board to the effect that, as of April 23, 2013 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration of $37.50 per share to be offered to the stockholders of Buckeye in the Offer and the Merger was fair, from a financial point of view, to such stockholders. Representatives of Barclays also summarized the most recent proposal received from Company A, noting that it was unlikely that Company A could increase its offer to $37.50 per share based on, among other things, multiples at which Company A’s stock was trading. Finally, representatives of Barclays noted that they agreed with Buckeye’s strategy not to have solicited alternative bids as it was in Barclays’ view, unlikely that there was a credible alternative bidder likely to meet or exceed the valuation offered by Georgia-Pacific. After further discussion, the Board instructed Dechert to negotiate for additional deal certainty with respect to Georgia-Pacific’s divestiture obligations and temporarily adjourned the meeting in order that Dechert would have time to engage in such negotiations. After additional negotiations among representatives of the parties, during which Georgia-Pacific agreed to certain modifications to its commitment to agree to a divestiture before the extended outside date if necessary to obtain antitrust clearance, the Board reconvened and, after being updated with respect to such modifications, unanimously (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Merger, are fair to and in the best interests of Buckeye and its stockholders and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommended that Buckeye’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

On the evening of April 23, 2013, the parties entered into the Merger Agreement and the directors and senior executive officers of Buckeye entered into the Support Agreements. The transaction was announced via a joint press release prior to the market opening on April 24, 2013.

Recommendation of the Board; Reasons for Recommendation

In evaluating the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, the Board consulted with our management and our legal and financial advisors. In reaching its decision to approve the Merger Agreement and to recommend that the holders of shares of Common Stock adopt and approve the Merger Agreement and the transactions contemplated thereby, the Board considered a variety of factors, including the following:

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Premium to Market Price. The Board considered the fact that the Merger Consideration of $37.50 to be received by Buckeye’s stockholders in the Offer and the Merger represents a significant premium over the market prices at which the Common Stock traded prior to the announcement of the execution of the Merger Agreement, including:

•	a 29.2% premium over the closing price per share of Common Stock on April 22, 2013, the last trading day before execution of the Merger Agreement;

•	a 27.3% premium over the average closing price per share of Common Stock for the one-month period ended April 22, 2013; and

•	a 15.0% premium over the 52-week high closing price per share of Common Stock and a 57.8% premium over the 52-week low closing price per share of Common Stock.

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Valuation Multiple. The Board considered the fact that the per share price of $37.50 represents a valuation of Buckeye at a multiple of 7.9 times Buckeye’s estimated EBITDA for the 2013 fiscal year and 16.5 times Buckeye’s estimated diluted earnings per share for the 2013 fiscal year.

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Certainty of Value. The Board considered that the consideration to be received by Buckeye’s stockholders in the Offer and the Merger will consist entirely of cash, which provides liquidity and certainty of value to stockholders.

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Available Financial and Business Information as well as Management Forecasts. The Board considered the current and historical financial condition, results of operations, competitive position, business, prospects and strategic objectives of Buckeye, including the potential risks involved in achieving such prospects and objectives.

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Strategic Alternatives Available to Buckeye and Continuing with Buckeye’s Current Business Plan. The Board believed, after a review of other strategic opportunities reasonably available to Buckeye, including continuing to operate on a stand-alone basis, the possibility of a sale of the nonwovens business and the possibility of growing the business through a significant acquisition while remaining an independent public company, that the Offer and the Merger represent Buckeye’s best reasonably available prospect for maximizing stockholder value.

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Full and Fair Value. The Board believed that the Offer Price of $37.50 per share of Common Stock represents full and fair value for the shares of Common Stock, taking into account the Board’s familiarity with the business, operations, prospects, business strategy, properties, assets, liabilities and financial condition and the relative certainty of the consideration in cash for the Offer.

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Best Price Reasonably Available. The Board believed that the Offer Price of $37.50 per share of Common Stock represents the best price reasonably available for the shares of Common Stock, taking into account the range of values implied by Barclays’ various financial analyses and that it was unlikely that any other potential buyer would be willing to pay more to acquire Buckeye.

•	Terms of the Merger Agreement. The Board believed that the provisions of the Merger Agreement were in the best interests of Buckeye and its stockholders. In particular:

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Likelihood of Completion. The Board considered the limited conditions to the parties’ obligations to complete the Offer and Merger, including the likelihood of the Offer and the Merger being approved by applicable regulatory authorities, particularly in light of Georgia-Pacific’s divestiture commitments, and the absence of any financing condition.

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Right to Respond to Competing Offers; Termination Right for Superior Proposal. The Board considered Buckeye’s ability to, subject to the terms and conditions of the Merger Agreement, provide information to and engage in negotiations with a third party who makes an unsolicited acquisition proposal which would reasonably be expected to lead to a superior proposal, and to terminate the Merger Agreement to enter into a superior proposal concurrently with paying the termination fee.

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Termination Fee. The termination fee of 3.25% of the equity value of the transaction payable to Georgia-Pacific under certain circumstances in connection with a termination of the Merger Agreement, which the Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall terms of the Merger Agreement.

•	Limited Matching Rights. The Board considered the fact that Georgia-Pacific has only one matching right in connection a superior proposal at a price of 10.0% or more than the Offer Price.

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Change in Recommendation. The Board considered the ability of the Board, subject to the terms and conditions of the Merger Agreement, to change its recommendation supporting the Offer or Merger, in response to a superior proposal or due to certain intervening events.

•	Enforcement. The Board considered Buckeye’s ability to seek specific enforcement of Georgia-Pacific’s obligations under the Merger Agreement.

•	Structure of the Transaction. The Board considered that the structure of the transaction provided (i) an initial tender offer, which, assuming satisfaction of the conditions, can be completed promptly, reducing the period of uncertainty for stockholders, employees and customers, (ii) that subject to limited exceptions Georgia-Pacific is required to extend the Offer if the conditions to the Offer were not satisfied as of the applicable expiration date, and (iii) in certain circumstances, permits the use of a one step transaction.

•	Business Reputation and Financial Strength of Georgia-Pacific. The Board considered the business reputation and substantial financial resources of Georgia-Pacific.

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Opinion of Barclays. The Board considered the opinion of Barclays rendered on April 23, 2013 to the Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration of $37.50 per share in cash to be offered to the stockholders of Buckeye in the Offer and the Merger was fair, from a financial point of view, to such stockholders. The full text of Barclays’ opinion is attached hereto as Annex II. For further discussion of Barclays’ opinion, see “—Opinion of Buckeye’s Financial Advisor” below.

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Appraisal Rights. The Board discussed the availability of statutory appraisal rights under Delaware law in the Merger for holders of shares of Common Stock who do not tender their shares in the Offer, do not vote such shares in favor of the Merger and who otherwise comply with all the required procedures under Delaware law.

The Board also considered potential risks and uncertainties associated with the Offer and the Merger in connection with its evaluation of the proposed transaction, including:

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No Stockholder Participation in Buckeye’s Future. If the Offer and the Merger are consummated, holders of Common Stock will receive the Offer Price in cash and will no longer have the opportunity to participate in the increase, if any, in the value of Buckeye.

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Deal Protection Measures. The Board considered the possibility that the ability of Georgia-Pacific to match competing proposals (except in limited circumstances) and the termination fee payable by Buckeye to Georgia-Pacific in certain circumstances may deter third parties who might be interested in exploring an acquisition of Buckeye, and that Buckeye might be required to pay the termination fee under circumstances in which Buckeye does not engage in another transaction. The Board acknowledged that the provisions in the Merger Agreement related to Georgia-Pacific’s match right and termination fees were insisted upon by Georgia-Pacific as a condition to entering into the Merger Agreement, that Georgia-Pacific’s match right, the amount of the termination fee and the provisions of the Merger Agreement relating to the termination fee and non-solicitation of acquisition proposals were reasonable in light of, among other things, the benefits of the Offer and the Merger to Buckeye’s stockholders and would likely not deter competing bids.

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Failure to Close. The Board considered the risk that Georgia-Pacific may terminate the Merger Agreement and not complete the Offer in certain limited circumstances, including, subject to certain conditions, if there is a material adverse effect with respect to Buckeye or if Buckeye does not perform certain obligations under the Merger Agreement in all material respects. The Board also considered the potential impact of the public announcement of any termination of the Merger Agreement, including that:

•	the market price of the Common Stock would likely be adversely affected;

•	Buckeye’s directors, officers and other employees would have expended considerable time and effort to attempt to consummate the Offer and the Merger;

•	Buckeye would have incurred significant transaction and opportunity costs attempting to consummate the Offer and the Merger, including, in certain circumstances, payment of the termination fee;

•	Buckeye’s business may be subject to significant disruption;

•	Buckeye’s ability to attract and retain key personnel may be more difficult; and

•	Buckeye’s relationships with customers, suppliers and other business partners may be weakened.

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Interim Restrictions on Business Pending the Completion of the Offer. The Board considered the restrictions imposed by the Merger Agreement on the conduct of Buckeye’s business prior to completion of the Offer or the Merger.

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Tax Treatment. The Board considered that the per Share Merger Consideration to be received by the holders of Common Stock in the Offer and the Merger would be taxable to such holders for U.S. federal income tax purposes.

•	Regulatory Approval. The Board considered the regulatory approvals that may be required to consummate the Offer and the Merger and the prospects and potential timeline for receiving such approvals.

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Potential Conflicts of Interest. The Board considered that Buckeye’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of Buckeye’s other stockholders. See “Item 3. Past Contacts, Transactions, Negotiations and Agreements.”

The Board based its ultimate decision on its business judgment that the benefits of the Offer and the Merger to stockholders of Buckeye outweigh the negative considerations.

The foregoing discussion is not intended to be exhaustive but rather includes the material factors considered by the Board. The Board reached the conclusion to approve the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the individual members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Merger Agreement and the complexity of those factors, the Board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and the Board made its recommendation based on the totality of information available to it. In considering the factors above, the individual directors may have given different weight to different factors.

Opinion of Buckeye’s Financial Advisor

Buckeye engaged Barclays to act as its financial advisor with respect to a possible sale of Buckeye or all or substantially all of its assets. On April 23, 2013, Barclays rendered its opinion to the Board to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of Buckeye in the Offer and the Merger is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of April 23, 2013, is attached hereto as Annex II. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Buckeye and does not constitute a recommendation to any stockholder of Buckeye as to whether to accept the consideration to be offered to the stockholders of Buckeye in connection with, or how such stockholder should vote with respect to, the Offer and the Merger. The terms of the Offer and the Merger were determined through arm’s-length negotiations between Buckeye and Georgia-Pacific and were unanimously approved by the Board. Barclays did not recommend any specific form of consideration to Buckeye or that any specific form of consideration constituted the only appropriate consideration for the Offer and the Merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Buckeye’s underlying business decision to proceed with or effect the Offer and the Merger or the likelihood of consummation of the Offer and the Merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Offer and the Merger, or any class of such persons, relative to the consideration to be offered to the stockholders of Buckeye in the Offer and the Merger. Other than as described below, no limitations were imposed by the Board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the Merger Agreement, dated as of April 23, 2013, and the specific terms of the Offer and the Merger;

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reviewed and analyzed publicly available information concerning Buckeye that Barclays believed to be relevant to its analysis, including Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2012 and December 31, 2012;

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reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Buckeye furnished to Barclays by Buckeye, including financial projections of Buckeye prepared by Buckeye’s management;

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reviewed and analyzed a trading history of Common Stock from April 22, 2003 through April 22, 2013 and a comparison of the trading history of Common Stock from April 22, 2010 through April 22, 2013 with those of indices comprised of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Buckeye with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the Offer and the Merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Buckeye;

•	had discussions with the management of Buckeye concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and Barclays did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of Buckeye that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Buckeye, upon the advice of Buckeye, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Buckeye as to the future financial performance of Buckeye and that Buckeye would perform in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Buckeye and did not make or obtain any evaluations or appraisals of the assets or liabilities of Buckeye. In addition, Barclays was not authorized by Buckeye to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Buckeye’s business, other than one third party that Barclays solicited on behalf of Buckeye and other than with respect to Buckeye’s nonwovens materials business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 23, 2013. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 23, 2013.

In arriving at its opinion, Barclays assumed that the executed Merger Agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. Barclays also assumed, upon the advice of Buckeye, that all material governmental, regulatory, and third party approvals, consents and releases for the Offer and the Merger will be obtained within the constraints contemplated by the Merger Agreement and that the Offer and the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the Offer and the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Buckeye had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Common Stock but rather made its determination as to fairness, from a financial point of view, to Buckeye’s stockholders of the consideration to be offered to such stockholders in the Offer and the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Buckeye or any other parties to the Offer and the Merger. None of Buckeye, Georgia-Pacific, Purchaser, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Analysis of Implied Premiums and Multiples

Barclays analyzed the implied premiums based on the consideration of $37.50 per share of Common Stock as compared to the following:

•	the closing price of Common Stock on April 22, 2013;

•	the average closing price of Common Stock for the 30-calendar day period, 90-calendar day period and 1-year period ended on April 22, 2013;

•	the 52-week high closing price of Common Stock ending on April 22, 2013; and

•	the all-time high closing price of Common Stock, which occurred on January 20, 2012.

The results of this analysis are summarized in the following table:

Time Period	Price	Implied Premium
April 22, 2013	$29.02	29.2%
30-Day Average	$29.46	27.3%
90-Day Average	$28.95	29.5%
1-Year Average	$29.27	28.1%
52-Week High (September 14, 2012)	$32.62	15.0%
All-Time High (January 20, 2012)	$37.40	0.3%

Barclays also analyzed the implied multiple of Buckeye’s enterprise value (or short- and long-term debt plus market value of common equity, minus cash and cash equivalents) to revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-recurring charges, or Adjusted EBITDA, based on the consideration of $37.50 per share of Common Stock. For purposes of its analyses, Barclays used estimated revenue and Adjusted EBITDA for fiscal years ending June 30, 2013 and 2014 based on Buckeye management forecasts. Barclays also calculated the implied projected earnings per share multiples (commonly referred to as a price earnings ratio) based on consideration of $37.50 per share of Common Stock, with the projected earnings per share multiples based on Buckeye management forecasts. The results of this analysis are summarized below:

Multiple Analysis	Implied Multiple based on Consideration of $37.50 Per Share of Common Stock
Enterprise Value/Estimated 2013 Revenue	1.86x
Enterprise Value/Estimated 2014 Revenue	1.75x
Enterprise Value/Estimated 2013 Adjusted EBITDA	7.9x
Enterprise Value/Estimated 2014 Adjusted EBITDA	6.6x
Estimated 2013 Price/Earnings Ratio	16.5x
Estimated 2014 Price/Earnings Ratio	13.1x

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Common Stock, Barclays considered historical data with regard to the trading prices of Common Stock for the period from April 22, 2010 to April 22, 2013, and compared such data with the relative stock price performances during the same periods of composite indices comprised of the following dissolving pulp manufacturing companies (the “Dissolving Pulp Index”) and nonwoven materials manufacturing companies (the “Nonwoven Materials Index”):

Dissolving Pulp Index Companies

•	Borregaard ASA

•	Fortress Paper Ltd.

•	Sappi Ltd.

•	Sateri Holdings Ltd.

•	Tembec Inc.

Nonwoven Materials Index Companies

•	P.H. Glatfelter Company

•	Duni AB

•	Fiberweb PLC

Barclays noted that from April 22, 2010 to April 22, 2013, the per share closing price of Common Stock increased 93.7% while the Dissolving Pulp Index decreased 46.9%, and the Nonwoven Materials Index increased 37.6%. Barclays also noted that from April 22, 2012 to April 22, 2013, the per share closing price of Common Stock decreased 11.7% while the Dissolving Pulp Index decreased 21.6%, and the Nonwoven Materials Index increased 27.2%.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Buckeye with selected companies that Barclays, based on its experience in the dissolving pulp and nonwoven materials industries, deemed comparable to Buckeye. Barclays performed this selected comparable company analysis for Buckeye on a sum-of-parts basis using separate implied values for its specialty fibers and nonwoven materials segments. The selected comparable companies used in the analysis of the specialty fibers industry were Rayonier Inc. and the same companies listed above in the Dissolving Pulp Index (the “Specialty Fiber Companies”), and the selected comparable companies used in the analysis of the nonwoven materials industry were the same companies summarized above in the Nonwoven Materials Index (the “Nonwoven Material Companies”).

Barclays calculated and compared various financial multiples and ratios of Buckeye and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed the ratio of each company’s enterprise value to projected EBITDA for fiscal years ending 2013 and 2014 (which were calendarized from fiscal years ending September 30, 2013 and 2014 or December 31, 2013 and 2014, as the case may be, to correspond with Buckeye’s fiscal years ending June 30, 2013 and 2014). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including FactSet and I/B/E/S Consensus) and closing prices, as of April 22, 2013, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

Enterprise Value as a Multiple of Fiscal Year 2013 Estimated EBITDA

	Low	Median	Mean	High
Specialty Fiber Companies*	4.0x	5.2x	5.4x	7.1x
Nonwoven Material Companies	4.3x	6.5x	5.9x	6.9x

*	Rayonier Inc. excluded from multiples due to its significant timber assets and REIT structure.

Buckeye based on Buckeye management projections	6.3x
Buckeye based on FactSet and I/B/E/S Consensus estimates	6.1x

Enterprise Value as a Multiple of Fiscal Year 2014 Estimated EBITDA

	Low	Median	Mean	High
Specialty Fiber Companies*	4.2x	4.5x	4.6x	5.2x
Nonwoven Material Companies	3.9x	5.8x	5.4x	6.6x

*	Rayonier Inc. excluded from multiples due to its significant timber assets and REIT structure.

Buckeye based on Buckeye management projections	5.3x
Buckeye based on FactSet and I/B/E/S Consensus estimates	5.6x

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Buckeye. However, because no selected comparable company is exactly the same as Buckeye, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Buckeye and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Buckeye and the companies included in the selected company analysis.

Based upon these judgments, Barclays selected a range of 5.0x to 6.0x and 5.75x to 6.75x fiscal year ending June 30, 2013 estimated Adjusted EBITDA for Buckeye’s specialty fibers and nonwoven materials segments, respectively, and 4.25x to 4.75x and 5.25x to 6.25x fiscal year ending June 30, 2014 estimated Adjusted EBITDA for Buckeye’s specialty fibers and nonwoven materials segments, respectively. Barclays applied such ranges to Buckeye management projections to calculate a range of implied prices per share of Buckeye. The selected comparable company analysis yielded an implied valuation range for Common Stock of $23.50 to $28.25 per share using 2013 estimated Adjusted EBITDA, and $24.00 to $27.25 per share using 2014 estimated Adjusted EBITDA (per share values were rounded to the nearest $0.25 increment), compared to the consideration of $37.50 per share of Common Stock. Barclays also noted that these ranges of estimated values resulted in an implied blended multiple range of 5.1x to 6.1x fiscal year ending June 30, 2013 estimated Adjusted EBITDA and 4.4x to 5.0x fiscal year ending June 30, 2014 estimated Adjusted EBITDA.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions and familiarity with the dissolving pulp and nonwoven materials industries, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Buckeye with respect to the size, mix, margins and/or other characteristics of their businesses. Barclays performed this selected precedent transactions analysis for Buckeye on a sum-of-parts basis using separate implied values for its specialty fibers and nonwoven materials segments. The following tables set forth the transactions analyzed and the results of such analysis:

Ann. Date	Acquiror	Target
Specialty Fiber Company Transactions
April 2011	Aditya Birla Group	Domsjö Fabriker
February 2011	Fulida Group Holdings Ltd	Neucel Specialty Cellulose Ltd.
September 2010	The Gores Group, LLC	Cosmo Specialty Fibers, Inc.

Nonwoven Material Company Transactions
March 2013	P.H. Glatfelter Company	Dresden Papier GmbH
September 2012	Ethemba Capital Limited	Avgol Nonwoven Industries
December 2011	Petropar SA	Fiberweb Holdings Limited – Hygiene Subsidiaries

Ann. Date	Acquiror	Target
October 2011	Suominen Corporation	Ahlstrom Corporation – Nonwoven Segment
January 2011	Blackstone Capital Partners V L.P.	Polymer Group, Inc.
February 2010	P.H. Glatfelter Company	Concert Industries Corp.
April 2008	First Quality Enterprises, Inc.	Covidien Ltd. – Retail Products Segment

Barclays calculated and compared various financial multiples and ratios of Buckeye and the target company in each of the selected precedent transactions listed above. As part of its selected precedent transactions analysis, Barclays calculated, among other things, with respect to the specialty fiber company transactions, the ratio of the purchase price to the target company’s metric tons of production capacity of dissolving pulp, or Price/Metric Ton, and, with respect to the nonwoven material company transactions, the ratio of the target company’s enterprise value to its last twelve months, or LTM, EBITDA, or EV/LTM EBITDA, as of the announcement date of such transaction. The results of this selected comparable company analysis are summarized below:

Metric	Low	Median	Mean	High
Specialty Fiber Transactions – Price/Metric Ton	$1,143	$1,619	$1,516	$1,786
Nonwoven Material Transactions – EV/LTM EBITDA	3.8x	5.7x	5.9x	7.2x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Buckeye and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Offer Price of $37.50 per share of Common Stock in the Offer and the Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Offer and the Merger which would affect the acquisition values of the selected target companies and Buckeye.

Based upon these judgments, Barclays selected a range of $1,500 to $2,000 Price/ Metric Ton for Buckeye’s specialty fibers segment and 5.5x to 6.5x LTM Adjusted EBITDA for Buckeye’s nonwoven materials segment. Barclays applied such ranges to Buckeye’s metric tons of production capacity and LTM Adjusted EBITDA (as of December 31, 2012), respectively, to calculate a range of implied prices per share of Buckeye. The selected precedent transaction analysis yielded an implied valuation range for Common Stock of $25.00 to $32.75 per share (per share values were rounded to the nearest $0.25 increment), compared to the consideration of $37.50 per share of Common Stock. Barclays also noted that this range of estimated values resulted in an implied blended multiple range of 4.9x to 6.4x LTM Adjusted EBITDA as of December 31, 2012.

Discounted Cash Flow Analysis

In order to estimate the present value of Common Stock, Barclays performed a discounted cash flow analysis of Buckeye. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Buckeye using the discounted cash flow method, Barclays added (i) Buckeye’s projected after-tax unlevered free cash flows for fiscal years 2014 through 2018 (based on Buckeye management projections for fiscal years 2014 and 2015 and high level forecasts, extrapolations and assumptions for fiscal years 2016 through 2018 provided by Buckeye management and reviewed by Barclays with Buckeye management) to (ii) the “terminal value” of Buckeye as of June 30, 2018, and discounted such amount to its present value using a range of selected discount rates. The residual value of Buckeye at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on Buckeye’s LTM Adjusted EBITDA of 5.25x to 6.25x, which was derived by analyzing the results from the selected comparable company analysis and applying such range to Buckeye’s LTM Adjusted EBITDA (as of June 30, 2018). The range of after-tax discount rates of 10% to 12% was selected based on an analysis of the weighted average cost of capital of Buckeye and the comparable companies.

Combining the total present value of the estimated unlevered free cash flows and the present value of the terminal values resulted in a range of implied enterprise values for Buckeye. Barclays then deducted projected outstanding debt and added projected outstanding cash and equivalents as of June 30, 2013 to determine a range of implied equity values of Buckeye as of that date, which Barclays discounted to present value as of March 31, 2013 using the same range of discount rates summarized above. The discounted cash flow analysis yielded an implied valuation range for Common Stock of $33.25 to $40.50 per share (per share values were rounded to the nearest $0.25 increment), compared to the consideration of $37.50 per share of Common Stock.

In rendering its opinion, Barclays also performed certain other analyses, as set forth below, which were solely for informational purposes and were not part of its fairness determination.

Leveraged Acquisition Analysis

Barclays performed a leveraged acquisition analysis in order to ascertain a price for Common Stock which might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure based upon current market conditions. This analysis assumed: (i) a debt capital structure of Buckeye comprised of total leverage of funded debt to LTM Adjusted EBITDA as of June 30, 2013 of approximately 4.0x, (ii) an equity investment that would achieve a rate of return of approximately 20% to 30% over five years, and (iii) a projected Adjusted EBITDA multiple of 5.25x to 6.25x LTM Adjusted EBITDA as of June 30, 2018. Based upon these assumptions, Barclays calculated a range of implied enterprise values for Buckeye. Barclays then deducted projected outstanding debt and added projected outstanding cash and equivalents as of June 30, 2013 to determine a range of implied equity values of Buckeye as of that date. The leveraged acquisition analysis yielded an implied valuation range for Common Stock of $27.50 to $34.75 (per share values were rounded to the nearest $0.25 increment), compared to the consideration of $37.50 per share of Common Stock.

Transaction Premium Analysis

In order to assess the premium offered to the stockholders of Buckeye in the Offer and the Merger relative to the premiums offered to stockholders in other transactions, Barclays reviewed the premium paid in selected cash consideration transactions of companies valued between $500 million and $2 billion from January 1, 2008 to April 22, 2013. For each calendar year, Barclays calculated the median percentage premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s closing share price as of one trading day prior to announcement. The results of this transaction premium analysis are summarized below:

	Median Premiums Paid in Cash Consideration Transactions Valued Between $500 million and $2 billion (2008-2013)
	2008	2009	2010	2011	2012*	2013*	Overall Median
Median Premium	35.9%	33.6%	29.3%	27.6%	28.6%	30.2%	29.5%
Number of Transactions	18	15	37	30	37	9	146

*	Includes completed and pending transactions as of April 22, 2013.

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Buckeye and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the Offer and the Merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the Offer and the Merger which would affect the acquisition values of the target companies and Buckeye. Based upon these judgments, Barclays selected a range of 20% to 35% to the closing price of Common Stock on April 22, 2013 to calculate a range of implied prices per share of Buckeye. The transaction premium analysis yielded an implied valuation range for Common Stock of $34.75 to $39.25 per share (per share values were rounded to the nearest $0.25 increment), compared to the consideration of $37.50 per share of Common Stock.

Analyst Price Targets

Barclays reviewed the public market trading price targets for Common Stock published by six securities research analysts as of April 22, 2013. These targets reflected each analyst’s estimate of the future public market trading price for Common Stock. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for the shares and these estimates are subject to uncertainties, including future financial performance of Buckeye and future financial market conditions. The securities research analyst price targets for Common Stock ranged from $29.00 to $40.00 and the average price target was $35.00, compared to the consideration of $37.50 per share of Common Stock.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Board selected Barclays because of its familiarity with Buckeye and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the Offer and the Merger.

Barclays is acting as financial advisor to Buckeye in connection with the Offer and the Merger. As compensation for its services in connection with the Offer and the Merger, Buckeye paid Barclays a fee of $1.5 million upon the delivery of Barclays’ opinion. Additional compensation estimated as of the date of Barclays’ opinion letter to be approximately $12 million will be payable on the earlier to occur of the completion of the Offer and the completion of the Merger. In addition, Buckeye has agreed to reimburse Barclays for expenses incurred in connection with the Offer and the Merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Buckeye, including the rendering of Barclays’ opinion. Barclays is currently performing, and may in the future perform, various investment banking and financial services for Buckeye for which Barclays may receive customary fees. During the past two years, Barclays has not received any fees from Buckeye other than in connection with the Offer and the Merger. Barclays has advised Buckeye that Barclays has also performed various investment banking and financial services for Georgia-Pacific and certain of its affiliates in the past, for which Barclays has, during the period from January 1, 2011 through March 31, 2013, received aggregate fees of approximately $735,000 from Georgia-Pacific and its subsidiaries and approximately $5.2 million from other affiliates of Georgia-Pacific, and expects to perform such services for Georgia-Pacific and certain of its affiliates in the future, for which Barclays expects to receive customary fees. Specifically, in the past two years, (a) Barclays has executed various hedging, foreign exchange, derivative and other securities and cash management transactions for Georgia-Pacific and its affiliates and (b) an affiliate of Barclays participated in a $3.5 billion credit agreement with Georgia-Pacific pursuant to which, as of the date of Barclay’s opinion letter, Barclays served as a lender in Georgia-Pacific’s revolving credit facility.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Buckeye and Georgia-Pacific and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Projections

Buckeye does not as a matter of course make public forecasts or projections as to its future financial performance. However, before entering into the Merger Agreement, Buckeye provided to representatives of Georgia-Pacific and the Purchaser certain non-public forward-looking information concerning Buckeye’s anticipated operating performance for fiscal years ending June 30, 2013, 2014 and 2015 detailed in the following table. Buckeye also provided these projections to Barclays for its use in connection with the rendering of its opinion to the Board and performing its related financial analysis. The following projections for the fiscal years ending June 30, 2013, 2014 and 2015 are management’s projections for such years, as reviewed from time to time with the Board.

($ in millions)	Fiscal Year Ending June 30,
	2013	2014	2015
Sales	$810.0	$858.4	$899.5
Gross Profit	190.2	223.1	242.4
Adj. EBIT(1)	137.8	171.0	189.1
Adj. EBITDA(2)	189.8	226.4	246.6
Adj. Net Income(3)	90.2	112.8	124.8
Free Cash Flow(4)	53.1	116.6	115.6

(1)	Earnings before interest and taxes (adjusted for non-recurring charges).
(2)	Earnings before interest, taxes, depreciation and amortization (adjusted for non-recurring charges).
(3)	Net income adjusted for fuel tax credits and other non-recurring charges.
(4)	Net cash provided by operating activities less net cash used in investing activities (excluding purchases of short-term investments).

The following projections for fiscal years ending June 30, 2016, 2017 and 2018 are based on high-level forecasts, extrapolations and assumptions provided by management and reviewed by Barclays with management. These projections were prepared solely for use in connection with Barclays’ discounted cash flow analysis of Buckeye.

($ in millions)	Fiscal Year Ending June 30,
	2016	2017	2018
Sales	$927	$950	$968
Gross Profit	265	284	298
Adj. EBIT(1)	211	228	241
Adj. EBITDA(2)	267	284	297
Unlevered Free Cash Flow(3)	128	123	129

(1)	Earnings before interest and taxes (adjusted for non-recurring charges).
(2)	Earnings before interest, taxes, depreciation and amortization (adjusted for non-recurring charges).
(3)	Adjusted EBIT less taxes on Adjusted EBIT plus depreciation and amortization less net capital expenditures less change in net working capital.

Buckeye did not prepare the projections with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or “GAAP,” and Buckeye’s independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. Buckeye’s internal financial forecasts (upon which the projections provided to Georgia-Pacific, the Purchaser and Barclays were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. The projections may differ from publicized analyst estimates and forecasts and do not take into account any events of circumstances accuracy after the date then were prepared, including the announcement of the Merger.

The projections also reflect numerous assumptions made by the management of Buckeye, including assumptions with respect to industry performance, the market for Buckeye’s existing and new products and services, Buckeye’s ability to successfully negotiate acquisitions, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Buckeye’s control. These projections do not give effect to the Merger, or any alterations that Buckeye’s management or board of directors may make to Buckeye’s operations or strategy after the completion of the Merger. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to risks and uncertainties described in reports filed by Buckeye with the SEC under the Exchange Act, including without limitation under the heading “Risk Factors” in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

All projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Report on Form 10-Q for the quarters ended September 30, 2012, December 31, 2012 and March 31, 2013. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in Buckeye’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Report on Form 10-Q for the quarters ended September 30, 2012, December 31, 2012 and March 31, 2013 are not applicable to any forward looking statements made in connection with the Merger.

The inclusion of the projections in this proxy statement should not be regarded as an indication that any of Georgia-Pacific, the Purchaser, Buckeye, Barclays or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Georgia-Pacific, the Purchaser, Buckeye, Barclays or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Buckeye compared to the information contained in the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Stockholders are cautioned not to place undue reliance on the projections included in this proxy statement.

Financing of the Merger

Georgia-Pacific and Purchaser estimate that the total funds required to complete the Merger will be approximately $1.5 billion plus any related transaction fees and expenses. Purchaser has arranged for sufficient funds, including the receipt of funds from Georgia-Pacific, to provide funding for the Merger. Georgia-Pacific intends to fund the purchase price out of a combination of cash and cash equivalents on hand and net proceeds from the sale of commercial paper issued under Georgia-Pacific’s commercial paper program.

Closing and Effective Time of Merger

If the Merger is approved at the Special Meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Georgia-Pacific may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than shares owned by Buckeye or by Georgia-Pacific, Purchaser, or any of their respective subsidiaries and other than shares owned by stockholders that are entitled to and properly exercise appraisal rights under Delaware law) will be converted into and become the right to receive the Merger Consideration.

Prior to the Effective Time, Purchaser shall deposit, or cause to be deposited with the paying agent, an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day thereafter, Purchaser shall instruct the paying agent to mail to each registered holder of a certificate (“Certificate”) or book-entry shares (“Book-Entry Shares”) which, immediately prior to the Effective Time, represented Buckeye common stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the paying agent, and which shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Buckeye and Purchaser may reasonably agree prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per Share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your Shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your Shares is not registered in the transfer records of American Stock Transfer & Trust Company, LLC or Buckeye, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by Buckeye to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain executive officers and directors of Buckeye may be deemed to have interests in the Transaction that may be different from, or in addition to, those of Buckeye’s stockholders generally. In considering the recommendations of the Board, including that you vote to adopt the Merger Agreement, you should be aware of these interests. In reaching its decision to make such recommendations and to approve the Merger Agreement and the Transaction, the Board was aware of these interests and considered them, along with other matters described in “—Recommendation of the Board; Reasons for Recommendation.” As described in more detail below, these interests include:

•

the cancelation of vested and unvested Company Options outstanding immediately prior to the Effective Time and the conversion of such Company Options into the right to receive a cash payment pursuant to the terms of the Merger Agreement;

•	the accelerated vesting of the Restricted Shares and the cancelation of such Restricted Shares in exchange for a cash payment equal to the Merger Consideration for each Restricted Share;

•	the receipt of certain payments and benefits under change in control agreements upon certain types of terminations of employment following the Effective Time; and

•

the entitlement to the indemnification and exculpation benefits in favor of directors and officers of Buckeye described in more detail in “—Indemnification and Exculpation of Directors and Officers” below.

Cash Consideration Payable for Shares in the Merger

The directors and executive officers of Buckeye will receive the same cash consideration on the same terms and conditions as the other stockholders of Buckeye. The table below sets forth the beneficial ownership of Buckeye’s directors and executive officers as of May 1, 2013, and the amount each would receive, subject to any withholding required by applicable tax laws, upon consummation of the Merger.

Executive Officer/Director	Number of shares of Common Stock Owned	Value of Shares of Common Stock
Shannon A. Brown	0	$0.00
George W. Bryan	29,229	$1,096,087.50
R. Howard Cannon	273,859	$10,269,712.50
Red Cavaney	43,399	$1,627,462.50
David B. Ferraro	153,407	$5,752,762.50
Katherine Buckman Gibson	17,510	$656,625.00
Lewis E. Holland	41,729	$1,564,837.50
Virginia B. Wetherell	13,279	$497,962.50
John B. Crowe	205,669	$7,712,587.50
Steven G. Dean	36,191	$1,357,162.50
Douglas L. Dowdell	28,774	$1,079,025.00
Charles S. Aiken	37,484	$1,405,650.00
Sheila Jordan Cunningham	34,452	$1,291,950.00
Paul N. Horne	15,316	$574,350.00
Marko M. Rajamaa	26,635	$998,812.50
Terrence M. Reed	6,792	$254,700.00

Pursuant to the Merger Agreement, immediately prior to the Effective Time, each unexpired and unexercised option to purchase shares of Common Stock (each, a “Company Option”), under any stock option or other equity or equity-based plan of Buckeye, including the Amended and Restated 1995 Management Stock Option Plan, the Second Amended and Restated 1995 Incentive and Nonqualified Stock Option Plan for Management Employees, the Restricted Stock Plan, the Omnibus Plan and the Amended and Restated Formula Plan for Non-Employee Directors or any other plan, agreement or arrangement (the “Company Equity Plans”), whether or not then exercisable or vested, will be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the product of (i) the total number of shares of Common Stock subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the per share Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable, the “Option Payments”).

The Surviving Corporation will, prior to the next applicable payroll payment date following the closing of the Merger (but no later than fifteen (15) days following the closing of the Merger), make the applicable Option Payments by a payroll payment through Buckeye’s or Purchaser’s payroll provider and subject to withholding, if any, to each holder of Company Options. The table below sets forth the Company Options of Buckeye’s directors and executive officers as of May 1, 2013, and the amount of the Option Payments each will receive, subject to any withholding required by applicable tax laws.

Executive Officer/Director	Number of Company Options	Total Value of Company Options
Shannon A. Brown	0	$0.00
George W. Bryan	10,000	$269,400.00
R. Howard Cannon	10,000	$299,300.00
Red Cavaney	20,000	$568,700.00
David B. Ferraro	0	$0.00
Kathy Buckman Gibson	10,000	$269,400.00
Lewis E. Holland	0	$0.00
Virginia B. Wetherell	0	$0.00
John B. Crowe	114,303	$2,397,150.89
Steven G. Dean	53,279	$1,400,913.07
Douglas L. Dowdell	10,995	$147,404.65
Charles S. Aiken	17,769	$391,750.09
Sheila Jordan Cunningham	65,735	$1,751,732.18
Paul N. Horne	10,489	$154,928.59
Marko M. Rajamaa	26,374	$680,848.99
Terrence M. Reed	6,818	$119,059.98

Pursuant to the Merger Agreement, immediately prior to the Effective Time, each holder of an unvested share of Common Stock subject to forfeiture restrictions, repurchase rights or other restrictions under any Company Equity Plan (each, a “Restricted Share”) will vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Share will lapse immediately prior to the Effective Time and such Restricted Share will be converted into the right to receive the per Share Merger Consideration, without interest, subject to any withholding of taxes required by applicable law. The table below sets forth the Restricted Shares held by Buckeye’s directors and executive officers as of May 1, 2013, and the amount each will be entitled to receive pursuant to the Merger Agreement for such Restricted Shares.

Executive Officer/Director	Number of Restricted Shares	Merger Consideration for Restricted Shares
Shannon A. Brown	3,290	$123,375.00
George W. Bryan	3,589	$134,587.50
R. Howard Cannon	3,589	$134,587.50
Red Cavaney	3,589	$134,587.50
David B. Ferraro	3,589	$134,587.50
Katherine Buckman Gibson	3,589	$134,587.50
Lewis E. Holland	3,589	$134,587.50
Virginia B. Wetherell	3,589	$134,587.50
John B. Crowe	199,815	$7,493,062.50
Steven G. Dean	32,674	$1,225,275.00
Douglas L. Dowdell	38,818	$1,455,675.00

Executive Officer/Director	Number of Restricted Shares	Merger Consideration for Restricted Shares
Charles S. Aiken	44,384	$1,664,400.00
Sheila Jordan Cunningham	35,996	$1,349,850.00
Paul N. Horne	49,206	$1,845,225.00
Marko M. Rajamaa	26,435	$991,312.50
Terrence M. Reed	15,726	$589,725.00

Merger-Related Compensation Payments

On August 2, 2011, the Board authorized the compensation committee to enter into amended and restated change in control agreements (the “Change in Control Agreements”) with the chief executive officer, chief operating officer or any senior vice president of the company. These are “double trigger” agreements pursuant to which such executive officer or senior vice president will be paid a lump sum payment if there is (1) a change in control of Buckeye and (2) a termination of the executive officer’s employment, either by Buckeye without “cause” or by the executive with “good reason” within two years following the change in control (as such terms are defined in the Change in Control Agreements, as summarized below). If both a change of control and such a termination occurs, then, pursuant to the Change in Control Agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Payments and Benefits

For our Chief Executive Officer, the severance payment is equal to three times the sum of the executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for two years following the executive’s termination.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of our voting securities, which would include the acquisition of Common Stock contemplated by the Offer;

•

a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction, which would include the Merger;

•	a substantial asset sale or our liquidation or dissolution; or

•	a change in a majority of the members of our Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to us; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of our property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•

a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer; or

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed.

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with us or thereafter, divulge our confidential information except as required by law or to enforce any rights he or she may have against us.

If a change of control occurs and an executive officer is terminated or resigns, then for one year the executive may not:

•	solicit our customers or prospective customers;

•	solicit our employees;

•	establish a business that competes with us;

•	work for a business that competes with us;

•	invest in business that competes with us; or

•	interfere with our customer or supplier relationships.

The following table shows the estimated maximum potential amounts of all payments to the named executive officers and senior vice presidents pursuant to the Change in Control Agreements assuming both the change of control and, where applicable, a termination of employment occurred on June 30, 2013. In order to avoid excise tax payments under Section 4999 of the Code, each of the named executive officers and senior vice presidents will waive up to the amount shown in the table below or such lesser amount as required to avoid excise taxes, unless the executive would receive a greater after-tax amount if such amounts were not waived and excise taxes were paid.

	Cash
John B. Crowe, Chief Executive Officer	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$8,229,161	(1)	—		$8,229,161
Termination by Buckeye without Cause	$2,317,500	(2)	$2,085,750	(3)	$48,774	(4)	$8,229,161	(1)	$(2,070,036	)(5)	$10,611,149
Termination by Buckeye with Cause	—		—		—		$8,229,161	(1)	—		$8,229,161
Termination for Good Reason by Executive	$2,317,500	(2)	$2,085,750	(3)	$48,774	(4)	$8,229,161	(1)	$(2,070,036	)(5)	$10,611,149
Termination without Good Reason by Executive	—		—		—		$8,229,161	(1)	—		$8,229,161

	Cash
Steven G. Dean, Executive Vice President and Chief Financial Officer	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,378,610	(1)	—		$1,378,610
Termination by Buckeye without Cause	$780,000	(2)	$526,500	(3)	$45,482	(4)	$1,378,610	(1)	$(458,247	)(5)	$2,272,345
Termination by Buckeye with Cause	—		—		—		$1,378,610	(1)	—		$1,378,610
Termination for Good Reason by Executive	$780,000	(2)	$526,500	(3)	$45,482	(4)	$1,378,610	(1)	$(458,247	)(5)	$2,272,345
Termination without Good Reason by Executive	—		—		—		$1,378,610	(1)	—		$1,378,610

	Cash
Douglas L. Dowdell Executive Vice President, Specialty Fibers	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,592,355	(1)	—		$1,592,355
Termination by Buckeye without Cause	$750,000	(2)	$506,250	(3)	$45,482	(4)	$1,592,355	(1)	$(422,746	)(5)	$2,471,341
Termination by Buckeye with Cause	—		—		—		$1,592,355	(1)	—		$1,592,355
Termination for Good Reason by Executive	$750,000	(2)	$506,250	(3)	$45,482	(4)	$1,592,355	(1)	$(422,746	)(5)	$2,471,341
Termination without Good Reason by Executive	—		—		—		$1,592,355	(1)	—		$1,592,355

	Cash
Charles S. Aiken Senior Vice President, Energy and Sustainability	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,797,615	(1)	—		$1,797,615
Termination by Buckeye without Cause	$700,000	(2)	$367,500	(3)	$45,482	(4)	$1,797,615	(1)	$(426,104	)(5)	$2,484,493
Termination by Buckeye with Cause	—		—		—		$1,797,615	(1)	—		$1,797,615
Termination for Good Reason by Executive	$700,000	(2)	$367,500	(3)	$45,482	(4)	$1,797,615	(1)	$(426,104	)(5)	$2,484,493
Termination without Good Reason by Executive	—		—		—		$1,797,615	(1)	—		$1,797,615

	Cash
Sheila Jordan Cunningham Senior Vice President, General Counsel and Secretary	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,476,641	(1)	—		$1,476,641
Termination by Buckeye without Cause	$720,000	(2)	$378,000	(3)	$45,482	(4)	$1,476,641	(1)	$(241,932	)(5)	$2,378,191
Termination by Buckeye with Cause	—		—		—		$1,476,641	(1)	—		$1,476,641
Termination for Good Reason by Executive	$720,000	(2)	$378,000	(3)	$45,482	(4)	$1,476,641	(1)	$(241,932	)(5)	$2,378,191
Termination without Good Reason by Executive	—		—		—		$1,476,641	(1)	—		$1,476,641

	Cash
Paul N. Horne Senior Vice President, Product and Market Development	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,988,593	(1)	—		$1,988,593
Termination by Buckeye without Cause	$750,000	(2)	$393,750	(3)	$45,482	(4)	$1,988,593	(1)	$(522,354	)(5)	$2,655,472
Termination by Buckeye with Cause	—		—		—		$1,988,593	(1)	—		$1,988,593
Termination for Good Reason by Executive	$750,000	(2)	$393,750	(3)	$45,482	(4)	$1,988,593	(1)	$(522,354	)(5)	$2,655,472
Termination without Good Reason by Executive	—		—		—		$1,988,593	(1)	—		$1,988,593

	Cash
Marko M. Rajamaa Senior Vice President, Nonwovens	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,107,535	(1)	—		$1,107,535
Termination by Buckeye without Cause	$650,000	(2)	$341,250	(3)	$45,482	(4)	$1,107,535	(1)	$(48,874	)(5)	$2,095,395
Termination by Buckeye with Cause	—		—		—		$1,107,535	(1)	—		$1,107,535
Termination for Good Reason by Executive	$650,000	(2)	$341,250	(3)	$45,482	(4)	$1,107,535	(1)	$(48,874	)(5)	$2,095,395
Termination without Good Reason by Executive	—		—		—		$1,107,535	(1)	—		$1,107,535

	Cash
Terrence M. Reed Senior Vice President, Human Resources	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$645,347	(1)	—		$645,347
Termination by Buckeye without Cause	$550,000	(2)	$330,000	(3)	$45,482	(4)	$645,347	(1)	$(256,848	)(5)	$1,313,981
Termination by Buckeye with Cause	—		—		—		$645,347	(1)	—		$645,347
Termination for Good Reason by Executive	$550,000	(2)	$330,000	(3)	$45,482	(4)	$645,347	(1)	$(256,848	)(5)	$1,313,981
Termination without Good Reason by Executive	—		—		—		$645,347	(1)	—		$645,347

(1)	Represents the sum of (1) the product of (a) the difference between the per share strike price of unvested options that would become vested in connection with a change in control and $37.50 and (b) the number of such unvested options, and (2) the product of the number of unvested restricted shares that would become vested in connection with a change in control multiplied by $37.50.
(2)	Represents the executive officer’s highest annual base salary received during the three years preceding May 1, 2013 multiplied by the applicable multiplier under the change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).

(3)	Represents the executive officer’s target bonus for the year ended June 30, 2013 multiplied by the applicable multiplier under the change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).
(4)	The value of medical benefits is estimated based on the annual premium each executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).
(5)	Messrs. Crowe, Dean, Dowdell, Aiken, Horne, Rajamaa, Reed and Ms. Cunningham’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount that the executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable without the imposition of the excise tax. In respect of a termination occurring as of June 30, 2013 following a change in control, Messrs. Crowe, Dean, Dowdell, Aiken, Horne, Rajamaa, Reed and Ms. Cunningham do not receive a greater after-tax benefit without such reduction; accordingly their cash severance benefit would be reduced by the amount set forth in the table above. If instead, no cut-back had applied, Messrs. Crowe, Dean, Dowdell, Aiken, Horne, Rajamaa, Reed and Ms. Cunningham would have received total pre-tax payments of: Mr. Crowe, $12,681,185; Mr. Dean, $2,730,592; Mr. Dowdell, $2,894,087; Mr. Aiken, $2,910,597; Ms. Cunningham, $2,620,123; Mr. Horne, $3,177,826; Mr. Rajamaa, $2,144,267; and Mr. Reed, $1,570,829.

This summary of the Change in Control Agreements does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreements, the forms of which are filed as exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on September 19, 2011.

Other Arrangements

Kristopher J. Matula was a former director, President and Chief Operating Officer of Buckeye and was a named executive officer in Buckeye’s most recent proxy statement with respect to the 2012 annual meeting of Buckeye’s stockholders. Mr. Matula resigned from the Board and from his officer positions with Buckeye on August 7, 2012 and ceased to be an employee of Buckeye on August 31, 2012. In connection therewith, Mr. Matula received the following: (i) a lump sum payment of $970,000, (ii) full and immediate vesting of all time-vested restricted stock awarded to him under Buckeye’s Amended and Restated 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”), (iii) full and immediate vesting of all options granted to him under the 2007 Omnibus Plan, (iv) an extension of the exercise period on each of Mr. Matula’s vested options, including those which become vested pursuant to his separation agreement, until the earlier of (x) August 31, 2014 or (y) the original expiration date of such option, and (v) retention of the performance share awards, which were made to him in July 2010 and July 2011, and, if and to the extent Buckeye achieves its performance targets over the remaining performance period or upon an earlier change in control of Buckeye in connection with the Merger or otherwise, Mr. Matula will vest and receive a pro-rated portion of such earned performance shares equal to the number of days in the relevant performance period during which he was an employee of Buckeye divided by 1096 (such distribution, if any, to be made at the same time as distributions are made to other grantees of performance shares).

The following table shows amounts due to Mr. Matula upon a change in control in connection with the Merger.

	Cash
Kristopher J. Matula, President and Chief Operating Officer (6)	Scheduled Severance ($)	Bonus Severance ($)	Perquisites/ Benefits ($)	Equity ($)		Other ($)	Total ($)
After a Change in Control
Payment on Change in Control	—	—	—	$528,562	(1)	—	$528,562

(1)	Represents the acceleration of 14,095 performance shares issued under our Amended and Restated 2007 Omnibus Incentive Compensation Plan upon a change in control.

Director Compensation

The table below sets forth the compensation of non-management directors in fiscal year 2012:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($) (4)	Total ($)
George W. Bryan (5)	$62,000	$50,000	—	$1,341	$113,341
R. Howard Cannon (6)	$68,130	$50,000	—	$1,341	$119,471
Red Cavaney (7)	$66,500	$50,000	—	$1,341	$117,841
David B. Ferraro	$40,000	$50,000	—	$1,341	$91,341
Katherine Buckman Gibson (8)	$61,500	$50,000	—	$1,341	$112,841
Lewis E. Holland (9)	$70,500	$50,000	—	$1,341	$121,841
Virginia B. Wetherell (10)	$60,370	$50,000	—	$1,341	$111,711

(1)	Shannon A. Brown was not a director during fiscal year 2012.
(2)	See “Discussion of Director Compensation—Board Fees” for the fee schedule according to which Directors are paid.
(3)	Amounts in the Stock Awards column reflect restricted stock awards granted in 2012. The amounts are based on the grant date fair value of the awards.
(4)	Amounts in the All Other Compensation column reflect dividends paid on unvested restricted stock.
(5)	Mr. Bryan earned $8,500 as a member of the Compensation Committee and $13,500 as member and chair of the Nominating and Corporate Governance Committee.
(6)	Mr. Cannon earned $12,000 as a member of the Audit Committee, $9,500 as a member of the Nominating and Corporate Governance Committee and $6,630 as Presiding Director.
(7)	Mr. Cavaney earned $12,000 as a member of the Audit Committee and $14,500 as a member and chair of the Compensation Committee.
(8)	Ms. Buckman Gibson earned $12,000 as a member of the Audit Committee and $9,500 as a member of the Nominating and Corporate Governance Committee.
(9)	Mr. Holland earned $22,000 as a member and chair of the Audit Committee and $8,500 as a member of the Compensation Committee.
(10)	Ms. Wetherell earned $7,500 as a member of the Compensation Committee, $9,500 as a member of the Nominating and Corporate Governance Committee and $3,370 as Presiding Director.

Other Benefits

Our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Indemnification of Directors and Officers

As permitted under Section 145 of the DGCL, Buckeye has included in its second amended and restated certificate of incorporation (as amended, the “Charter”) a provision to eliminate the personal liability of its directors for monetary damages arising from a breach of fiduciary duty owed to Buckeye or its stockholders to the fullest extent permissible under the DGCL. In addition, the second amended and restated by-laws of Buckeye (the “By-laws”) provide that Buckeye is required to indemnify its directors and officers to the fullest extent not prohibited by the DGCL. Buckeye may also be required to advance fees and expenses to any person who was or is a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, arising from his or her services as a director or other officer of Buckeye.

Pursuant to authorization by the Board, Buckeye has entered into indemnification agreements (“Indemnification Agreements”) with each of its directors under which each director (and in certain situations, a director’s spouse) has a contractual right (i) to indemnification to the fullest extent permitted by applicable law for losses suffered or expenses incurred in connection with any threatened, pending or completed litigation or other proceeding relating to that person’s service as a director of Buckeye, (ii) subject to certain limitations and procedural requirements, to the advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to certain procedural and other protections effective upon a change in control of Buckeye, including the creation of a trust to secure Buckeye’s indemnification obligations, and (iv) to coverage under Buckeye’s directors’ and officers’ insurance policies, to the extent that Buckeye maintains such insurance policies and they are reasonably available, with comparable levels of coverage as the policies in effect as of the date of the Indemnification Agreements.

This summary of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreements, the form of which is filed as exhibits [(e)(3)] hereto, and are incorporated herein by reference.

Pursuant to the Merger Agreement, for a period of six years from and after the Effective Time, Georgia-Pacific and the Surviving Corporation have agreed to indemnify and hold harmless the past and present directors and officers of Buckeye and Buckeye’s subsidiaries (collectively, the “Covered Persons”) as provided by the terms of the Charter, the By-laws and any indemnification agreements in existence on the date of the Merger Agreement, in each case, arising out of acts or omissions in their capacity as directors or officers of Buckeye or any subsidiary of Buckeye occurring at or prior to the Effective Time to the fullest extent permissible under the DGCL. In addition, the Merger Agreement provides that, for a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Charter and By-laws, and that any indemnification agreements in existence on the date of the Merger Agreement with any directors or officers of Buckeye will continue in full force and effect in accordance with their terms following the Effective Time.

The Merger Agreement further provides that, for a period of six years from and after the Effective Time, the Surviving Corporation will maintain (and Georgia-Pacific or its assignee will cause it to maintain) for the benefit of Buckeye’s directors and officers, as of the date of the Merger Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to and, in any event, not less favorable in the aggregate and with coverage amounts not less favorable than Buckeye’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Surviving Corporation, however, will not be required to pay an annual premium for coverage in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement.

All rights to indemnification and exculpation from liabilities for prior acts or omissions (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the transactions contemplated thereby) in favor of the past and present directors or officers of Buckeye or its subsidiaries as provided in Buckeye’s certificate of incorporation, bylaws or any indemnification agreements (as in effect on April 23, 2013) will be assumed by the surviving corporation in the Merger and will survive the Merger and continue in full force and effect in accordance with their terms.

For a period of six years after the completion of the Merger, Georgia-Pacific and the surviving corporation are required to indemnify and hold harmless all past and present directors or officers of Buckeye its subsidiaries, whom we refer to as “indemnified persons,” as provided by the terms of Buckeye’s existing certificate of incorporation, bylaws and indemnification agreements, arising out of such indemnified person’s acts or omissions in their capacity as a director or officer of Buckeye or its subsidiaries occurring at or prior to the completion of the Merger (including acts or omissions occurring in connection with the adoption and approval of the Merger Agreement and the completion of the transactions contemplated thereby), to the full extent permissible under the applicable provisions of the DGCL.

Georgia-Pacific and the surviving corporation are also required to advance expenses (including reasonable legal fees) incurred in the defense of any such claim, action, suit, proceeding or investigation in accordance with the procedures set forth in Buckeye’s existing certificate of incorporation, bylaws or indemnification agreements; provided, that any indemnified person to whom expenses are advanced must, prior to such advancement, undertake to repay such advanced expenses if a court ultimately determines in a final nonappealable judgment that such indemnified person is not entitled to indemnification.

For a period of six years after the completion of the Merger, the certificate of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified persons for periods at or prior to the completion of the Merger than are currently set forth in Buckeye’s certificate of incorporation and bylaws. Existing indemnification agreements will continue in full force and effect.

For six years after the completion of the Merger, subject to certain limitations, the surviving corporation is required to maintain (and Georgia-Pacific will cause it to maintain) for the benefit of Buckeye’s directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the completion of the Merger that is substantially equivalent to, and no less favorable in the aggregate and with coverage amounts not less favorable than, Buckeye’s existing policy. The surviving corporation may satisfy this obligation by obtaining prepaid insurance policies that provide coverage for an aggregate of at least six years.

Employee Matters

The Merger Agreement provides that, from the Effective Time until the second anniversary of the Effective Time, subject to the terms of any applicable collective bargaining agreement or employment agreement, Georgia-Pacific shall, or shall cause its subsidiaries to, provide to each person who is employed by Buckeye or any subsidiary of Buckeye immediately prior to the Effective Time who continues in the employment of Georgia-Pacific, the Surviving Corporation or any of their respective subsidiaries on or after the Effective Time (each, a “Continuing Employee”) compensation and benefits (including severance benefits) that are substantially equivalent in the aggregate to the compensation and benefits provided to similarly situated employees of Georgia-Pacific and its subsidiaries (other than Buckeye and its subsidiaries). Georgia-Pacific shall, or shall cause its subsidiaries to, provide to each Continuing Employee, to the extent not previously provided to such Continuing Employee by Buckeye or its subsidiaries (except to the extent that such bonus had not been properly accrued in Buckeye’s financial statements for periods prior to the date hereof (subject to adjustments in the ordinary course consistent with past practice)), (i) the amount of the bonus earned and accrued for the period ending June 30, 2013, in accordance with Buckeye’s “All Employee Bonus” and “At-Risk Compensation” programs, in effect for such Continuing Employee immediately prior to the Effective Time, such bonus shall be payable at the time it would otherwise be payable pursuant to such bonus plan, and (ii) in the event the Effective Time occurs after June 30, 2013, the amount of the quarterly bonus earned and accrued for the applicable three-month period in which the Effective Time occurs, in accordance with Buckeye’s quarterly bonus program to be established in the ordinary course of business consistent with Buckeye’s current annual bonus program pursuant to its “All Employee Bonus” and “At-Risk Compensation” programs, except that the bonus amounts and performance targets shall be determined on a quarterly basis rather than an annual basis, in each case, unless such Continuing Employee’s employment is terminated prior to such time by the Surviving Corporation, Company Subsidiary or affiliate thereof, as applicable, without misconduct of the Continuing Employee or other similar cause, as determined by Georgia-Pacific or any of its subsidiaries in good faith in its reasonable discretion, in which case such bonus will be payable at the time of such termination and shall be prorated to the date of such termination.

In addition, Georgia-Pacific shall, or shall cause its subsidiaries to, provide to each Continuing Employee base salary (or rate of pay) that is not less than such Continuing Employee’s base salary (or rate of pay) immediately prior to the Effective Time for nine (9) months following the Effective Time in the event such Continuing Employee’s duties, responsibilities and authorities are the same as such Continuing Employee possessed immediately prior to the Effective Time.

Potential for Future Arrangements

To the best knowledge of Buckeye, except for certain agreements described in this proxy statement between Buckeye and its executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Buckeye, on the one hand, and Georgia-Pacific, Purchaser, or Buckeye, on the other hand, existed as of the date of this proxy statement, and the Merger is not conditioned upon any executive officer or director of Buckeye entering into any such agreement, arrangement or understanding.

It is possible that certain members of Buckeye’s current management team will enter into new employment arrangements with Buckeye after the completion of the Merger. Such arrangements may include the right to purchase or participate in the equity of Purchaser or its affiliates. Any such arrangements with the existing management team will not become effective until after the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares other than Restricted Shares (referred to in this Section as “Unrestricted Shares”) whose Unrestricted Shares are converted to cash in the Merger. This discussion does not address the tax consequences of the Merger to holders of Restricted Shares. Holders of Restricted Shares are urged to consult their tax advisors with respect to the U.S. federal tax consequences of Merger, as well as any tax consequences arising under any state, local or foreign tax laws.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences (i) arising under any state, local or foreign tax laws, (ii) with respect to the tax on net investment income imposed by Section 1411 of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) U.S. federal estate or gift tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Unrestricted Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S.

federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Unrestricted Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Restricted Shares, holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the DGCL.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of Unrestricted Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that was in existence on August 20, 1996, was treated as a U.S. person for U.S. federal income tax purposes prior to such date, and has validly elected to continue to be so treated.

A non-U.S. holder is any beneficial owner of Unrestricted Shares who is not a U.S. holder for U.S. federal income tax purposes.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Unrestricted Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Unrestricted Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.

U.S. Holders

Effect of the Merger. The receipt of cash in exchange for Unrestricted Shares in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Unrestricted Shares in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Unrestricted Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Unrestricted Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Unrestricted Shares (i.e., Unrestricted Shares acquired at the same cost in a single transaction) exchanged for cash in the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must provide the paying agent with its correct taxpayer identification number (“TIN”), certify that such TIN is correct and that it is not currently subject to backup withholding by completing and returning the IRS Form W-9 to be included in the letter of transmittal and otherwise comply with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain holders (including corporations) generally are not subject to backup withholding and reporting requirements. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Unrestricted Shares in the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Buckeye is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Unrestricted Shares or the period that the non-U.S. holder held Unrestricted Shares.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Buckeye does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), in the event Buckeye constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the paying agent with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Approvals and Notices

Antitrust Laws

U.S. Antitrust. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the FTC, applicable to the Offer, the acquisition of shares of Common Stock pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Georgia-Pacific of its Premerger Notification and Report Form with respect to the Offer, unless Georgia-Pacific receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended for an additional period of 10 calendar days following the date of Georgia-Pacific’s substantial compliance with that request. Complying with a request for additional information or documentary material may take a significant amount of time.

Georgia-Pacific filed a Premerger Notification and Report Form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) relating to its proposed acquisition of Buckeye on May 7, 2013. The Company filed its Premerger Notification and Report Form with the FTC and the Antitrust Division on May 7, 2013. Consequently, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th calendar day from the time of filing, unless earlier terminated or extended by a request for additional information.

At any time before or after Georgia-Pacific’s acquisition of shares of Common Stock pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares of Common Stock pursuant to the Offer or seeking the divestiture of shares of Common Stock acquired by Georgia-Pacific or the divestiture of substantial assets of Buckeye or its subsidiaries or Georgia-Pacific or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

Foreign Antitrust & Competition Law Clearances. Georgia-Pacific and Buckeye conduct business in many foreign countries. In connection with the purchase of the Shares in the Offer and the Merger, the laws of certain of these foreign countries may require Georgia-Pacific and Buckeye, each of their subsidiaries and affiliates to make filings and provide information and documents to, and obtain the approval of, governmental authorities. Competition authorities in these and other jurisdictions may refuse to grant required approvals or clearances, bring legal action under applicable foreign antitrust laws seeking to enjoin the purchase of the Shares in the Offer and the Merger, or seek the divestiture of Shares acquired by Georgia-Pacific and Purchaser or the divestiture of substantial assets of Georgia-Pacific and its subsidiaries and affiliates. There can be no assurance that Georgia-Pacific and Purchaser will obtain all required foreign antitrust approvals or clearances or that foreign competition authorities will not make a challenge to the Offer, or, if such a challenge is made, the result of that challenge.

Georgia-Pacific may make such filings with governmental authorities in multiple foreign jurisdictions including, but not limited to: Germany, Spain, Taiwan, and Ukraine.

Germany. Under the provisions of the German Act against Restraints on Competition, the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one-month waiting period commenced by the filing by Georgia-Pacific of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Georgia-Pacific within the one-month waiting period of the initiation of an in-depth investigation. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause to be filed the German Notification as promptly as reasonably practicable following the date of the Merger Agreement. If the FCO initiates an in-depth investigation, the acquisition of Shares pursuant to the Offer may only be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four-month waiting period commenced by the filing of the German Notification, unless the FCO notifies Georgia-Pacific within the four-month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer.

Spain. Under the provisions of Spanish Act 15/2007, of 3 July, on the Defence of Competition (Ley de Defensa de la Competencia), the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Spanish Competition Authority (Comisión Nacional de la Competencia, “SCA”), either by written approval or by expiration of a one-month waiting period starting from the filing by Georgia-Pacific (the “Spanish Notification”) with respect to the Offer, unless the SCA notifies Georgia-Pacific within the one-month waiting period of the initiation of an in-depth (“Phase II”) investigation. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause to be filed the Spanish Notification as promptly as reasonably practicable following the date of the Merger Agreement. If the SCA initiates a Phase II investigation, the acquisition of Shares pursuant to the Offer may only be authorized on competition grounds if the acquisition is approved by the SCA, either by written approval or by expiration of a two-month waiting period, which starts when the Council (Consejo) of the SCA decides to initiate the Phase II investigation. The written approval by the SCA or the expiration of any applicable waiting period is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer.

Taiwan. Based on Buckeye’s limited activities relating to Taiwan, Georgia-Pacific intends to make a formal request to the Taiwan Fair Trade Commission (“Taiwan FTC”) that it decline to exercise jurisdiction over the Offer pursuant to the Principles for Handling Applications of Extraterritorial Combinations (the “Waiver”). If the request for the Waiver is not granted, under the provisions of the Fair Trade Law of 1991, the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Taiwan FTC, either by written approval or by expiration of a thirty-day period that is commenced by the filing by Georgia-Pacific of a complete notification to the Taiwan FTC with respect to the Offer, unless the Taiwan FTC notifies Georgia-Pacific within the initial thirty-day waiting period of an extension of the waiting period for an additional thirty days. The grant of the Waiver, written approval by the Taiwan FTC, or the expiration of any applicable waiting period without the issuance by the Taiwan FTC of an objection to the acquisition of Shares pursuant to the Offer is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer.

Ukraine. Under the provisions of the Protection of Economic Competition Act of 11 January 2001 (“Competition Act”), the acquisition of Shares pursuant to the Offer may only be completed if the acquisition is approved by the Anti-Monopoly Committee of Ukraine (“AMC”), either by written approval or by expiration of a forty-five day waiting period that begins upon submission of a complete application for approval of the Offer by Georgia-Pacific. If the AMC opens an investigation, there is an additional waiting period of three months from the date when the AMC receives all additionally requested information. If after this three-month waiting period there is no decision from the AMC, and the investigation is not suspended by the AMC, under certain limited circumstances as provided for by the Competition Act, the concentration is deemed to be approved. Pursuant to the Merger Agreement, Georgia-Pacific, the Purchaser and Buckeye will use their commercially reasonably best efforts to cause the application for approval to be filed as promptly as reasonably practicable following the date of the Merger Agreement. Written approval by the AMC or the expiration of any applicable waiting period without suspension of the investigation by the AMC or the issuance by the AMC of an objection to the acquisition of Shares pursuant to the Offer is required under applicable law to complete the Offer and the Merger and, therefore, is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered to the Purchaser in the Offer.

Litigation Relating to the Merger

On May 1, 2013, a putative shareholder class action complaint was filed in the Delaware Court. On May 7, 2013, a second putative shareholder class action complaint was filed in the Delaware Court. Pursuant to an order granted in the Delaware Court on May, 9, 2013, the Beckett Action and the Oliver Action were consolidated into a single action, all future actions filed in Delaware related to the same subject matter are to become part of the consolidated action and counsel to Mr. Beckett and Mr. Oliver were appointed as the lead counsel for the putative shareholder class. On May 13, 2013, the plaintiffs in the consolidated action filed the Consolidated Complaint. The plaintiffs also filed a motion for expedited proceedings and a motion for a preliminary injunction.

The Consolidated Complaint names as defendants Buckeye, Individual Defendants, Georgia-Pacific and the Purchaser. The Consolidated Complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Buckeye, Georgia-Pacific and the Purchaser aided and abetted these purported breaches of fiduciary duties. The Consolidated Complaint includes, among other allegations, that the Individual Defendants have knowingly and in bad faith breached their obligations of due care and loyalty and failed to maximize the value of Buckeye to its shareholders. The Consolidated Complaint also alleges that the Individual Defendants breached their fiduciary duties by failing to disclose in the Solicitation/Recommendation Statement on Schedule 14D-9 filed on May 7, 2013 certain purportedly material information concerning events leading up to the announcement of the proposed transaction and relating to the review and analysis of the transaction by the Individual Defendants and by the financial advisors to Buckeye. The relief sought includes, among other things, an injunction prohibiting the completion of the proposed transaction, rescission (to the extent the proposed transaction has been completed), damages in an unspecified amount, and the payment of the plaintiffs’ attorneys’ fees and costs. Buckeye believes that the Consolidated Complaint is without merit and intends to vigorously defend the action.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page 101.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been provided solely to inform investors of its terms and is not intended to modify or supplement any factual disclosures about Buckeye in any public reports filed with the SEC by Buckeye. In particular, the assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws.

The Offer

On May 7, 2013, Purchaser commenced the Offer. The Offer contemplated that, subject to the satisfaction of there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares, that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully-diluted basis (the “Minimum Condition”) and the satisfaction or waiver of the other conditions to the Offer, the Purchaser would accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer as promptly as practicable (and in any event within three business days) after the Purchaser was legally permitted to do so.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed and is terminated in accordance with the Merger Agreement and the Merger Agreement is not terminated, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after the stockholders of the Company have adopted the Merger Agreement at the Special Meeting. The Offer was terminated in accordance with the Merger Agreement on [•], [•]. We have prepared this preliminary proxy statement in connection with the solicitation of proxies for the Special Meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer.

Certain Conditions of the Offer

Notwithstanding any other provisions of the Offer and subject to the provisions of the Merger Agreement and applicable law, the Purchaser was not required to accept for payment and may delay the acceptance for payment of or, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the payment for, any validly tendered Shares if:

•	the Minimum Condition has not been satisfied at the time and date at which the Offer expires (the “Expiration Date”);

•

any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (which we refer to as the “HSR Condition”);

•

any other approval, waiver or consent of any Governmental Entity required under applicable law to complete the Offer and the Merger (“Other Required Governmental Approvals”) has not been obtained, any waiting period (or extension thereof) has not lapsed or any mandated filing has not been made at or prior to the Expiration Date (the “Other Governmental Approvals Condition”);

•

at the Expiration Date there is pending any suit, action or proceeding by any governmental entity of competent jurisdiction, or any governmental entity of competent jurisdiction has stated its intention (which has not subsequently been rescinded) to Georgia-Pacific, the Purchaser or Buckeye to commence any suit, action or proceeding, against Georgia-Pacific, the Purchaser, Buckeye or any of Buckeye’s subsidiaries, or otherwise in connection with the Offer or the Merger:

•	seeking to make illegal, restrain, prohibit or delay the making or completion of the Offer or the Merger;

•

seeking to make illegal, restrain or prohibit the ownership or operation by Georgia-Pacific, Buckeye or any of their respective subsidiaries or affiliates, of all or any material portion of the businesses or assets of Georgia-Pacific or any of its affiliates (other than businesses or assets that are de minimis to Georgia-Pacific and its affiliates taken as a whole), on the one hand, or Buckeye and its subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger;

•

seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Georgia-Pacific or the Purchaser effectively to acquire, hold or exercise full rights of ownership of Shares to be purchased in the Offer or Merger; or

•	which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

at the Expiration Date, there is any law, judgment, order or injunction in effect, enacted, entered, enforced or promulgated by or on behalf of a governmental entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the Other Required Governmental Approvals, that:

•

would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in any of the four sub-paragraphs of the immediately preceding bullet point; or

•	has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the completion of the Offer or the completion of the Merger;

•

any representation or warranty of Buckeye contained in Section 3.2(a) (relating to its capitalization), Section 3.2(b) (relating to equity securities subject to options and stock appreciation rights), Section 3.2(c)(D) (relating to the exercise price of Buckeye’s stock options), 3.2(c)(y) (relating to the base price of Buckeye’s stock appreciation rights), Section 3.2(e) (no undisclosed Buckeye equity interests), 3.2(f) (no restrictions on transfer of Buckeye’s equity interests or material assets), Section 3.3 (relating to authorization, validity and corporate action regarding the Merger Agreement) or Section 3.32 (relating to certain contracts that (i) purport to limit, or after the completion of the Merger would limit, Georgia-Pacific or its affiliates (other than Buckeye and its subsidiaries) from engaging in any line of business, competing with any person, or selling or distributing any product or service in any geographic area, or (ii) include pricing limitations, rebates, or discounts that would be applicable to Georgia-Pacific or its affiliates (other than Buckeye and its subsidiaries)) of the Merger Agreement fails to be true and correct in all material respects as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time;

•

for purposes of the immediately preceding bullet point, the representation and warranties of Buckeye contained in the first sentence of Section 3.2(a) (relating to its capitalization), the first and second sentences of Section 3.2(b) (relating to equity securities subject to options and stock appreciation rights), Section 3.2(c)(D) (relating to the exercise price of Buckeye’s stock options), Section 3.2(c)(y) (relating to the base price of Buckeye’s stock appreciation rights), or Section 3.2(e) (no undisclosed Buckeye equity interests) of the Merger Agreement, in each case, as of the close of business on April 22, 2013, will be deemed to fail to be true and correct in all material respects if the inaccuracies in the foregoing representations in the aggregate would cause the aggregate consideration required to be paid by Georgia-Pacific and the Purchaser to acquire or cancel Buckeye’s equity interests and stock appreciation rights in connection with the Offer and the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by Georgia-Pacific and the Purchaser to acquire or cancel Buckeye’s equity interests and stock appreciation rights in connection with the Offer and the Merger if such representations and warranties had been true and correct in all respects as of such date;

•

any representation or warranty of Buckeye contained in Section 3.6(c) (relating to compliance with certain criminal laws) of the Merger Agreement fails to be true and correct in all respects as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except where the violation, charge or investigation referenced in such representation and warranty has not resulted in or would not reasonably be expected to result in, a “Criminal Penalty” which, as defined in the Merger Agreement, involves a criminal violation of anti-corruption laws or laws relating to export controls or competition and antitrust matters, a fine of more than $1,000,000, a felony-criminal jail sentence for matters over which the United States has jurisdiction or a criminal jail sentence involving incarceration of more than one year for matters where jurisdiction is wholly outside the United States;

•

except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect, any representation or warranty of Buckeye contained in the Merger Agreement, other than representations and warranties referenced in the two immediately preceding bullet points (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) fails to be true and correct in any respect as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date, except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such specific date or time;

•

Buckeye breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date, and such breach or failure has not been cured;

•

since April 23, 2013, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect; provided that information as and to the extent set forth (i) in any Buckeye SEC filing made after June 30, 2012 and publicly available prior to April 23, 2013 and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature) and (ii) in Buckeye’s disclosure schedule to the Merger Agreement, shall be deemed to have been known by Georgia-Pacific and the Purchaser as of April 23, 2013;

•

the Purchaser failed to receive a certificate of Buckeye, executed by Buckeye’s Chief Executive Officer or Chief Financial Officer, dated as of the Expiration Date, to the effect that the conditions set forth in the sixth, seventh, eighth, ninth and tenth first-level bullet points above have been satisfied; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Purchaser, and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by the Purchaser in whole or in part at any time and from time to time and in its sole discretion, in each case subject to the terms of the Merger Agreement. Any reference in this proxy statement or the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is waived. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Buckeye’s Board of Directors and Officers

Pursuant to the terms of the Merger Agreement, Georgia-Pacific, Purchaser and Buckeye have agreed to take all requisite action so that the managers of Purchaser immediately prior to the Effective Time or such other individual designated by Georgia-Pacific as of the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time.

From and after the Effective Time, the officers of Buckeye immediately prior to the Effective Time will be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed (as the case may be) and qualified or until their earlier death, resignation, or removal.

The Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	the Purchaser will be merged with and into Buckeye;

•	Buckeye will continue as the surviving corporation of the Merger (which we refer to as the “surviving corporation”); and

•

all property, rights, privileges, immunities, powers and franchises of Buckeye and the Purchaser will vest in the surviving corporation and continue unaffected by the Merger and all of their debts, liabilities and duties will become debts, liabilities and duties of the surviving corporation.

At the Effective Time, the certificate of incorporation and bylaws of the surviving corporation will be amended to be in the forms attached to the Merger Agreement.

Conditions to Completion of the Merger

The respective obligations of Georgia-Pacific and the Purchaser, on the one hand, and Buckeye, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

•	the Merger Agreement has been adopted and the Merger approved by the requisite vote of the Buckeye’s stockholders;

•

there is no law or order of a governmental entity of competent jurisdiction in effect or entered with respect to the Merger (other than applicable waiting periods under the HSR Act or similar waiting periods associated with Other Required Governmental Approvals) that has the effect of enjoining, making illegal or otherwise prohibiting the completion of the Merger; and

•

any waiting period under the HSR Act applicable to the Merger has expired or terminated and any Other Required Governmental Approvals have been obtained and any waiting period or mandated filing will have lapsed or been made.

The obligations of Georgia-Pacific and the Purchaser to complete the Merger also are subject to the satisfaction or (to the extent permitted by applicable law) waiver of conditions similar to those applicable to the Offer (other than the Minimum Condition), such as conditions relating to representations, warranties, and covenants, and relating to a material adverse effect as described above in “The Offer—Certain Conditions of the Offer.”

The obligations of Buckeye to complete the Merger are subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•

the representations and warranties of Georgia-Pacific and the Purchaser must be true and correct in all material respects as of the closing date of the Merger, except (i) representations and warranties that related to specific date or time (which need only have been true as of such date or time), and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, any condition or effect that prevents or materially delays or would reasonably be expected to prevent or materially delay completion of the Merger or any of the material obligations of Georgia-Pacific or the Purchaser under the Merger Agreement;

•	Georgia-Pacific and the Purchaser must have performed or complied in all material respects with their material obligations and covenants under the Merger Agreement; and

•	Georgia-Pacific must have delivered an officer’s certificate to the effect that the conditions in the two preceding bullet points have been satisfied.

Conversion of Capital Stock

At the effective time of the Merger, by virtue of the Merger and without any further action:

•

each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares to be canceled in accordance with the following bullet point, and other than Shares held by stockholders that are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $37.50 per Share, subject to any withholding of taxes required by applicable law;

•

all Shares owned by Buckeye or by Georgia-Pacific, the Purchaser or any of their respective subsidiaries will be canceled and will cease to exist, and no consideration will be delivered in exchange for those Shares; and

•

all outstanding equity interests of the Purchaser held immediately prior to the effective time of the Merger will be converted into and become 100 newly issued, fully paid and non-assessable shares of common stock of the surviving corporation.

After the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the per Share Merger Consideration, subject to any withholding of taxes required by applicable law, upon the surrender of such certificate. At or prior to the effective time of the Merger, Georgia-Pacific or the Purchaser will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

Treatment of Options

Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares under any stock option or other equity or equity-based plan of Buckeye, whether or not then exercisable or vested, will be canceled and, in exchange for such option, the former holder of such canceled option will be entitled to receive a cash payment (subject to applicable withholding or other taxes required by applicable law) in an amount equal to the total number of Shares subject to the option multiplied by the amount by which the per Share Merger Consideration exceeds the exercise price per share of the option. After the effective time of the Merger, each Buckeye stock option will no longer be exercisable and will only entitle the holder to the payment of the consideration described above.

Treatment of Stock Appreciation Rights

Immediately prior to the Effective Time, each unexpired and unexercised stock appreciation right based on the value of Shares, whether or not then exercisable or vested, will be canceled and, in exchange therefor, the former holder will be entitled to receive a payment in cash (subject to any applicable withholding or other taxes required by applicable law) of an amount equal to the total number of Shares subject to such stock appreciation right multiplied by the amount by which the per Share Merger Consideration exceeds the base price per Share subject to such stock appreciation right. After the effective time of the Merger, each Buckeye stock appreciation right will no longer be exercisable, but will only entitle the holder to the payment of the consideration described above, if any.

Treatment of Restricted Shares

Immediately prior to the Effective Time, each outstanding Restricted Share will vest in full and all restrictions otherwise applicable to such Share will lapse and such Share will be converted into the right to receive the per Share Merger Consideration, subject to any withholding of taxes required by applicable law.

Termination of Buckeye Equity Plans

As of the Effective Time, all Buckeye equity plans will be terminated and no further Shares, options, Restricted Shares, stock appreciation rights, or other rights with respect to Shares will be granted thereunder.

Stockholders’ Meeting; Merger Without a Meeting of Stockholders

Buckeye has agreed, acting through its board of directors, to:

•

if adoption of the Merger Agreement by the Buckeye stockholders is required under applicable law, after the Purchaser accepts for payment Shares validly tendered in the Offer, or after the Offer Termination, as promptly as practicable, but in any event within five business days following the later of (i) the Purchaser’s request and (ii) the date on which the SEC confirms that it has no further comments on the proxy statement, duly set a record date for (which will be as early as permissible under the DGCL and the NYSE Rules), give notice of the Special Meeting for the purpose of considering and taking action upon the Merger Agreement, mail the proxy statement to Buckeye’s stockholders and convene and hold the Special Meeting, which will occur no later than 35 days after the proxy statement is mailed;

•	use its commercially reasonable best efforts to solicit proxies from its stockholders in favor of the adoption of the Merger Agreement; and

•	if requested by the Purchaser (or if not requested by the Purchaser, Buckeye may), adjourn or postpone the Special Meeting for a period or periods not to exceed 45 days in the aggregate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Buckeye to Georgia-Pacific and the Purchaser and representations and warranties made by Georgia-Pacific and the Purchaser to Buckeye. The assertions embodied in the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Merger Agreement. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Buckeye has made customary representations and warranties to Georgia-Pacific and the Purchaser with respect to, among other things:

•	corporate matters related to Buckeye and its subsidiaries, such as organization, standing, power and authority;

•	its capitalization;

•	the validity of the Merger Agreement, including approval by Buckeye’s board of directors;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	required filings, compliance with laws and permits;

•	financial statements and public SEC filings;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	books and records;

•	the absence of undisclosed liabilities;

•	conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor and other employment matters;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	taxes;

•	insurance;

•	title to properties and the absence of certain liens or encumbrances;

•	real property;

•	the opinion of its financial advisor;

•	the information included in the Offer to Purchase, the Solicitation/Recommendation Statement filed on Schedule 14D-9 and this proxy statement;

•	the vote required to adopt the Merger Agreement and approve the transactions contemplated thereby;

•	brokers’ fees and expenses;

•	related party transactions;

•	key customers and suppliers;

•	compliance with anti-corruption laws and export controls;

•	competition and antitrust compliance; and

•

certain contracts containing competition or pricing limitations, “most favored nation” rights, rebates or other loyalty provisions that would apply to the Purchaser or its affiliates after completion of the Merger.

Some of the representations and warranties in the Merger Agreement made by Buckeye are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, effect, occurrence, effect, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of Buckeye and its subsidiaries taken as a whole, or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the completion of the Offer and the Merger. The definition of “Company Material Adverse Effect” excludes from clause (i) any change, event, effect, occurrence, state of facts or development resulting from, and only to the extent attributable to:

•	changes in general economic or political conditions or financial, credit or securities markets in general (including interest or exchange rates or energy prices generally);

•	changes in the industries in which Buckeye operates;

•	changes in laws applicable to Buckeye or any of its subsidiaries or any of their respective properties or assets or changes in GAAP;

•	any man-made or natural disasters, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism;

•

any changes in the market price or trading volume of the Shares or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure are not excluded by this bullet point;

•

the entry into and announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any loss of employees or customers, or any litigation arising from allegations of a breach of fiduciary duty related to the Merger Agreement or the transactions contemplated thereby;

•	any acts or omissions of Georgia-Pacific or the Purchaser prior to the effective time of the Merger;

•	any acts or omissions of Buckeye or its subsidiaries taken at the written request of Georgia-Pacific or the Purchaser or with their prior written consent; and

•

capital expenditures less than $100 million in the aggregate reasonably expected to be required in connection with the granting of certain permits related to the relocation of a wastewater discharge point into the Fenholloway River;

except, as to the first through fourth bullet points above, to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects Buckeye and its subsidiaries, when compared to other persons operating in the same industries in which Buckeye operates.

The definition of “Company Material Adverse Effect” includes any change, event, effect, occurrence, state of facts or development that occurs that, individually or in the aggregate, results, or would reasonably be expected to result, in a shutdown, idling or cessation for 60 consecutive days of any portion of operations at

Buckeye’s manufacturing plant located in Perry, Florida, which portion of the operations has generated at least a majority of the total EBITDA attributable to the Perry facility during Buckeye’s fiscal year ended June 30, 2012, including, for the avoidance of doubt, any change, event, effect, occurrence, state of facts or development that would prevent Buckeye from relocating, or would reasonably be expected to cause Buckeye to be unable to relocate, its National Pollutant Discharge Elimination System wastewater discharge point to the Fenholloway River or its associated estuary, to the extent relocation is required to prevent such shutdown, idling or cessation. In this proxy statement, Company Material Adverse Effect is sometimes referred to simply as “material adverse effect.”

In the Merger Agreement, Georgia-Pacific and the Purchaser have made customary representations and warranties to Buckeye with respect to, among other things:

•	corporate matters, such as organization, standing, power and authority;

•	the validity of the Merger Agreement, including approval by Georgia-Pacific’s and the Purchaser’s boards of directors;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	litigation;

•	the information included in the Offer to Purchase, the solicitation/recommendation statement filed on Schedule 14D-9 and this proxy statement;

•	ownership of Shares by Georgia-Pacific and the Purchaser;

•	sufficiency of funds;

•	ownership of the Purchaser by Georgia-Pacific;

•	the absence of management arrangements requiring disclosure under Item 1005(d) of Regulation M-A; and

•	broker’s fees and expenses.

None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survives the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.

Conduct of Business of Buckeye Pending Closing

Except as required by applicable laws or the Merger Agreement, or as otherwise agreed by the parties, unless Georgia-Pacific has otherwise agreed in writing (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Effective Time, Buckeye has agreed that it will, and will cause its subsidiaries to:

•	conduct its operations in the ordinary course of business consistent with past practice in all material respects;

•	use commercially reasonable best efforts to keep available the services of the current officers, and other key employees of Buckeye and its subsidiaries;

•	use commercially reasonable best efforts to preserve substantially intact its present business organization; and

•

use commercially reasonable best efforts to preserve the goodwill and current relationships of Buckeye and its subsidiaries with material customers, suppliers and others having significant and material business relationships with Buckeye and its subsidiaries.

In addition, except as required by applicable law or as expressly contemplated by the Merger Agreement or as otherwise agreed by the parties, or otherwise consented to in writing by Georgia-Pacific (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Effective Time, Buckeye will not, and will not permit its subsidiaries not to, among other things and subject to certain exceptions set forth in the Merger Agreement:

•	amend its certificate of incorporation or bylaws;

•

issue, sell or pledge any shares of capital stock of, or other equity interests in, Buckeye or its subsidiaries, or any rights based on the value of any such equity interests, other than the issuance of Shares upon the exercise of outstanding stock options and transactions among Buckeye and its wholly-owned subsidiaries;

•

sell, pledge, lease, license, abandon, or permit to lapse (in the case of material intellectual property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any property or assets (including intellectual property) of Buckeye or any of its subsidiaries, except (i) pursuant to existing contracts for the sale or purchase of goods or services in the ordinary course of business consistent with past practice, (ii) in the ordinary course of business consistent with past practice, dispositions of equipment and property no longer used in the operation of Buckeye’s business, (iii) dispositions of assets and inventory related to the Delta facility in Vancouver, Canada, (iv) sales of inventory in the ordinary course of business consistent with past practice, (v) pursuant to security interests granted to secure borrowings under Buckeye’s existing credit facility in the ordinary course of business, (vii) for property or assets with a fair market value of less than $500,000 individually, or (viii) for grants of easements on or licenses to access Buckeye’s real property in the ordinary course of business consistent with past practice that would not reasonably be expected to adversely impact in any material respect Buckeye’s operations as currently conducted;

•

except for regular quarterly cash dividends in the ordinary course consistent with past practice in an amount not to exceed $0.09 per Share per quarter, declare, make or pay any dividend or other distribution with respect to any of Buckeye’s capital stock or other equity interests (other than dividends paid by a wholly-owned Buckeye subsidiary organized in the United States to Buckeye or another wholly-owned subsidiary organized in the United States) or enter into any agreement with respect to the voting or registration of Buckeye’s capital stock or other equity interests;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem or purchase, any of its capital stock, or other equity interests, except (i) the acquisition by Buckeye of Shares in connection with the surrender of Shares by holders of Buckeye stock options in order to pay the exercise price of the option in accordance with the terms of such options, (ii) the withholding or disposition of Shares to satisfy withholding tax obligations with respect to awards granted pursuant to any Buckeye equity plans in accordance with the terms of such awards, (iii) the acquisition by Buckeye in the ordinary course of business consistent with past practice in connection with terminated employees of awards and equity under any Buckeye equity plans in connection with the forfeiture of such awards and equity pursuant to the terms of the equity plans and in any event at a price per share not in excess of the fair market value of such award or the Merger Consideration and (iv) the acquisition by the trustee of Buckeye’s 401(k) plan of Shares in order to satisfy participant elections under the 401(k) plan;

•

merge or consolidate Buckeye or any of its subsidiaries with any entity or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Buckeye or any of its subsidiaries (other than the Merger Agreement);

•

acquire (including by merger or acquisition of stock or assets) any interest in or assets of any other entity or any equity interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice;

•	incur indebtedness for borrowed money or issue debt securities or assume or guarantee the obligations of any person (other than with respect to a wholly-owned subsidiary of Buckeye organized in the

United States or between subsidiaries of Buckeye organized in the United States) for borrowed money in excess of $5 million in the aggregate, except for borrowings under Buckeye’s existing credit facility not to exceed $100 million in the aggregate;

•

make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiaries of Buckeye), other than routine travel, relocation and business advances in the ordinary course of business to employees of Buckeye or any of its subsidiaries;

•

other than (i) entry into, renewal or renegotiation of customer and supplier contracts in the ordinary course of business consistent with past practice that are terminable by Buckeye or any of its subsidiaries within 12 months of the effective date of the contract (not including any transition, ramp down or phase out period of less than six months or less) without premium or penalty (except for cotton linter pulp contracts, that are terminable by Buckeye or any of its subsidiaries within three years of the effective date of the contract without premium or penalty); or (ii) the renewal or renegotiation of customer supplier contracts providing for a renewed or renegotiated term no longer than the original term of such contract (provided, that in no event will such renewed or renegotiated contract provide for a term of greater than three years (not including any transition, ramp down or phase out period of six months or less) or contain termination provisions less favorable to Buckeye or the Buckeye subsidiary than contained in the existing contract), (a) terminate, cancel, renew or agree to any material amendment of any material contract, (b) enter into any material contract, or (c) amend any existing contract such that it would become a material contract; provided that in no event will the permitted actions described in clauses (i) and (ii) of this bullet point permit Buckeye to enter into (x) any purchase contract with fluff pulp suppliers outside the ordinary course of business consistent with past practice or (y) (1) any joint venture or partnership agreements with third parties, (2) any agreement that limits the payment of dividends or other distributions by Buckeye or its subsidiaries, (3) any contract that grants a right of first refusal or that limits the ability of Buckeye or its subsidiaries to own, operate, sell, or, pledge any material assets or businesses, (4) any contract that limits the freedom of Buckeye or its subsidiaries to engage in any line of business, compete with any person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area (other than with respect to distribution and sales agency contracts), (5) any contract with “take or pay,” “requirements” or other similar provisions obligating a person to provide the quantity of goods or services required by another person in excess of $5 million in the aggregate on or after April 23, 2013 or $1 million within any 12-month period following April 23, 2013 (other than with respect to cotton linter pulp customer contracts) or (6) certain contracts containing competition or pricing limitations, “most favored nation” rights, rebates or other loyalty provisions;

•

make or authorize any capital expenditure in excess of (i) for the fiscal year ending June 30, 2013, 120% of Buckeye’s existing capital expenditure budget and (ii) for the fiscal year ending June 30, 2014, 120% of the aggregate amount of Buckeye’s and its subsidiaries’ capital expenditures in fiscal year 2013;

•

subject to routine delays and other delays consistent with past practice, fail to make or authorize any currently scheduled capital expenditures, except for any such deficiency in capital expenditures that, in the aggregate, equal to payments of less than 20% of the total amount contemplated in the CapEx Budget;

•	except as required by law or to comply with any existing employee benefit plan or agreement;

•

increase the compensation or benefits of any current or former director, officer, employee or independent contractor of Buckeye or any of its subsidiaries (each a “Participant”) except for routine increases in base cash compensation to Participants (other than officers and directors) in the ordinary course of business consistent with past practice,

•

pay to any Participant any compensation or benefit not provided for under any employee benefit plan or agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice and reimbursement of reasonable business expenses consistent with past practice,

•

grant any new severance, change of control, retention, termination or similar compensation or benefits to any Participant, except for the payment of severance or other termination benefits pursuant to Buckeye’s existing policies in the ordinary course of business consistent with past practice,

•	adopt, establish, enter into, amend, modify or terminate any employee benefit plan, collective bargaining or similar agreement,

•	enter into any trust, annuity or insurance contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit,

•	amend or modify the terms of any employee benefit plan to accelerate the time of vesting or payment of any compensation or benefit or

•

terminate without cause the employment of any employee other than in the ordinary course of business consistent with past practice; provided, in each case, that Buckeye and its subsidiaries may enter into and amend employment and consulting arrangements with Participants (other than officers and directors) in connection with promotions, new hires or engagements in the ordinary course of business consistent with past practice;

•	forgive any loans to directors, officers or employees;

•

pre-pay long-term debt or waive, pay, or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; accelerate or delay collection of notes or accounts receivable; delay or accelerate in any material respect payment of any account payable; or vary inventory practices in any material respect;

•

make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP, Regulation S-X promulgated under the Exchange Act, applicable law, or by a governmental entity;

•

compromise, settle or agree to settle any suit, action, claim, proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that do not involve the payment of monetary damages in excess of an agreed amount, and do not include any other obligation to be performed by, or limitation upon, Buckeye or its subsidiaries, Georgia-Pacific, the Purchaser or their affiliates that is material to any of them;

•

make, change or rescind any material tax election; amend any income or other material tax return or claim for refund except to the extent otherwise required by law; request any ruling or enter into any closing agreement with respect to taxes; make any change in any method of tax accounting or any annual tax accounting period; or file any tax return in a manner materially inconsistent with past practices except to the extent otherwise required by law;

•	write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

•	exempt or make any person (other than Georgia-Pacific and the Purchaser) not subject to the provisions of Section 203 of the DGCL or other similar state takeover laws;

•

convene any regular or Special Meeting (or any adjournment or postponement thereof) of the Buckeye stockholders other than (i) a stockholder meeting to adopt the Merger Agreement and approve the Merger (if such a meeting is required by applicable law) and (ii) a regularly scheduled annual meeting of stockholders for purposes of election of directors, ratification of Buckeye’s auditors and other routine matters;

•	fail to keep in force material insurance policies;

•

enter into, renew, modify or extend any contract reasonably expected to result in the violation of certain export control laws, to the extent performance under such contract could require performance after the expiration of the Offer or the effective time of the Merger, as applicable; and

•	authorize or enter into any contract or otherwise make any commitment to do any of the things described in the preceding bullet points.

Access to Information; Confidentiality

Until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will and will cause each of its subsidiaries to: (i) provide to Georgia-Pacific and the Purchaser reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Buckeye and its subsidiaries and to the books and records thereof (including tax returns and related workpapers) as Georgia-Pacific or the Purchaser may reasonably request, (ii) use commercially reasonable best efforts to furnish during normal business hours such information concerning Buckeye’s business, properties, offices and other properties, contracts, assets, liabilities, employees, officers and other aspects as Georgia-Pacific or the Purchaser may reasonably request, (iii) reasonably cooperate with our representatives to organize and facilitate meetings with Buckeye representatives to be located at Buckeye’s properties, offices or other facilities, (iv) if reasonably requested by Georgia-Pacific or the Purchaser, use commercially reasonable best efforts to furnish or produce information related to Buckeye’s financial or tax records and (v) reasonably cooperate with us with respect to communications to, and to organize and facilitate meetings with, Buckeye’s customers, suppliers and other key business relations; all subject to certain conditions and reasonableness limitations. Georgia-Pacific has agreed to comply with the terms of the Confidentiality Agreement dated January 30, 2013 with respect to information disclosed after April 23, 2013.

No Solicitation of Transactions

From the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will, and will cause its subsidiaries and Buckeye’s directors and executive officers to, and will use its commercially reasonably best efforts to cause their respective representatives to (i) cease and cause to be terminated any existing solicitation, discussion or negotiation with any third party that may be ongoing with respect to a Competing Proposal (as defined below), and (ii) request any such third party to promptly return or destroy (and confirm destruction of) all confidential information concerning Buckeye and its subsidiaries.

Subject to certain qualifications and exceptions outlined below, from the date of Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Buckeye agreed that it will not, and will cause its subsidiaries and directors and executive officers not to, and will use its commercially reasonable best efforts to cause its representatives not to:

•	solicit, initiate, or knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to Buckeye or its subsidiaries to, or afford access to the books or records or officers of Buckeye or its subsidiaries to, any third party that, to Buckeye’s knowledge, is seeking to make, or could reasonably be expected to make, or has made, a Competing Proposal;

•

approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than certain permitted confidentiality agreements) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”);

•	take any action to make the provisions of any state anti-takeover statute inapplicable to any transactions contemplated by a Competing Proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by Buckeye and a third party in respect of or in contemplation of a Competing Proposal (other than (x) upon such third party’s request, to allow such third party to make or amend a non-public Competing Proposal to Buckeye’s board of directors, or (y) to the extent the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any of the actions described in this bullet point would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law); or

•	publicly propose to do any of the actions described in the preceding third, fourth, and fifth bullet points of this sentence.

Also subject to the qualifications and exceptions outlined below, neither Buckeye’s board of directors nor any committee thereof may:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation (as defined below);

•	fail to include the Company Board Recommendation in the Schedule 14D-9 or the proxy statement filed in connection with the Merger, as applicable;

•

if a tender offer or exchange offer for shares of capital stock of Buckeye that constitutes a Competing Proposal is commenced, fail to recommend against acceptance by the Buckeye stockholders of such tender offer or exchange offer within 10 business days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act;

•	approve or recommend, or publicly propose to approve or recommend, any Competing Proposal; or

•	cause or permit Buckeye to enter into any Alternative Acquisition Agreement.

Any of the actions described in the first through fourth bullet points in the immediately preceding sentence is referred to in the Merger Agreement as an “Adverse Recommendation Change.”

Notwithstanding the restrictions described above, at any time before the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement, Buckeye may, subject to compliance with the provisions described in the immediately succeeding paragraph, furnish non-public information with respect to Buckeye and its subsidiaries to any third party that has submitted an unsolicited, bona fide written Competing Proposal, and engage in discussions or negotiations with such person with respect to the Competing Proposal, if:

•	such Competing Proposal was not received in violation of any of Buckeye’s obligations under the non-solicitation provisions of the Merger Agreement;

•

Buckeye’s board of directors determines in good faith, after consultation with its outside financial advisor and counsel, that the Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below);

•

after consultation with its outside counsel, Buckeye’s board of directors determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties;

•

any information furnished to the third party making the Competing Proposal is covered by a confidentiality agreement containing terms no less favorable in the aggregate to Buckeye, including the “standstill” provisions, than the terms of the Confidentiality Agreement, dated January 30, 2013, between Georgia-Pacific and Buckeye (except that such confidentiality agreement need not prohibit non-public Competing Proposals); and

•	any non-public information provided to such third party, and not previously provided to the Purchaser, is provided to the Purchaser within 24 hours after it is provided to the third party.

The Merger Agreement requires that, prior to taking any of the actions referred to in the immediately preceding paragraph, Buckeye must notify the Purchaser orally and in writing that it proposes to furnish such non-public information and/or enter into such discussions. This notice must also include an unredacted copy of the Competing Proposal submitted by such third party (including any materials relating to such third party’s proposed debt financing, if any).

In addition, Buckeye has agreed to promptly, and in any event within 24 hours, notify the Purchaser in the event that Buckeye or its subsidiaries or any of their respective representatives has received a Competing Proposal or certain other informal indications of interest that would reasonably be expected to lead to a Competing Proposal. Such notification will include a copy of the written Competing Proposal or other indication (or, where no such copy is available, a reasonably detailed description of such Competing Proposal or other indication), and the identity of the person making the Competing Proposal or other indication. Buckeye is required to keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event at the Purchaser’s request and otherwise no later than 24 hours after the occurrence of any material changes or developments) of the status of any Competing Proposal or other indication (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material inquiries, material correspondence and draft documentation related thereto.

The Merger Agreement does not prohibit Buckeye or Buckeye’s board of directors, directly or indirectly through Buckeye’s representatives, from:

•	making any “stop, look and listen” communication to Buckeye’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or

•

complying with its disclosure obligations under applicable law with respect to a Competing Proposal, including taking and disclosing to stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (other than communications described in the immediately preceding bullet point); provided, however, that any disclosure permitted under this bullet point will be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of the Buckeye board of directors’ recommendation in favor of the transactions contemplated by the Merger Agreement.

Buckeye Board Recommendation

Subject to the provisions described below, Buckeye’s board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt the Merger Agreement and approve the Merger. This is referred to as the “Company Board Recommendation.” Buckeye’s board of directors also agreed to include the Company Board Recommendation in the Schedule 14D-9 and this proxy statement and to permit the Purchaser to include the Company Board Recommendation in the Offer to Purchase and related Offer documents. The Merger Agreement provides that Buckeye’s board of directors will not affect an Adverse Recommendation Change except as described below.

Notwithstanding any of the restrictions described above, prior to the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement, Buckeye’s board of directors may effect an Adverse Recommendation Change with respect to a Superior Proposal, or otherwise terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, if:

•

Buckeye has received a bona fide written Competing Proposal that the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal (after having complied with and giving effect to any modifications of the Merger Agreement proposed by the Purchaser in a binding written offer);

•

Buckeye’s board of directors determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	Buckeye has not breached the non-solicitation provisions of the Merger Agreement in any material respect with respect to the Superior Proposal;

•

Buckeye has provided to the Purchaser a written notice of its intention to take such action, which we refer to as a “notice of change of recommendation.” The notice of change of recommendation must include an unredacted copy of the Superior Proposal (including the identity of the person making the Superior Proposal and any debt financing materials related thereto, if any);

•

during the five calendar day period after the Purchaser’s receipt of the notice of change of recommendation, Buckeye has, and has used its commercially reasonable best efforts to cause its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement (which adjustments will only be taken into consideration to the extent proposed in a binding offer in writing by the Purchaser) so that such Superior Proposal ceases to constitute a Superior Proposal;

•

following the end of the five calendar day period, Buckeye’s board of directors has determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to the Merger Agreement proposed in a binding offer in writing by the Purchaser, that the Superior Proposal continues to constitute a Superior Proposal; and

•

in the event Buckeye desires to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, Buckeye has paid the Termination Fee (as defined below) in advance of or concurrently with the termination.

In addition, Buckeye’s board of directors may effect an Adverse Recommendation Change other than in connection with a Superior Proposal, if:

•

there is an Intervening Event (as defined below) as a result of which the Buckeye board of directors determines in good faith, after consultation with its outside financial and legal advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law;

•	Buckeye has provided to the Purchaser a notice of change of recommendation, which notice included a summary, in all material respects, of the Intervening Event;

•

during the five calendar day period after the Purchaser’s receipt of the notice of change of recommendation, Buckeye has, and has used its commercially reasonable best efforts to cause its representatives to, negotiate with the Purchaser in good faith (if the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement (which adjustments will only be taken into consideration to the extent proposed in a binding offer in writing by the Purchaser) as would permit the Buckeye board of directors (consistent with its fiduciary duties under applicable law) to not make an Adverse Recommendation Change; and

•

following the end of the five calendar day period, the Buckeye board of directors has determined in good faith, after consultation with its outside legal advisors, taking into account any changes to the Merger Agreement proposed in a binding offer in writing by the Purchaser, that a failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to Buckeye stockholders under applicable law.

The Merger Agreement provides that any material revisions to a Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, will require Buckeye to deliver a new notice of change of recommendation and to provide a new negotiating period in accordance with the terms described above, except that for these purposes, the required period will be three calendar days and not five. Notwithstanding the requirement described in the preceding sentence, if Buckeye delivers to the Purchaser notice of a Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the per Share Merger Consideration, and Buckeye has complied with each of its obligations described above with respect to such Superior Proposal, then Buckeye will not thereafter be required to comply further with the requirements described in the fifth and sixth bullet points in the above paragraph regarding an Adverse Recommendation Change or termination of the Merger Agreement with respect to a Superior Proposal. Upon the Purchaser’s receipt of a notice of Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the per Share Merger Consideration, the standstill restrictions set forth in the confidentiality Agreement between Georgia-Pacific and Buckeye shall terminate and cease to apply to Georgia-Pacific and the Purchaser.

Buckeye has agreed that any breach by any representative of Buckeye of the restrictions described above relating to non-solicitation of Competing Proposals will be deemed to be a breach of the Merger Agreement by Buckeye.

For purposes of the Merger Agreement:

•	“Competing Proposal” means, any offer or proposal from a third party relating to:

•

any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the assets of Buckeye and its subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more of the combined voting power of Buckeye;

•	any tender offer or exchange offer that if completed would result in any person or group beneficially owning fifteen percent (15%) or more of the combined voting power of Buckeye;

•	the issuance by Buckeye of fifteen percent (15%) or more of its voting securities; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving Buckeye or any of Buckeye’s subsidiaries in which a third party or its stockholders, if completed, would beneficially own, directly or indirectly, fifteen percent (15%) or more of the combined voting power of Buckeye or, if applicable, the surviving entity or the resulting direct or indirect parent of Buckeye or such surviving entity.

•

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of board of directors of Buckeye after April 23, 2013 and prior to the earlier of the acceptance for payment of Shares in the Offer or the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement, to the extent that such event, development or change in circumstances (i) is disproportionately more favorable to the recurring financial condition and results of operations of Buckeye and its subsidiaries, taken as a whole, when compared to other persons operating in the same industries and (ii) was not reasonably foreseeable as of or prior to the execution of the Merger Agreement; provided, however, that in no event will the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (b) any events, developments, changes in circumstances relating to Georgia-Pacific or the Purchaser or any of their affiliates or any competitor of Buckeye, (c) the actual or potential sale of

Buckeye’s nonwovens business, including the purchase price or other terms and conditions thereof, (d) changes in laws applicable to Buckeye or any of its subsidiaries, or (e) changes in the market price or trading volume of the Shares or the fact that Buckeye meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact are not excluded by this clause (e).

•

“Superior Proposal” means a bona fide written Competing Proposal (except the references in the definition of “Competing Proposal” to “15%” are replaced by “50%”) made by a third party which was not solicited or obtained in violation of the non-solicitation and related provisions of the Merger Agreement and which, in the good faith judgment of the Buckeye board of directors, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of completion, and the third party making such Competing Proposal (i) if accepted, is reasonably likely to be completed in accordance with its terms and (ii) if completed, would result in a transaction that is more favorable to Buckeye’s stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed in a binding offer in writing by the Purchaser).

Appropriate Action; Consents; Filings

Each of Buckeye, Georgia-Pacific and the Purchaser has agreed to use its commercially reasonable best efforts to:

•

take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the each other in doing, all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the Merger Agreement as promptly as practicable;

•

take the actions required to cause, as promptly as possible after April 23, 2013, the expiration of the notice periods required by applicable competition laws for the completion of the transactions contemplated by the Merger Agreement;

•

obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained to complete the Merger no later than the second business day prior to February 24, 2014 and to avoid any action or proceeding by any governmental entity that would (i) prevent the closing of the Merger no later than two business days prior to February 24, 2014 or (ii) delay the closing beyond two business days prior to February 24, 2014, in connection with the authorization, execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

•

as promptly as reasonably practicable, and in any event within 10 business days after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option, and the Merger required under the Exchange Act and any other applicable securities laws and the HSR Act; and

•

as promptly as reasonably practicable after April 23, 2013, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement and the Merger required under any other applicable law not referenced in the immediately preceding bullet point.

Buckeye and the Purchaser have agreed to cooperate with each other in connection with (i) preparing and filing any filings or documents related to the matters described in the immediately preceding bullet points or otherwise in connection with the transactions contemplated by the Merger Agreement, (ii) determining whether any action by, or filing with, any governmental entity is required in connection with the completion of the Merger, (iii) seeking any actions, consents, approvals or waivers or making any such filings related to the matters described in the immediately preceding bullet points, (iv) resisting, contesting and defending against any lawsuit or other legal action that has been instituted or has threatened to be instituted challenging any transaction contemplated by the Merger Agreement as a violation of any competition law, (v) seeking to have vacated, lifted, reversed or overturned any judgment, injunction or other order that is in effect regarding any competition law that prohibits or restricts the completion of the transactions contemplated by the Merger Agreement and (vi) executing and delivering any additional instruments necessary to complete the transaction contemplated by the Merger Agreement.

Each of Buckeye and the Purchaser has agreed to give, or cause its subsidiaries to give, any notices to third parties and to use, and cause its subsidiaries to use, its commercially reasonable best efforts to obtain any third party consents identified by Buckeye or the Purchaser and that are reasonably believed to (i) be necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement, (ii) required to be disclosed by Buckeye to the Purchaser, or vice versa, in connection with entering into the Merger Agreement, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the completion of the Merger. If either party fails to obtain any third party consent, that party will use its commercially reasonable best efforts, and will take any actions reasonably requested by the other party, to minimize any adverse effect upon Buckeye and Georgia-Pacific, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result, after the completion of the Merger, from the failure to obtain such consent. The failure to obtain any third party consent pursuant to the provision of the Merger Agreement summarized in this paragraph will not by itself be considered a condition to the obligations of Georgia-Pacific and the Purchaser to complete the Offer or the Merger. Buckeye, its subsidiaries, Georgia-Pacific and the Purchaser are not required to, and Buckeye and its subsidiaries will not without the written consent of the Purchaser, make any payment to or commit to pay any third party or agree to incur any liability or other obligation, in order to obtain any approval or consent with respect to transactions contemplated by the Merger Agreement.

Buckeye, Georgia-Pacific and the Purchaser will promptly notify the others of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to any of the transactions contemplated by the Merger Agreement, keep each other reasonably informed as to the status of these requests, inquiries, investigations, actions or legal proceedings, and in accordance with the requirements described in the immediately following paragraph, promptly inform the others of any communication with any governmental entity regarding the transactions contemplated by the Merger Agreement.

In furtherance of the actions and obligations described in the immediately preceding paragraph, each of Buckeye and Georgia-Pacific has agreed to use its commercially reasonable best efforts to supply as promptly as practicable any additional information and documentation that is requested pursuant to applicable competition laws and to resolve any objections that are asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement under those competition laws. Each of Buckeye, Georgia-Pacific and the Purchaser have agreed to not participate in any substantive meeting or discussion with any governmental entity in respect of any inquiry related to the transactions contemplated by the Merger Agreement unless first consulting with each other in advance and, to the extent permitted by the applicable governmental entity, giving the other parties a reasonable opportunity to attend and participate in the meeting or discussion.

Except as described in the immediately following paragraph, the Merger Agreement provides that, in connection with the receipt of any necessary approvals or clearances of a governmental entity, neither Georgia-Pacific nor Buckeye (nor any of their respective subsidiaries or affiliates) is required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or similar agreement, or permit the sale, holding separate or other disposition of, any assets of Georgia-Pacific, Buckeye or their respective subsidiaries or affiliates. In addition, nothing in the Merger Agreement prevents Georgia-Pacific or its affiliates from considering, negotiating or completing strategic transactions except that Georgia-Pacific and its affiliates agreed not to consider, negotiate or complete strategic transactions (other than those contemplated by the Merger Agreement) (i) involving in at least substantial part cotton liner pulp or nonwovens operations or (ii) with a company that has production capacity of greater than 500,000 metric tons per year of non-integrated bleached pulp capacity.

Georgia-Pacific and the Purchaser have agreed to divest the Specified Business (as defined below) on the terms described in this paragraph if (i) necessary to enable the closing of the transactions contemplated by the Merger Agreement to occur no later than two business days prior to February 24, 2014, (ii) Buckeye and its subsidiaries have complied in all material respects with their obligations to cooperate with the divestiture of the Specified Business described in the second following paragraph and (iii) Buckeye provides Georgia-Pacific and the Purchaser with certain required financial information regarding the Specified Business as promptly as reasonably practicable after April 23, 2013 (and, in any event, no later than 30 days after April 23, 2013). If all of the foregoing requirements occur, Georgia-Pacific and the Purchaser will commit to and effect by consent decree, “hold separate” orders or otherwise, the sale, divestiture or disposition of the Specified Business and create or terminate obligations of Buckeye and its subsidiaries related to the Specified Business, in each case, as may be required to obtain all authorizations, terminations of waiting periods, consents and approvals no later than two business days prior to February 24, 2014. Georgia-Pacific and the Purchaser have the absolute right to contest any challenges to the Merger Agreement by any governmental entity and to control all aspects of any litigation in connection with this right as long as (a) their actions do not prevent the closing of the transactions contemplated by the Merger Agreement from occurring no later than two business days prior to February 24, 2014 and (b) they provide Buckeye and its representatives with reasonable advance written notice of their actions, an opportunity to participate in all related litigation and consider in good faith Buckeye’s views and opinions.

For purposes of the Merger Agreement, “Specified Business” means the facility owned and operated by Buckeye in Gaston County, North Carolina. The Specified Business includes all tangible and intangible assets necessary to operate the Gaston County facility or used in or devoted to such facility. Georgia-Pacific and the Purchaser will not be required to offer to sell any asset, tangible or intangible, that is used by or for the benefit of Buckeye’s or its subsidiaries’ other businesses, except to the extent such assets are significant to the competitive viability of the Specified Business. If such shared assets are intellectual property assets (other than financial, marketing and business data, customer/supplier lists and information, pricing and cost information and business and marketing plans and proposals), Georgia-Pacific and the Purchaser would be required to offer a non-exclusive, worldwide, perpetual, irrevocable, non-terminable, fully paid-up and royalty-free license to use such assets in the nonwovens business. For all other shared assets, Georgia-Pacific and the Purchaser will not be required to offer to sell such shared assets unless the shared assets are significant to the competitive viability of the Specified Business. Finally, except for the previously described shared intellectual property assets, Georgia-Pacific and the Purchaser are not required to sell, hold separate, dispose of, grant any access or right to use Buckeye’s research and development facility located in Memphis, Tennessee, any portion of Buckeye’s facility in Perry, Florida and/or any assets used, maintained or developed at these facilities.

From April 23, 2013 until the earlier of the completion of the Merger or the termination of the Merger Agreement, at the request of the Purchaser, Buckeye is required to, and to cause its subsidiaries to, reasonably cooperate and assist the Purchaser and its representatives with the potential sale, divestiture or disposition of the Specified Business, including by:

•	providing the Purchaser and potential buyers and their representatives with financial and other diligence information regarding the Specified Business;

•

reasonably cooperating with the Purchaser in the preparation of a customary confidential information memorandum and other customary marketing materials regarding the Specified Business, and allowing the Purchaser to use Buckeye’s and its subsidiaries’ logos in these materials;

•	providing potential buyers and their representatives with customary due diligence materials in an electronic data room or other customary form;

•

causing the reasonable participation by officers and other management-level employees of Buckeye and its subsidiaries in the marketing efforts regarding the Specified Business, including attendance at management presentations and other meetings with potential buyers and their representatives;

•	providing reasonable access to the officers, employees and facilities of the Specified Business for due diligence purposes;

•

causing the reasonable participation by the executive officers of Buckeye in the negotiation, execution and delivery of definitive documentation related to the sale, divestiture or disposition of the Specified Business; and

•

taking actions reasonably requested by the Purchaser and the potential buyer to facility the timely satisfaction of all conditions to closing of the sale, divestiture or disposition of the Specified Business.

Buckeye’s obligations as described in the immediately preceding paragraph will not require Buckeye to (i) provide any information to a potential buyer until receipt of an executed confidentiality agreement in customary form reasonably acceptable Buckeye, (ii) provide cooperation or access if it would unreasonably interfere with the business or operations of the Specified Business, (iii) take any action or provide any information to the extent prohibited by applicable law or Buckeye’s organization documents, that would involve disclosure of commercially or competitively sensitive information, result in a waiver of any legal privilege or trade secret protection or result in a breach of an agreement by Buckeye or its subsidiaries and (iv) agree to any contractual obligation that is not conditioned upon the closing of the transactions contemplated by the Merger Agreement and that does not terminate without liability to Buckeye and its subsidiaries upon the termination of the Merger Agreement in accordance with its terms.

Georgia-Pacific will, at Buckeye’s request, promptly reimburse Buckeye for reasonable documented expenses and costs incurred in connection with its cooperation in the potential sale, divestiture or disposition of the Specified Business. Georgia-Pacific will also indemnify and hold harmless Buckeye, its subsidiaries and their respective representatives against all liabilities incurred in connection with the potential sale, divestiture or disposition of the Specified Business, except in instances of Buckeye’s, its subsidiaries’ or their respective representatives’ willful misconduct or gross negligence.

Public Announcements

Buckeye and Georgia-Pacific agreed to not release any press release or make any public statement with respect to the Merger or the Merger Agreement without the prior written consent of the other (which consent may not be unreasonably withheld or delayed) and to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger.

Stockholder Litigation

The Merger Agreement provides that Buckeye will control, and will give the Purchaser the opportunity to participate in the defense of, any litigation brought by stockholders of Buckeye against Buckeye and/or members the board of directors of Buckeye relating to the transactions contemplated by the Merger Agreement, including the Merger; provided, however, that Buckeye may not agree to compromise or settle any such litigation without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

Termination

The Merger Agreement may be terminated:

•	by mutual written consent of the Purchaser and Buckeye, at any time prior to the Effective Time, whether before or after stockholder approval thereof; or

•	by either the Purchaser or Buckeye (which we refer to as “mutual termination rights”):

•	if Buckeye’s stockholders fail to adopt the Merger Agreement at the Special Meeting called for such purpose (or any adjournment or postponement thereof);

•	if the Merger has not been completed on or before July 22, 2013; provided, however, that if on July 22, 2013, the HSR Condition and/or the Other Governmental Approvals Condition have not been satisfied, and all of the other conditions to the Merger have been satisfied (other than the requirement of delivery of closing certificates) or are reasonably capable of being satisfied or waived (other than (i) the condition that the Merger Agreement have been adopted and approved by the requisite vote of Buckeye’s stockholders, and (ii) the conditions related to pending suits or proceedings by governmental entities or related to any law, judgment, order or injunctions, in each, under any competition laws), then the right to terminate described in this bullet point will not be available until after February 24, 2014; provided, further, that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement has been the primary cause of or resulted in the non-satisfaction of any condition to the Merger; or

•

if any court or other governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action that, prior to the completion of the Merger, permanently restrains, enjoins or otherwise prohibits the Merger, and, in each case, such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate described in this bullet point will not be available to any party whose breach of the Merger Agreement has been the primary cause of or resulted in the issuance of or failure to lift such order, decree, ruling or other action; or

•	by the Purchaser (we refer to the below listed rights as the “Purchaser termination rights”):

•	at any time prior to the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement:

•	if any Adverse Recommendation Change occurs; or

•	if Buckeye has breached, in any material respect, its non-solicitation and related board recommendation obligations under the Merger Agreement;

•	at any time prior to the earlier of the acceptance for payment of Shares in the Offer and the completion of the Merger,

•

if (i) there is an inaccuracy in any representation or warranty of Buckeye contained in the Merger Agreement or a breach of any covenant of Buckeye contained in the Merger Agreement, and, in either case, as a result, any condition to the Purchaser’s obligation to effect the Merger based on the accuracy of Buckeye’s representations and warranties or Buckeye’s compliance with covenants would not, if such inaccuracy or breach continued, be satisfied; (ii) the Purchaser has delivered to Buckeye written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured prior to the applicable outside date or at least 30 calendar days have elapsed since the delivery of such written notice to Buckeye and such inaccuracy or breach has not been cured; provided, however, that the Purchaser is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of Georgia-Pacific or the Purchaser contained in the Merger Agreement that has not then been cured or a breach of any covenant of Georgia-Pacific or the Purchaser contained in the Merger Agreement that, in either case, has or would reasonably be expected to prevent or materially delay completion of the Merger performance by Georgia-Pacific or the Purchaser of any of their material obligations under the Merger Agreement; or

•

subject to certain prior disclosure by Buckeye, if (i) following April 23, 2012, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to Georgia-Pacific or the Purchaser, or any worsening thereof (to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect, (ii) the Purchaser has delivered to Buckeye written notice of such fact(s), change(s), event(s), development(s) or circumstance(s) and (iii) either such fact(s), change(s), event(s), development(s) or circumstance(s) is not capable of cure prior to the applicable outside date or at least 30 calendar days have elapsed since the date of delivery of such written notice to the Purchaser and such fact(s), change(s), event(s), development(s) or circumstance(s) have not been cured; or

•	by Buckeye (we refer to the below listed rights as the “Buckeye termination rights”):

•	at any time prior to the affirmative vote of the Buckeye stockholders required for adoption of the Merger Agreement:

•

if Buckeye’s board of directors determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if (i) Buckeye is permitted to terminate the Merger Agreement and accept such Superior Proposal pursuant to the non-solicitation provisions of the Merger Agreement, and (ii) simultaneously with the termination of the Merger Agreement, Buckeye enters into an Alternative Acquisition Agreement with respect to the Superior Proposal and pays the Termination Fee to Georgia-Pacific; or

•	at any time prior to the completion of the Merger,

•

if (i) there is an inaccuracy in any representation or warranty of Georgia-Pacific or the Purchaser contained in the Merger Agreement or breach of any covenant of Georgia-Pacific or the Purchaser contained in the Merger Agreement that has or would reasonably be expected to prevent or materially delay completion of the Merger or performance by Georgia-Pacific or the Purchaser of any of their material obligations under the Merger Agreement, (ii) Buckeye has delivered to the Purchaser written notice of such inaccuracy or breach, and (iii) either such inaccuracy or breach is not capable of being cured or at least 30 calendar days have elapsed since the delivery of such written notice to the Purchaser and such inaccuracy or breach has not been cured; provided, however, that Buckeye is not permitted to terminate the Merger Agreement pursuant to this provision if there is an inaccuracy in any representation or warranty of Buckeye contained in the Merger Agreement that has not been cured or a breach of any covenant of Buckeye contained in the Merger Agreement such that, in either case, any condition to the obligation of Georgia-Pacific and the Purchaser to effect the Merger based on the accuracy of Buckeye’s representations and warranties or Buckeye’s compliance with covenants would not be satisfied.

Effect of Termination and Termination Fee

If the Merger Agreement is terminated in accordance with its terms by either Buckeye or the Purchaser, written notice thereof must be given to the other parties, specifying the provisions of the Merger Agreement being invoked and the basis for the termination under those provisions. The Merger Agreement will then become void and, except as specified in the Merger Agreement (including with respect to the payment of the Termination Fee as applicable), there will be no liability or obligation on the part of Georgia-Pacific, the Purchaser or Buckeye or their respective subsidiaries, officers, directors, or managers. No party is relieved of any liability or damages for a willful and material breach of the Merger Agreement.

Buckeye has agreed to pay the Purchaser a termination fee of $48.613 million in cash (the “Termination Fee”) if:

•	the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first bullet point under the definition of “Purchaser termination right” above; or

•

Buckeye terminates the Merger Agreement pursuant to the Buckeye termination right set forth in the first bullet point under the definition of “Buckeye termination right” above (in connection with the termination of the Merger Agreement to accept a Superior Proposal).

Buckeye is also required to pay the Termination Fee if:

•

the Purchaser or Buckeye terminates the Merger Agreement pursuant to the mutual termination right set forth in the first (under certain circumstances), second, or third (under certain circumstances) bullet points under the definition of “mutual termination right” above; or

•

the Purchaser terminates the Merger Agreement pursuant to any Purchaser termination right set forth in the first sub-bullet point under the second bullet point under the definition of “Purchaser termination right” above;

and, in each case:

•

prior to the termination of the Merger Agreement a Competing Proposal is made to Buckeye or the Buckeye board of directors and not publicly withdrawn prior to the event or breach forming the basis for the termination right, and

•

Buckeye shall complete a Competing Proposal or enter into an agreement with respect to a Competing Proposal, in either case within nine months after the termination of the Merger Agreement; provided that for purposes of this and the prior bullet point, references to 15% shall be deemed to be references to 40% in the definition of “Competing Proposal.”

The parties agreed that the payment of the Termination Fee after a valid termination of the Merger Agreement will be the exclusive remedy available to Georgia-Pacific and the Purchaser for any loss resulting from the failure of Merger to be completed. In no event will Buckeye be required to pay the Termination Fee more than once.

If Buckeye fails to pay the Termination Fee when due, and the Purchaser or Georgia-Pacific commences a suit which results in a final judgment against Buckeye for the Termination Fee, Buckeye is required to promptly pay the Termination Fee to Georgia-Pacific with interest from the date such payment was required to be made until the date of payment.

Fees and Expenses

If the Purchaser terminates the Merger Agreement pursuant to its terms, the Purchaser has agreed to reimburse Buckeye, upon request, for 50% of its reasonable documented fees incurred in connection with Buckeye’s engagement of its advisors to produce certain information requested by the Purchaser in accordance with the Merger Agreement. The Purchaser has further agreed to reimburse Buckeye for any reasonable documented expenses and costs incurred in connection with Buckeye’s efforts to arrange a potential disposition of the Specified Business if requested by the Purchaser as necessary in order to satisfy the conditions of the Offer or the Merger. Other than as required by the provisions described above, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Letter Agreements

In connection with the Merger Agreement, each of the Supporting Stockholders entered into a Support Agreement. Pursuant to these Support Agreements, the Supporting Stockholders collectively agreed to vote in favor of the Merger Agreement approximately 1.4 million Shares, or approximately 3.6% of the Shares outstanding on April 23, 2013, the date of the Support Agreements.

Each of the Supporting Stockholders agreed, while the Support Agreement is effective, to appear, or otherwise cause any Shares he or she holds to be counted as present for purposes of calculating a quorum, at any meeting of the stockholders of Buckeye and to vote, or cause to be voted, all Shares he or she holds in favor of the adoption of the Merger Agreement and any other matters necessary for the completion of the transactions contemplated by the Merger Agreement at any meeting of the stockholders of Buckeye that is reasonably requested by Georgia-Pacific or the Purchaser.

In the Support Agreements, each of the Supporting Stockholders represented and warranted that he or she:

•

is the sole record and beneficial owner, and have good and marketable title to, the Shares he or she holds, free and clear of all adverse claims, liens, pledges, options, proxies, voting trusts or agreements, rights or arrangements or any other encumbrances on title, transfer or exercise of any of his or her rights as a holder of such Shares (other than an aggregate total of 301,528 shares that have been pledged as security by two of the Supporting Stockholders); and

•

has the sole right to vote, sole power of disposition and sole power to agree to all of the matters set forth in the applicable Support Agreement, in each case, except arising from the transfer restrictions under securities laws of any jurisdiction;

Nothing in the Support Agreements limits the Supporting Stockholders from fulfilling his or her duties and obligations as an officer or director of Buckeye.

The Support Agreements, and all rights and obligations of Georgia-Pacific, the Purchaser and the Supporting Stockholders under the Support Agreements, except for certain customary provisions that survive termination, will terminate on the earliest of:

•	the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement;

•	the effective time of the Merger pursuant to the Merger Agreement; and

•

the date of any modification to the Merger Agreement that reduces the amount or changes the form of the consideration currently contemplated in the Merger Agreement to be paid in the Merger to the Supporting Stockholders.

Confidentiality Agreement

Georgia-Pacific and Buckeye entered into a confidentiality agreement, dated January 30, 2013, in connection with a potential negotiated transaction that resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Georgia-Pacific agreed to keep confidential all non-public information furnished by Buckeye or its representatives to Georgia-Pacific or its representatives, and all analyses or documents prepared by Georgia-Pacific or its representatives based upon such non-public information. Georgia-Pacific also agreed that the non-public information furnished to Georgia-Pacific will be used solely for the purpose of evaluating the potential negotiated transaction that resulted in the Offer. If requested by Buckeye, Georgia-Pacific and its representatives are required, subject to certain customary exceptions, to destroy or erase the non-public information furnished to Georgia-Pacific and its representatives under the confidentiality agreement and to destroy or erase any analyses or documents prepared by Georgia-Pacific or its representatives based upon such non-public information. In addition, Georgia-Pacific and Buckeye agreed, subject to certain customary exceptions, to keep confidential the fact that discussions of a potential negotiated transaction were taking place and the existence of the confidentiality agreement.

The confidentiality agreement includes a standstill provision. Pursuant to this provision, Georgia-Pacific agreed that, among other things and for a period of 18 months after Buckeye last provided non-public information to Georgia-Pacific or its representatives, Georgia-Pacific will not, without Buckeye’s prior consent:

•

make any public announcement, proposal or offer with respect to (i) any extraordinary transaction involving Buckeye or its subsidiaries, (ii) any acquisition of Buckeye’s or its subsidiaries outstanding debt or equity or related securities, (iii) seeking representation on Buckeye’s board of directors or to otherwise control or influence the management, board of directors or policies of Buckeye, or (iv) requesting any waiver termination or amendment of the confidentiality agreement;

•	make or participate in any solicitation of proxies with respect to voting securities of Buckeye or seek to advise or influence any person with respect to voting such securities;

•	encourage any third party, or enter into any discussions or agreement with any third party, to do any of the items in the two immediately preceding bullet points;

•	take any action that would likely require Buckeye or its affiliates to make a public announcement regarding the items in the first two bullet points of this paragraph; or

•	acquire or propose or agree to acquire any loans, debt or equity securities or assets of Buckeye or its subsidiaries.

Upon the Purchaser’s receipt of a notice of Superior Proposal that includes an aggregate purchase price per share in excess of 110% of the per Share Merger Consideration, the standstill restrictions set forth above shall terminate and cease to apply to Georgia-Pacific and the Purchaser.

The confidentiality agreement includes a no solicitation and no hire provision. Pursuant to this provision, Georgia-Pacific agreed that, among other things and for a period of 18 months from the date of the confidentiality agreement, neither Georgia-Pacific nor any of its controlled affiliates would solicit for employment or hire any employee of Buckeye or its subsidiaries with whom Georgia-Pacific initially came into contact in connection with the potential negotiated transaction that resulted in the Offer (“Subject Employees”). The no solicitation and no hire provision does not prohibit Georgia-Pacific or its controlled affiliates from:

•	making any general solicitation for employment that is not specifically directed at the Subject Employees;

•	soliciting any Subject Employee who left the employment of Buckeye or its subsidiaries at least six months prior to the solicitation;

•	hiring any person that is referred by a third party agency through a general search not targeted at employees of Buckeye or its subsidiaries; or

•

hiring any person who directly submits an application for employment to Georgia-Pacific or its controlled affiliates without any solicitation effort by Georgia-Pacific or its controlled affiliates in violation of the no solicitation and no hire provision.

Availability of Specific Performance

Pursuant to the terms of the Merger Agreement, the parties to the Merger Agreement have agreed that the parties shall be entitled to injunctive relief to prevent breaches of the Merger Agreement and to specific performance of the terms of the Merger Agreement without necessity of posting bond or other security.

PROPOSAL 2

AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the Special Meeting of stockholders, our Board determines it is necessary or appropriate to adjourn the Special Meeting, we intend to move to adjourn the Special Meeting. For example, in order to enable our Board to solicit additional votes in respect of such proposal, our Board may make such a determination if the number of shares of our common stock represented and voting in favor of the proposal to adopt the Merger Agreement at the Special Meeting is insufficient to adopt that proposal under our certificate of incorporation and the DGCL. If our Board determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the proposal to adjourn the Special Meeting, and not the proposal to adopt the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of the proposal to adjourn the Special Meeting to another time and place. If the stockholders approve the proposal to adjourn the Special Meeting, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional votes, including the solicitation of votes from stockholders that have previously voted. Among other things, approval of the proposal to adjourn the Special Meeting could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement to defeat that proposal, we could adjourn the Special Meeting without a vote on the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to adopt the Merger Agreement.

Board of Directors Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to adopt the Merger Agreement.

PROPOSAL 3

ADVISORY VOTE REGARDING MERGER-RELATED COMPENSATION

Advisory Vote Regarding Merger-Related Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about “golden parachute compensation” for each “named executive officer” of Buckeye that is based on or otherwise relates to the Merger (the “merger-related compensation”). Further details regarding the following forms of merger-related compensation payable in connection with the Merger can be found at “The Merger—Interests of Certain Persons in the Merger,” and the table below.

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that we seek a non-binding advisory vote from our stockholders to approve the merger-related compensation payable to our named executive officers. We are asking our stockholders to approve, on an advisory basis, the merger-related compensation payable to our named executive officers.

Potential Change in Control Payments

On August 2, 2011, the Board authorized the compensation committee to enter the Change in Control Agreements with the chief executive officer, chief operating officer or any senior vice president of the company. These are “double trigger” agreements pursuant to which such executive officer or senior vice president will be paid a lump sum payment if there is (1) a change in control of Buckeye and (2) a termination of the executive officer’s employment, either by Buckeye without “cause” or by the executive with “good reason” within two years following the change in control (as such terms are defined in the Change in Control Agreements), as summarized below. If both a change of control and such a termination occurs, then, pursuant to the Change in Control Agreement, the executive is entitled to receive the following benefits:

•	a lump sum severance payment;

•	continued medical coverage; and

•	accelerated vesting of outstanding restricted stock and option awards (our restricted stock plan and option plans also include a provision that accelerates vesting upon a change in control).

Described below are the circumstances that would trigger our obligation to make payments subsequent to a change in control, the payments and benefits that would be paid and how the determination of those payments and benefits is made.

Payments and Benefits

For our Chief Executive Officer, the severance payment is equal to three times the sum of the executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for three years following the executive’s termination. For Senior Vice Presidents, the severance payment is equal to two times the sum of the executive’s highest base salary in the three years preceding termination and the target bonus for the year of termination, and medical coverage will be continued for two years following the executive’s termination.

Change in Control

Generally the change in control agreements define “Change in Control” as:

•	an acquisition of 25% or more of our voting securities, which would include the acquisition of Common Stock contemplated by the Offer;

•

a merger or similar transaction resulting in current stockholders owning 75% or less of the common stock and voting securities of the corporation or entity resulting from such transaction, which would include the Merger;

•	a substantial asset sale or our liquidation or dissolution; or

•	a change in a majority of the members of our Board.

Termination without “Cause” or Resignation for “Good Reason”

Each change in control agreement defines “cause” as the executive officer’s:

•	willful and material failure to follow lawful instructions;

•	willful gross misconduct or negligence resulting in material injury to us; or

•	conviction of a felony or any crime involving fraud or dishonesty, including any offense that relates to Buckeye’s assets or business or the theft of our property.

Each change in control agreement defines “good reason” as, without the executive’s consent:

•	a material reduction in duties, responsibilities, reporting obligations or authority or a material change in title or position;

•

a failure to pay compensation or benefits when due, or a reduction in compensation or benefits (other than generally applicable benefit reductions), or the discontinuance of existing incentive and deferred compensation plans;

•	a relocation of the place of principal employment by more than 50 miles;

•	Buckeye fails to obtain assumption of the change in control agreement by an acquirer; or

•	the procedures outlined in the change in control agreement for terminating the executive’s employment are not followed.

Non-Competition; Non-Solicitation; Confidentiality

Pursuant to the terms of the change in control agreements, each executive officer may not, during the term of his or her employment with us or thereafter, divulge our confidential information except as required by law or to enforce any rights he or she may have against us.

If a change of control occurs and an executive officer is terminated or resigns, then for one year the executive may not:

•	solicit our customers or prospective customers;

•	solicit our employees;

•	establish a business that competes with us;

•	work for a business that competes with us;

•	invest in business that competes with us; or

•	interfere with our customer or supplier relationships.

The following table shows the estimated maximum potential amounts of all payments to the named executive officers pursuant to the Change in Control Agreements assuming both the change of control and, where applicable, a termination of employment occurred on June 30, 2013. In order to avoid excise tax payments under Section 4999 of the Code, each of the named executive officers will waive up to the amount shown in the table below or such lesser amount as required to avoid excise taxes, unless the executive would receive a greater after-tax amount if such amounts were not waived and excise taxes were paid.

Merger-Related Compensation for Named Executive Officers

	Cash
John B. Crowe, Chief Executive Officer	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$8,229,161	(1)	—		$8,229,161
Termination by Buckeye without Cause	$2,317,500	(2)	$2,085,750	(3)	$48,774	(4)	$8,229,161	(1)	$(2,070,036	)(5)	$10,611,149
Termination by Buckeye with Cause	—		—		—		$8,229,161	(1)	—		$8,229,161
Termination for Good Reason by Executive	$2,317,500	(2)	$2,085,750	(3)	$48,774	(4)	$8,229,161	(1)	$(2,070,036	)(5)	$10,611,149
Termination without Good Reason by Executive	—		—		—		$8,229,161	(1)	—		$8,229,161

	Cash
Steven G. Dean, Executive Vice President and Chief Financial Officer	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,378,610	(1)	—		$1,378,610
Termination by Buckeye without Cause	$780,000	(2)	$526,500	(3)	$45,482	(4)	$1,378,610	(1)	$(458,247	)(5)	$2,272,345
Termination by Buckeye with Cause	—		—		—		$1,378,610	(1)	—		$1,378,610
Termination for Good Reason by Executive	$780,000	(2)	$526,500	(3)	$45,482	(4)	$1,378,610	(1)	$(458,247	)(5)	$2,272,345
Termination without Good Reason by Executive	—		—		—		$1,378,610	(1)	—		$1,378,610

	Cash
Douglas L. Dowdell Executive Vice President, Specialty Fibers	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,592,355	(1)	—		$1,592,355
Termination by Buckeye without Cause	$750,000	(2)	$506,250	(3)	$45,482	(4)	$1,592,355	(1)	$(422,746	)(5)	$2,471,341
Termination by Buckeye with Cause	—		—		—		$1,592,355	(1)	—		$1,592,355
Termination for Good Reason by Executive	$750,000	(2)	$506,250	(3)	$45,482	(4)	$1,592,355	(1)	$(422,746	)(5)	$2,471,341
Termination without Good Reason by Executive	—		—		—		$1,592,355	(1)	—		$1,592,355

	Cash
Paul N. Horne Senior Vice President, Product and Market Development	Scheduled Severance ($)		Bonus Severance ($)		Perquisites/ Benefits ($)		Equity ($)		Other ($)		Total ($)
After a Change in Control
Change in Control Without Termination	—		—		—		$1,988,593	(1)	—		$1,988,593
Termination by Buckeye without Cause	$750,000	(2)	$393,750	(3)	$45,482	(4)	$1,988,593	(1)	$(522,354	)(5)	$2,655,472
Termination by Buckeye with Cause	—		—		—		$1,988,593	(1)	—		$1,988,593
Termination for Good Reason by Executive	$750,000	(2)	$393,750	(3)	$45,482	(4)	$1,988,593	(1)	$(522,354	)(5)	$2,655,472
Termination without Good Reason by Executive	—		—		—		$1,988,593	(1)	—		$1,988,593

(1)	Represents the sum of (1) the difference between the per share strike price of unvested options that would become vested in connection with a change in control and $37.50, and (2) the product of the number of unvested restricted shares that would become vested in connection with a change in control multiplied by $37.50.
(2)	Represents the executive officer’s highest annual base salary received during the three years preceding May 1, 2013 multiplied by the applicable multiplier under the change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).
(3)	Represents the executive officer’s target bonus for the year ended June 30, 2013 multiplied by the applicable multiplier under the change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).
(4)	The value of medical benefits is estimated based on the annual premium each executive officer would be required to pay for continuing medical coverage under the provisions of our medical plan required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) multiplied by the number of years such benefit would be provided under the applicable change in control agreement (3 years in the case of Mr. Crowe and 2 years in the case of the other executive officers).
(5)	Messrs. Crowe, Dean, Dowdell and Horne’s benefits and payments are subject to a modified cutback to eliminate any excise tax payable under section 4999 of the Code if the net-after tax amount that the executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable without the imposition of the excise tax. In respect of a termination occurring as of June 30, 2013 following a change in control, Messrs. Crowe, Dean, Dowdell and Horne do not receive a greater after-tax benefit without such reduction; accordingly their cash severance benefit would be reduced by the amount set forth in the table above. If instead, no cut-back had applied, Messrs. Crowe, Dean, Dowdell and Horne would have received total pre-tax payments of: Mr. Crowe, $12,681,185; Mr. Dean, $2,730,592; Mr. Dowdell, $2,894,087; and Mr. Horne, $3,177,826

This summary of the Change in Control Agreements does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreements, the forms of which are filed as exhibits 10.1 and 10.2 to the Company’s Current Report on Form 8-K filed on September 19, 2011. Further information regarding the Change in Control Agreements is included in this proxy statement under the heading “The Merger—Interest of Certain Persons in the Merger—Merger-Related Compensation Payments.”

Other Arrangements

Kristopher J. Matula was a former director, President and Chief Operating Officer of Buckeye and was a named executive officer in Buckeye’s most recent proxy statement with respect to the 2012 annual meeting of Buckeye’s stockholders. Mr. Matula resigned from the Board and from his officer positions with Buckeye on August 7, 2012 and ceased to be an employee of Buckeye on August 31, 2012. In connection therewith, Mr. Matula received the following: (i) a lump sum payment of $970,000, (ii) full and immediate vesting of all time-vested restricted stock awarded to him under Buckeye’s Amended and Restated 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”), (iii) full and immediate vesting of all options granted to him under the 2007 Omnibus Plan, (iv) an extension of the exercise period on each of Mr. Matula’s vested options, including those which become vested pursuant to his separation agreement, until the earlier of (x) August 31, 2014 or (y) the original expiration date of such option, and (v) retention of the performance share awards, which were made to him in July 2010 and July 2011, and, if and to the extent Buckeye achieves its performance targets over the remaining performance period or upon an earlier change in control of Buckeye in connection with the Merger or otherwise, Mr. Matula will vest and receive a pro-rated portion of such earned performance shares equal to the number of days in the relevant performance period during which he was an employee of Buckeye divided by 1096 (such distribution, if any, to be made at the same time as distributions are made to other grantees of performance shares).

The following table shows amounts due to Mr. Matula upon a change in control in connection with the Merger.

	Cash
Kristopher J. Matula, President and Chief Operating Officer (6)	Scheduled Severance ($)	Bonus Severance ($)	Perquisites/ Benefits ($)	Equity ($)		Other ($)	Total ($)
After a Change in Control
Payment on Change in Control	—	—	—	$528,562	(1)	—	$528,562

(1)	Represents the acceleration of 14,095 performance shares issued under our Amended and Restated 2007 Omnibus Incentive Compensation Plan upon a change in control.

Board of Directors Recommendation

The Board unanimously recommends that the stockholders of Buckeye approve the following resolution:

“RESOLVED, that the stockholders of Buckeye approve, on an advisory (non-binding) basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Merger-Related Compensation for Named Executive Officers table and the related narrative disclosures.”

Approval of this proposal is not a condition to the completion of the Merger. The vote with respect to this proposal is advisory only and will not be binding on us or Georgia-Pacific. Accordingly, regardless of the outcome of the non-binding advisory vote, our named executive officers will be eligible to receive or retain the various amounts of compensation payable to them in connection with the Merger (subject to the completion of the Merger, if required by the terms of such compensation).

MARKET PRICE OF BUCKEYE COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded and quoted on the NYSE, under the symbol “BKI.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock for the two most recent fiscal years as reported on the NYSE and the quarterly dividends.

Period	Closing Sales Price		Dividends Declared
	High	Low
Fiscal year ended June 30, 2011
First quarter	$14.99	$9.32	$0.04
Second quarter	$23.25	$14.20	$0.04
Third quarter	$28.50	$19.94	$0.05
Fourth quarter	$28.62	$22.45	$0.05
Fiscal year ended June 30, 2012
First quarter	$29.24	$23.80	$0.06
Second quarter	$34.22	$24.00	$0.06
Third quarter	$37.40	$32.60	$0.07
Fourth quarter	$34.00	$26.41	$0.08
Fiscal year ending June 30, 2013
First quarter	$32.62	$28.33	$0.08
Second quarter	$32.19	$23.76	$0.09
Third quarter	$31.36	$26.84	$0.09
Fourth quarter (through May 13, 2013)	$37.86	$28.66	$0.09

On April 23, 2013, the last full trading day before public announcement of the execution of the Merger Agreement, the closing price reported on the NYSE was $29.93 per share. On May 13, 2013, the latest practicable trading day before the printing of this proxy statement, our common stock closed at $37.51 Stockholders are urged to obtain a current market quotation for the Shares. You are encouraged to obtain current market quotations for Buckeye common stock in connection with voting your shares of Buckeye common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of May 1, 2013 by: (A) each person known to own more than 5% of Buckeye’s shares; (B) each director of Buckeye and each of the named executive officers described in connection with Proposal 3; and (C) all directors and executive officers of Buckeye as a group. The address for each of Buckeye’s directors and executive officers is Buckeye Technologies Inc. P.O. Box 80407, 1001 Tillman Street, Memphis TN 38108-0407, Attention Corporate Secretary.

Name		Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
(A)	NewSouth Capital Management, Inc. (2) 999 S. Shady Grove Rd., Suite 501 Memphis, Tennessee 38120	3,075,644	7.8%

	BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	2,947,065	7.5%

	The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,692,003	6.8%

	Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,151,998	5.4%

(B)	Shannon A. Brown (6)	3,290	*
	George W. Bryan (7)	42,818	*
	R. Howard Cannon (8)	287,448	*
	Red Cavaney (9)	66,988.386	*
	John B. Crowe (10)	519,786	1.3%
	Steven G. Dean (11)	122,144	*
	Douglas L. Dowdell (12)	78,587	*
	David B. Ferraro (13)	159,996	*
	Katherine Buckman Gibson (14)	31,099	*
	Lewis E. Holland (15)	45,318	*
	Paul N. Horne (16)	75,011	*
	Kristopher J. Matula (17)	14,095	*
	Virginia B. Wetherell (18)	16,868	*

(C)	All Directors and Executive Officers as a group (17 persons) (19)	1,805,049	4.6%

*	Less than 1% of the issued and outstanding shares of our common stock.
(1)	Unless otherwise indicated, beneficial ownership consists of sole voting and investing power based on 39,528,015 shares issued and outstanding as of May 1, 2013. Options to purchase an aggregate of 380,663 shares are exercisable or become exercisable within 60 days of May 1, 2013. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by each person to whom a portion of such options relate but are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
(2)	NewSouth Capital Management, Inc. filed a Schedule 13G/A with the SEC on February 8, 2013, reporting that it had the sole power to dispose of or direct the disposition of 3,075,644 shares, which constitutes more than 5% of our common stock.

(3)	BlackRock, Inc., filed a Schedule 13G/A with the SEC on February 8, 2013, reporting that it had the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of 2,947,065 shares, which constitutes more than 5% of our common stock.
(4)	The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 11, 2013, reporting that it had the sole power to dispose of or direct the disposition of 2,636,088 shares and the shared power to dispose of or direct the disposition of 55,915 shares beneficially owned by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, which constitutes more than 5% of our common stock.
(5)	Dimensional Fund Advisors LP filed a Schedule 13G/A with the SEC on February 11, 2013, reporting that it had the sole power to dispose of or direct the disposition of 2,151,998 shares, which constitutes more than 5% of our common stock.
(6)	Includes 3,290 shares of restricted stock issued pursuant to our Amended and Restated 2007 Omnibus Incentive Compensation Plan (the “2007 Omnibus Plan”).
(7)	Includes 10,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; and 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(8)	Includes 10,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 16,868 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 277,448 shares are pledged as security.
(9)	Includes 20,000 shares issuable upon the exercise of options granted under our stock option plan for non-employee directors; and 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(10)	Includes 25,687 shares held in our 401(k) and retirement plans; 83,110 shares of restricted stock issued pursuant to our Restricted Stock Plan; 85,912 performance shares issued under our 2007 Omnibus Plan; 114,302 shares issuable upon the exercise of options; and 30,793 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(11)	Includes 7,257 shares held in our 401(k) and retirement plans; 7,770 shares of restricted stock issued pursuant to our Restricted Stock Plan; 18,337 performance shares issued under our 2007 Omnibus Plan; 53,279 shares issuable upon the exercise of options; and 6,567 shares of restricted stock issued pursuant to the 2007 Omnibus Plan.
(12)	Includes 28,774 shares held in our 401(k) and retirement plans; 16,178 shares of restricted stock issued pursuant to our Restricted Stock Plan; 16,617 performance shares issued under our 2007 Omnibus Plan; 10,995 shares issuable upon the exercise of options; 6,023 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(13)	Includes 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan. 156,996 shares are pledged as security.
(14)	Includes 10,000 shares issuable upon the exercise of options granted under our stock plan for non-employee directors; 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(15)	Includes 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(16)	Includes 1,849 shares held in our 401(k) and retirement plans; 27,308 shares of restricted stock issued pursuant to our Restricted Stock Plan; 16,177 performance shares issued under our 2007 Omnibus Plan; and 10,489 shares issuable upon the exercise of options; and 5,721 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(17)	Consists of 14,095 performance shares issued under our 2007 Omnibus Plan.
(18)	Includes 3,589 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.
(19)	Includes an aggregate of 83,028 shares held in our 401(k) and retirement plans; 189,248 shares of restricted stock issued pursuant to our Restricted Stock Plan; 186,897 performance shares issued under our 2007 Omnibus Plan; 355,762 shares issuable upon exercise of options granted under the stock option plan for non-employee directors and our other stock option plans; and 95,322 shares of restricted stock issued pursuant to our 2007 Omnibus Plan.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, if you do not wish to accept the per share Merger Consideration provided for in the Merger Agreement and you do not vote for the adoption of the Merger Agreement, you have certain rights under Section 262 of the DGCL to demand appraisal of your shares of Buckeye common stock and to receive payment in cash for the fair value of your shares of Buckeye common stock in lieu of the $37.50 per share to be paid in the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Buckeye common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $37.50 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Buckeye’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DCGL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Buckeye’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

Stockholders of record who desire to exercise their appraisal rights must properly perfect their appraisal rights and fully satisfy all of the following conditions. A written demand for appraisal of shares of Common Stock must be delivered to the Secretary of Buckeye (x) before the taking of the vote on the adoption of the Merger Agreement if the Merger is not being effected as a short-form merger under Section 253 of the DGCL (a “Short-Form Merger”) but rather is being consummated following approval thereof at a meeting of Buckeye’s stockholders (a “Long-Form Merger”) or (y) within 20 days after the date that the Surviving Corporation mails to the Remaining Stockholders a notice (the “Notice of Merger”) to the effect that the Merger is effective and that appraisal rights are available (and includes in such notice a copy of Section 262 of the DGCL and any other information required thereby) if the Merger is being effected as a Short-Form Merger without a vote of Buckeye’s stockholders or by written consent of stockholders in lieu of a meeting. If the Merger is approved by a vote of stockholders at a meeting, this written demand for appraisal of shares of Common Stock must be in addition to and separate from any proxy or vote abstaining from or against the adoption of the Merger Agreement, and voting against, abstaining from voting or failing to vote on the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. In order to exercise appraisal rights, a stockholder must not vote in favor of the Merger, but a failure to vote against the Merger will not constitute a waiver of your appraisal rights. Any stockholder seeking appraisal rights must hold the shares of Common Stock for which appraisal is sought on the date of the making of the demand, continuously hold such shares through the Effective Time and otherwise comply with the provisions of Section 262 of the DGCL.

Within 120 days after the Effective Time, either Buckeye or any stockholder who has complied with the required conditions of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

Stockholders who consider seeking appraisal should have in mind that the fair value of their shares of Common Stock determined under Section 262 of the DGCL could be more than, the same as or less than the per Share Merge Consideration, if they do seek appraisal of their shares of Common Stock, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262 of the DGCL. The Company expects that Georgia-Pacific would cause the Surviving Corporation to argue in any appraisal proceeding that, for purposes thereof, the “fair value” of the shares of Common Stock is less than that paid in the Merger. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

Any Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the shares of Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any former holder of shares of Common Stock will have the right to withdraw his or her demand for appraisal and to accept the per Share Merge Consideration for his or her shares of Common Stock. After this period, such holder may withdraw his or her demand for appraisal only with the consent of Buckeye as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, each stockholder’s rights to appraisal will cease. Inasmuch as Buckeye has no obligation to file such a petition, and Buckeye understands Georgia-Pacific has no present intention to cause or permit the Surviving Corporation to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

The preservation and exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights will result in the loss of those rights. The foregoing summary of the rights of dissenting stockholders under the DGCL is not a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL. Any Remaining Stockholder considering demanding appraisal is advised to consult legal counsel. Appraisal rights will not be available unless and until the Merger (or a similar merger) is consummated.

DELISTING AND DEREGISTRATION OF BUCKEYE COMMON STOCK

If the Merger is completed, Buckeye common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Buckeye common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

Stockholder Proposals and Nominations for 2013 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of Buckeye’s stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2013 annual meeting of stockholders prior to the end of 2013.

If you wish to submit a proposal or nomination to be included in our Proxy Statement for our 2013 annual meeting of stockholders, proposals must be submitted by eligible stockholders who have complied with the relevant regulations of the SEC and must be received no later than May 23, 2013. Stockholder proposals should be mailed to Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407, Attention: Corporate Secretary.

In addition, our By-laws contain an advance notice provision requiring that, if a stockholder’s proposal is to be brought before and considered at the next annual meeting of stockholders, such stockholder must provide timely written notice thereof to our Secretary. In order to be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than the close of business on June 25, 2013 and not later than the close of business on July 25, 2013; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting (or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by us). In the event that a stockholder proposal intended to be presented for action at the Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Buckeye is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Buckeye’s directors and officers, their remuneration, options, performance awards, deferred stock and restricted stock granted to them, the principal holders of Buckeye’s securities and any material interests of such persons in transactions with Buckeye is required to be disclosed in proxy statements distributed to Buckeye’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to Buckeye that has been filed via the EDGAR system.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the annual report and/or proxy statement mailed to you, please submit your request to Investor Relations at Buckeye Technologies Inc., P.O. Box 80407, 1001 Tillman Street, Memphis, Tennessee 38108-0407 Attn: Steve Dean or Shirley Spears, telephone number (901) 320-8125 or ir@bkitech.com. Buckeye will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request. You may also contact Buckeye if you received multiple copies of the proxy statement and related materials and would prefer to receive a single copy in the future.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Georgia-Pacific LLC,

GP Cellulose Group LLC

and

Buckeye Technologies Inc.

Dated as of April 23, 2013

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2013 (this “Agreement”), by and among Georgia-Pacific LLC, a Delaware limited liability company (the “Parent”), GP Cellulose Group LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Parent (the “Purchaser”), and Buckeye Technologies Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Managers of the Parent and the Purchaser and the Board of Directors of the Company (the “Company Board”) have each approved this Agreement and the acquisition of the Company by the Parent (including the making of the Offer by the Purchaser and the Merger) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, in furtherance of the acquisition of the Company by the Parent, the Parent shall cause the Purchaser to (and the Purchaser has agreed to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”), at a price per Share of $37.50 (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, regardless of whether the Offer Closing occurs, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), whereby each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) determined to recommend that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent applicable, adopt this Agreement and approve the Merger (the “Company Board Recommendation”);

WHEREAS, the respective Boards of Managers of the Parent and the Purchaser have, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

WHEREAS, as a condition to and inducement to the Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the directors and those executive officers of the Company set forth in Section 1.01 of the Company Disclosure Schedule are entering into tender and support agreements with the Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, the Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with ARTICLE 7, as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof, the Purchaser shall (and the Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash all Shares at the Offer Price. The consummation of the Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by the Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, or with respect to which the Parent or any of its wholly-owned direct or indirect Subsidiaries, including the Purchaser, otherwise has, directly or indirectly, sole voting power, represents at least seventy five percent (75%) of the Shares then outstanding (determined on a fully diluted basis) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by the Purchaser, of the other conditions and requirements set forth in Annex I. The conditions and requirements to the Offer set forth in Annex I are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such condition or may be waived by the Purchaser, in its sole discretion, in whole or in part at any time and from time to time, subject to this Section 1.1.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Purchaser of the other conditions and requirements set forth in Annex I, the Purchaser shall accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Date. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement. The date of payment for Shares accepted for payment pursuant to the terms, and subject to the conditions of the Offer, is referred to herein as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to herein as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. To the extent permitted by applicable Law, the Purchaser expressly reserves the right (in its sole discretion) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend any of the other conditions to the Offer set forth in Annex I in a manner adverse to the holders of Shares, (vi) impose conditions to the Offer that are in addition to the conditions to the Offer set forth in Annex I hereto, (vii) except as provided in Section 1.1(e), terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares. For the avoidance of doubt, in no event shall any waiver by the Parent or the Purchaser of any condition to the Offer (other than the Minimum Condition) in accordance with the terms of this Agreement be deemed to be a modification or amendment of the Offer that is adverse to the holders of Shares.

(d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If at any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied, or waived (to the extent permitted by the terms of this Agreement and applicable Law) by the Purchaser, the Purchaser shall extend the Offer for successive periods of up to twenty (20) Business Days each, the length of each such period to be determined by the Purchaser in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall not be required to extend, and shall not extend without the consent of the Company, the Offer (i) except in the circumstances described in clause (ii) below, beyond the Initial Outside Date if any condition to the Offer has not been satisfied at or prior to the Initial Outside Date or (ii) beyond the Extended Outside Date in the event that on the Initial Outside Date, one or both of the HSR Condition and the Other Governmental Approvals Condition have not been satisfied, or waived by the Purchaser, and all of the other conditions to the Offer have been satisfied, or waived by the Purchaser (excluding the Minimum Condition, the condition set forth in clause (d)(i) or (d)(ii) of Annex I (solely, with respect to clauses (d)(i) or (d)(ii), as a result of any suit, action or proceeding of a Governmental Entity seeking to restrain or prohibit the consummation of the Offer or the Merger under any Competition Law) and the delivery of the certificate required by clause (d)(vi) of Annex I). In addition, notwithstanding anything to the contrary in the prior sentence, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff. Notwithstanding anything in this Section 1.1(e) to the contrary, in no event shall the Purchaser be required to extend the Offer beyond any then scheduled Expiration Date in the event that the Company, the Parent or the Purchaser receives a Second Request.

(f) If necessary to obtain sufficient Shares to reach the Short Form Threshold (assuming full exercise of the Top-Up Option), the Purchaser may provide, and shall provide if requested by the Company, for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act of not less than three (3) or more than five (5) Business Days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act). Subject to the terms and conditions of this Agreement and the Offer, the Purchaser shall immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during each such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f) and Rule 14d-11 under the Exchange Act.

(g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with ARTICLE 7. If this Agreement is terminated in accordance with ARTICLE 7, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly (and in any event within seventy two (72) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall (and the Parent shall cause the

Purchaser to) promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof and the Purchaser shall not (and the Parent shall cause the Purchaser not to) accept any Shares pursuant to the Offer.

(h) As soon as practicable on the date of the commencement of the Offer, the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). The Purchaser may, but shall not be required to, provide guaranteed delivery procedures for the tender of Shares in the Offer; provided, however, if the Purchaser provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, the Parent and the Purchaser shall include for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares have been delivered pursuant to such guarantees as of the Expiration Date. The Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by federal securities Laws, including the Exchange Act. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Parent and the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) If at any time after the Company, the Parent or the Purchaser receives a Second Request, the Purchaser elects not to extend the Offer and at the then scheduled Expiration Date, one or both of the HSR Condition and the Other Governmental Approvals Condition has not been satisfied or waived, the Purchaser shall irrevocably and unconditionally terminate the Offer at the then scheduled Expiration Date concurrently with the expiration of the Offer. The termination of the Offer pursuant to this Section 1.1(i) is referred to in this Agreement as the “Offer Termination.” Promptly following the Offer Termination, the Company shall proceed with and take all actions necessary to hold the Special Meeting in accordance with the terms of this Agreement. The parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement, except to the extent expressly provided for in Section 7.1 and that, absent such termination of this Agreement, the obligations of the parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

1.2 Company Actions.

(a) Contemporaneous with the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.5, contain the Company Board Recommendation. The Company shall also include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form. The Company hereby consents to the inclusion in the Offer Documents of a description of the

Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act. To the extent requested by the Purchaser, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares. The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by federal securities Laws, including the Exchange Act. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b) From time to time as requested by the Purchaser or its agents, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and shall reasonably promptly furnish such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. In addition, in connection with the Offer, the Company shall, and shall use its commercially reasonable best efforts to cause any third parties to, cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan, and to permit such holders of Shares to tender Shares in the Offer. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and the Purchaser and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement shall be terminated pursuant to ARTICLE 7, the Parent and the Purchaser shall, at the Company’s request, either, in the Parent’s sole discretion, (1) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (2) deliver (and shall use their respective commercially reasonable best efforts to cause their agents to deliver) to, the Company any and all copies and any extracts or summaries from such information then in their possession or control.

1.3 Directors.

(a) After such time as the Purchaser accepts for payment Shares tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter, subject to compliance with applicable Law and the rules and regulations of the New York Stock Exchange (the “NYSE”), the Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its direct or indirect wholly-owned Subsidiaries, including the Purchaser, bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon the Purchaser’s request, promptly take all actions as are necessary to enable the Purchaser’s designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or, subject to this Section 1.3, promptly securing the resignations of such number of its incumbent directors, and shall cause the Purchaser’s designees to be so elected or designated at such time. Notwithstanding the foregoing, in no event shall the Company’s Chief Executive Officer resign from the Board pursuant to this Section 1.3(a). After the Acceptance Time, the Company shall also, upon the Purchaser’s request, promptly cause the directors elected or designated by the Purchaser to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case, to the extent permitted by applicable Law and the rules of the NYSE. After the Acceptance Time, the Company shall also, upon the Purchaser’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NYSE Rule 303A and make all necessary filings and disclosures associated with such status. The provisions of this Section 1.3(a) are in addition to any rights that Parent or its direct or indirect Subsidiaries, including the Purchaser, may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint the Purchaser’s designees to the Company Board pursuant to Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable the Purchaser’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 1.3. The Purchaser shall supply or cause to be supplied to the Company in writing, and be solely responsible for, any information with respect to the Parent, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) Notwithstanding anything in this Agreement to the contrary, after the Purchaser’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by NYSE Rule 303A.02 and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After the Purchaser’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Charter, the Company Bylaws or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) to amend the Company’s governing documents, including the Company Charter or the Company Bylaws, (iv) to extend the time for performance of any of the obligations or other acts of the Parent or the Purchaser, (v) to authorize any agreement between the Company and any of its affiliates, on the one hand, and the Parent, the Purchaser or any of their affiliates, on the other hand, or (vi) to grant consent or to take any other action of the Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, in the case of such actions specified in clauses (iii) and (v), only if such action would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than the Parent or the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) in reasonable circumstances and other advisors at the expense of the Company as determined by the Continuing Directors and the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case until the Closing. Following the Acceptance Time and prior to the Effective Time, unless required by applicable Law or applicable fiduciary duties or for removal for cause, neither the Parent nor the Purchaser shall take any action to remove or request the resignation of any Continuing Director.

1.4 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

(c) The managers of the Purchaser immediately prior to the Effective Time or such other individuals designated by the Parent as of the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, regular quarterly cash dividends permitted under Section 5.1(d)), the Merger Consideration will be equitably adjusted to reflect such change; provided, however, that nothing herein will be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the applicable conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as the Purchaser and the Company may agree to in writing, the Purchaser or the Company shall cause a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

1.6 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 5.3, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and the exercise of the Top-Up Option, the Purchaser shall then own, in the aggregate, at least 90% of the outstanding shares of each class of stock of the Company that, absent Section 267 of the DGCL, would be entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting, vote or consent of stockholders of the Company in accordance with Section 267 of the DGCL.

1.7 Top-Up Option.

(a) The Company hereby irrevocably grants to the Purchaser an option (the “Top-Up Option”), exercisable only from and after the Acceptance Time upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned, directly or indirectly, by the Purchaser or the Parent at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then total authorized and unissued Shares (treating Shares owned by the Company as treasury stock as unissued). Upon the Purchaser’s request, the Company shall cause its transfer agent to certify in writing to the Purchaser the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. The Purchaser shall pay the Company the aggregate par value of the Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares by delivery of a promissory note (the “Promissory Note”). The Promissory Note shall be full recourse against the Purchaser, shall be guaranteed by the Parent and shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, upon any event of default under the Promissory Note, all principal and accrued interest thereunder shall immediately become due and payable.

(b) Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option only once and in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive. The Purchaser agrees that, if requested by the Company, the Purchaser shall exercise the Top-Up Option and cause the Merger to be consummated in accordance with Section 1.6. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”), which shall take place immediately prior to the Closing, the Purchaser shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares or, at the Purchaser’s request, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law. The Parent and the Purchaser each acknowledge that the Top-Up Option Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Each of the Parent and the Purchaser represents and warrants that the Purchaser will be, at the time of the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.

(d) Notwithstanding anything to the contrary herein, the parties agree that in any appraisal proceeding under Section 262 of the DGCL, the exercise of the Top-Up Option, the issuance of the Top-Up Option Shares, the delivery by the Purchaser of cash or the Promissory Note in payment for such Top-Up Option Shares and the other transactions contemplated in connection with the exercise of the Top-Up Option shall not be considered in connection with the determination of the fair value of any Dissenting Shares in accordance with Section 262 of the DGCL, and the parties further agree that no party shall take any position to the contrary in any such proceeding.

(e) Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by the Purchaser other than to the Parent or a direct or indirect wholly-owned Subsidiary of the Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.7(e) shall be null and void.

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”), payable net to the holder in cash, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned by any Company Subsidiary, and all Shares owned by the Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Equity Interests. All outstanding Equity Interests of the Purchaser held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred (100) shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, the Purchaser shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). The Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or promptly after the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, the Parent shall promptly deposit, or cause to be deposited with the Paying Agent, such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by the Purchaser, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of the Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as the Purchaser or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Purchaser, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon, except for Dissenting Shares, which shall be deemed to represent the right to receive the consideration due with respect to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only, as general creditors thereof, with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law. If, prior to six (6) years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that the Purchaser may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger

Consideration, and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Purchaser shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options, Stock Appreciation Rights and Restricted Shares.

(a) Treatment of Options. Immediately prior to the Effective Time, each unexpired and unexercised option to purchase Shares (each, a “Company Option”), under any stock option or other equity or equity-based plan of the Company, including the Amended and Restated 1995 Management Stock Option Plan, the Second Amended and Restated 1995 Incentive and Nonqualified Stock Option Plan for Management Employees, the Restricted Stock Plan, the Amended and Restated 2007 Omnibus Incentive Compensation Plan and the Amended and Restated Formula Plan for Non-Employee Directors or any other plan, agreement or arrangement (the “Company Equity Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”). No holder of a Company Option that, as of immediately prior to such cancellation, has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option. From and after the Effective Time, each Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, if any. As soon as practicable following the Closing, but in any event on or prior to the next applicable payroll payment date (but no later than fifteen (15) days) following the Closing, the Surviving Corporation shall make by a payroll payment through the Company’s or the Purchaser’s payroll provider and subject to withholding, if any, as described in Section 2.5 below to each holder of Company Options such holder’s Option Payment.

(b) Treatment of Stock Appreciation Rights. Immediately prior to the Effective Time, each unexpired and unexercised stock appreciation right based on the value of Shares (each, a “Company SAR”), under any Company Equity Plan, whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company SAR shall be entitled to receive, in consideration of the cancellation of such Company SAR and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law) of an amount equal to the product of (i) the total number of Shares subject to such Company SAR immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the base price per Share subject to such Company SAR immediately prior to such cancellation (such amounts payable hereunder being referred to as the “SAR Payments”). No holder of a Company SAR that, as of immediately prior to such cancellation, has a base price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company SAR. From and after the Effective Time, each Company SAR shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the SAR Payment, if any. As soon as practicable following the Closing, but in any event on or prior to the next applicable payroll payment date (but no later than fifteen (15) days) following the Closing, the Surviving Corporation shall make by a payroll payment through the Company’s or Purchaser’s payroll provider and subject to withholding, if any, as described in Section 2.5 below to each holder of Company SARs such holder’s SAR Payment.

(c) Treatment of Restricted Shares. Immediately prior to the Effective Time, each unvested Share subject to forfeiture restrictions, repurchase rights or other restrictions under any Company Equity Plan (each, a “Restricted Share”) shall vest in full and all restrictions (including forfeiture restrictions or repurchase rights) otherwise applicable to such Restricted Share shall lapse and such Restricted Share shall be converted into the right to receive the Merger Consideration, without interest, as provided in Section 2.1(a), subject to any withholding of Taxes required by applicable Law. In connection with the Offer, the Company shall take all actions necessary, including granting any required waivers, consents or approvals, under any Company Equity Plan to permit holders of Restricted Shares to tender such Restricted Shares in the Offer.

(d) Termination of Company Equity Plans. As of the Effective Time, all Company Equity Plans shall be terminated and no further Shares, Company Options, Restricted Shares, Company SARs, Equity Interests or other rights with respect to Shares shall be granted thereunder.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in Sections 2.4(a), 2.4(b), 2.4(c) and 2.4(d).

2.5 Withholding Rights. The Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Document filed after June 30, 2012 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature), (ii) the corresponding section of the disclosure schedule delivered by the Company to Parent and the Purchaser concurrent with the execution of this Agreement (the “Company Disclosure Schedule”), or (iii) any other part of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other section or subsection of this Agreement, the Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available or caused to be made available to the Purchaser true and complete copies of (i) any amendments to the Second Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Second Amended and Restated By-Laws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is in compliance with the terms of the Company Charter and the Company Bylaws, and the Company Subsidiaries are in compliance in all material respects with their respective organizational or governing documents.

(c) The Company has made available or caused to be made available to the Purchaser a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, in each case, as of the date of this Agreement. All Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable (to the extent applicable) and not in violation of preemptive rights and are owned, directly or indirectly, by the Company or another Company Subsidiary, free and clear of any Liens (other than Permitted Liens). Section 3.1(c) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. Except for Equity Interests of the Company Subsidiaries or as otherwise set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any Equity Interest of any Person (including the Company), or has any obligation or has made any binding commitment, in each case to a Third Party, to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), of which, as of the close of business on April 22, 2013 (the “Capitalization Date”), there were 39,511,168 shares issued and outstanding (excluding 3,631,601 shares of Company Common Stock held in treasury, and including 640,425 Restricted Shares (including 238,810 performance shares)) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”), of which no shares of Company Preferred Stock are issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b) As of the close of business on the Capitalization Date, the Company has no shares of Company Common Stock or Company Preferred Stock subject to issuance, except for 616,590 shares of Company Common Stock subject to outstanding Company Options under the Company Equity Plans. As of the close of business on the Capitalization Date, Company SARs with respect to 70,000 shares of Company Common Stock were outstanding. All shares of Company Common Stock subject to issuance under the Company Equity Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(c) Section 3.2(c)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on the Capitalization Date, of (A) each holder of Company Options, (B) the number of Company Options held by each such holder, (C) the number of shares of Company Common Stock subject to each such Company Option (i.e., the original amount less exercises and any forfeitures), (D) the exercise price, expiration date and vesting schedule of each such Company Option, (E) whether each such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and (F) the Company Equity Plan under which such Company Option was granted. Section 3.2(c)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on the Capitalization Date, of (v) each holder of Company SARs, (w) the number of Company SARs held by each such holder, (x) the number of shares of Company Common Stock subject to each such Company SAR (i.e., the original amount less exercises and any forfeitures), (y) the base price, expiration date and vesting schedule of each such Company SAR and (z) the Company Equity Plan under which such Company SAR was granted. Section 3.2(c)(iii) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on the Capitalization Date, of (i) each holder of an award of Restricted Shares, (ii) the number of awards of Restricted Shares held by each such holder (i.e., the original amount less any forfeitures), (iii) the number of Restricted Shares subject to each such award of Restricted Shares, (iv) the vesting schedule of each such award of Restricted Shares, including any performance-based vesting conditions, and (v) the Company Equity Plan under which each such award of Restricted Shares was granted. All Company Options, Company SARs and Restricted Shares are evidenced by stock option, stock appreciation right or restricted share agreements, forms of which have been made available to the Parent, and no stock option agreement, stock appreciation right agreement or restricted share agreement contains any terms that are inconsistent with or in addition to such forms in any material respect. Each Company Option, each Company SAR and each Restricted Share may, by its terms, be treated as set forth in Section 2.4.

(d) To the Knowledge of the Company, the per-share exercise price of each Company Option and the per share base price of each Company SAR were not less than the fair market value of a share of Company Common Stock on the applicable grant date (as determined in accordance with the terms of the applicable Company Equity Plan and, to the extent applicable, Sections 409A and 422 of the Code).

(e) Except for Equity Interests set forth in Section 3.2(a) of the Company Disclosure Schedule and the Company Options, Company SARs and Restricted Shares set forth in Section 3.2(b), there are no outstanding Equity Interests or other options, warrants or other rights, agreements, arrangements or commitments of any character relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued any Company Common Stock, Company Options, Company SARs, Restricted Shares or other Equity Interests other than shares of Company Common Stock issued upon the exercise of any Company Options outstanding as of the close of business on the Capitalization Date in accordance with their terms.

(f) There are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any shares of Company Common Stock or other Equity Interests of the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary requiring the disposition of, or containing any right of first refusal with respect to, any material portion of the business or assets of the Company or any Company Subsidiary.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger, subject to, with respect to the Merger, the Company Stockholder Approval, if required by applicable Law. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized and approved by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the Company Stockholder Approval, if required by applicable Law. This Agreement has been validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its term (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

(b) The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the Support Agreements or the consummation of the transactions contemplated hereby or thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all Company Board resolutions reflecting such actions have been previously made available to the Purchaser.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, if required by applicable Law, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) the receipt of the

Company Stockholder Approval, if required by applicable Law, (c) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (d) compliance with the applicable requirements of the Exchange Act, (e) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (f) such filings as may be required under the rules and regulations of the NYSE and (g) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary holds all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”). The Company and each Company Subsidiary is in and since June 30, 2012 has been in compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except, in each case, where the failure to comply, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not and would not reasonably be expected to, individually or in the aggregate, materially impair the operation of the business of the Company and the Company Subsidiaries (taken as a whole) as presently conducted or otherwise have a Company Material Adverse Effect. No suspension, modification (except for any modification that would not reasonably be expected to materially and adversely impact the operations of the Company and the Company Subsidiaries as currently conducted), revocation or cancellation of any of the material Company Permits is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company as of the date hereof, do reasonable grounds exist for any such action.

(b) Except for Laws with respect to matters that are the subject of Section 3.18: (i) neither the Company nor any Company Subsidiary is, or since March 31, 2008 has been, in conflict with, default under or violation of, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflict, default, violation or charges that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) neither the Company nor any Company Subsidiary is, or since March 31, 2008 has been, the subject of an investigation or review, or, to the Knowledge of the Company, any threatened investigation or review, by any Governmental Entity with respect to the Company or any Company Subsidiary, except for such investigation or review that, if determined adversely to the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary, or any of their respective directors, officers, employees or representatives (solely in their capacities as such), since March 31, 2008 (i) has violated any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected that would result, or would reasonably be expected to result, in the imposition of a criminal sentence, criminal penalty or criminal fine or other criminal liability with respect to the Company, any Company Subsidiary or any of their respective directors, officers or employees (solely in their capacities as such) (any such Law, a “Criminal Law”); or (ii) has been charged by any Governmental Entity with any such violation of any Criminal Law, except, in each case, for any such violation or charge that has not resulted, or would not reasonably be expected to result, in a Criminal Penalty. To the Knowledge of the Company, as of the date hereof, there are no other such violations or charges (for the avoidance of doubt, without regard to whether such violation or charge would result in a Criminal Penalty) with respect to the Company, any Company Subsidiary or any of their respective directors, officers or employees (solely in their capacities as such). To the Knowledge of the Company, neither the Company nor any Company Subsidiary, or any of their respective directors, officers, employees or representatives (solely in their capacities as such), is or since

March 31, 2008 has been, the subject of an investigation (including any request for information or subpoena request with respect thereto) regarding the actual or potential violation of any Criminal Law, nor has any such investigation been threatened in writing, by any Governmental Entity with respect to the Company or any Company Subsidiary, or any of their respective directors, officers or employees (solely in their capacities as such), where such investigation, if determined adversely to the Company, any Company Subsidiary, or any of their respective directors, officers or employees (solely in their capacities as such), would reasonably be expected to result in the imposition of a criminal sentence, criminal penalty or criminal fine, or other criminal liability with respect to the Company, any Company Subsidiary or any of their respective directors, officers or employees (solely in their capacities as such).

3.7 SEC Filings; Financial Statements.

(a) Since July 1, 2010, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of the last of such amendments, the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment (other than with respect to the Schedule 14D-9, the Proxy Statement or any Other Filings). All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments as permitted by the SEC) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since July 1, 2010, no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC and (iii) since July 1, 2010, to the Knowledge of the Company, no enforcement action has been initiated or threatened in writing against the Company by the SEC relating to disclosures contained in any Company SEC Document.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since July 1, 2010, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to the Purchaser) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Since July 1, 2010, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director or officer of the Company has received any substantive complaint or allegation in writing that the Company and the Company Subsidiaries have engaged in questionable accounting or auditing practices. Since July 1, 2010, to the Knowledge of the Company, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) To the Knowledge of the Company, no employee or the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary.

3.9 Books and Records. The books and records of the Company and the Company Subsidiaries, on a consolidated basis, have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to the Purchaser, contain complete and correct records in all material respects of all meetings and other corporate actions held or taken since July 1, 2010 of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.10 No Undisclosed Liabilities. Except (a) as set forth in the Company Financial Statements filed prior to the date hereof, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, (b) for liabilities and obligations for Taxes, which are addressed in Section 3.18(b), or (c) for liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) in order for such balance sheet to fairly and completely present the Company’s financial position in all material respects.

3.11 Absence of Certain Changes or Events.

(a) Since June 30, 2012 through the date of this Agreement, except for the discussion and negotiation of this Agreement or as otherwise set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since June 30, 2012 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any Company Subsidiary from December 31, 2012 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(c), (f), (g), (i), (m), (n), (p), (q), (r), (s), (t) or (w).

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan and each Benefit Agreement. With respect to each Benefit Plan and Benefit Agreement, the Company has made available to the Parent complete and accurate copies of, as applicable, (i) each such Benefit Plan or Benefit Agreement, including any amendment thereto, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto, (iv) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto and (v) the most recent determination or opinion letter issued by the IRS.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, (i) each Benefit Plan and Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (ii) each of the Company and the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Benefit Plans and Benefit Agreements and (iii) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS that such Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Benefit Plan.

(c) None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or in the last six years has been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA), or otherwise has any material liability with respect to Title IV of ERISA. No Benefit Plan or Benefit Agreement provides material health, medical or other welfare benefits after retirement or other termination of employment, except as may be required by applicable Law.

(d) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or Benefit Agreement or (iii) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(e) No payment or other entitlement which is or may be made to any Participant, either alone or in conjunction with any other payment, event or occurrence, will or would properly be characterized as an “excess parachute payment” under Section 280G of the Code. No Participant is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or Section 4999 of the Code being imposed on such person.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, with respect to each Benefit Plan or Benefit Agreement that is subject to the Laws of any jurisdiction outside of the United States (each, a “Foreign Plan”): (i) if such Foreign Plan is intended to qualify for special tax treatment, it meets all requirements for such treatment, (ii) if such Foreign Plan is intended to be funded and/or book-reserved, it is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) no material liability exists or reasonably would be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plan.

3.13 Labor and Other Employment Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has any liability for misclassification of any person as an independent contractor rather than as an employee or as exempt versus non-exempt. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement with any labor union or works council representing any employee of the Company or any of the Company Subsidiaries, nor has any labor union or works council, within the past one year, filed a union election petition or similar document with a Governmental Entity seeking to, or outside the United States, otherwise formally sought to, represent any employee of the Company or any of the Company Subsidiaries, and there are not, to the Knowledge of the Company, any ongoing union organizing activities against the Company or any of the Company Subsidiaries by any employees of the Company or any of the Company Subsidiaries. There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, except, in each case, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since July 1, 2010, there has not been any material labor strike, slow-down, or work stoppage against the Company or any of the Company Subsidiaries, and no such material labor strike, slow-down, or work stoppage is now pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(b) The Compensation Committee of the Company Board is (and at all times during the past eighteen months was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.3 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (“Independent Directors”). The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is an Independent Director. On or prior to the date hereof, the Compensation Committee of the Company Board, at a meeting duly called and held, approved each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the eighteen months immediately prior to the date hereof, and (ii) any Company Options, Company SARs or awards of Restricted Shares awarded to, or any acceleration of vesting of any Company Options, Company SARs or Restricted Shares held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the eighteen months immediately prior to the date hereof.

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any joint venture or partnership agreement with any Person other than joint venture or partnership agreements of or among the Company or any wholly-owned Company Subsidiary;

(ii) the most recent purchase order or Contract, to the extent applicable, for each Significant Customer;

(iii) any Contract (excluding purchase orders, indications of interest or quotations) with a customer under which the Company reasonably expects such customer to purchase at least twelve hundred (1,200) tons of products or materials within the twelve months following the date of this Agreement;

(iv) any Contract that involves committed expenditures by, or committed payments to, the Company or any Company Subsidiary in excess of $5 million in the aggregate on or after the date of this Agreement or $1 million within any twelve-month period following the date of this Agreement;

(v) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;

(vi) any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(vii) any Contract that limits the freedom of the Company or any Company Subsidiary to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area;

(viii) any Contract with “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person in excess of $5 million in the aggregate on or after the date of this Agreement or $1 million within any twelve-month period following the date of this Agreement;

(ix) any acquisition Contract with a purchase price in excess of $5 million and entered into after June 30, 2011 or that contains “earn-out” provisions or other contingent payment obligations of the Company or any Company Subsidiary for an amount or amounts in the aggregate in excess of $5 million;

(x) any sale or divestiture Contract with a purchase price in excess of $5 million and entered into after June 30, 2011 or that contains ongoing indemnification obligations of the Company or any Company Subsidiary (excluding customary indemnification as to title, authority and similar fundamental representations);

(xi) any material lease or sublease with respect to the Leased Real Property (“Lease Agreements”);

(xii) any material hedges, derivatives or other similar instruments or Contracts related thereto;

(xiii) any Contract relating to indebtedness for borrowed money in excess of $1 million individually, except for indebtedness between the Company and its wholly-owned Company Subsidiaries or between two or more wholly-owned Company Subsidiaries;

(xiv) any Contract that includes pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing (other than, for the avoidance of doubt, provisions providing for periodic adjustments based on cost factors or cost or market indices);

(xv) any material agreement relating to the licensing or use of Intellectual Property by the Company, or any Company Subsidiary from a third party or by a third party from the Company or any Company Subsidiary (other than “shrink wrap,” “click wrap” and “off-the-shelf” software agreements);

(xvi) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xvii) any other agreement which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in this Section 3.14(a), Section 3.28 or Section 3.32 and each Contract entered into after the date of this Agreement that, if existing on the date hereof, would be of the type described in this Section 3.14(a), Section 3.28 or Section 3.32, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract and each lease or sublease with respect to the Leased Real Property in effect as of the date hereof has been made available to the Purchaser (including pursuant to agreed upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b) (i) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affect creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) each Company Material Contract is in full force and effect and, upon the consummation of the Offer or the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; (iv) none of the Company or any Company Subsidiary has Knowledge of, or has received written notice of, any breach or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a breach of or default under) any Company Material Contract; and (v) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract, except, in each case, which, individually or in the aggregate, has not resulted and would not reasonably be expected to have a Company Material Adverse Effect.

3.15 Litigation. Except with respect to matters that are the subject of Section 3.18:

(a) except with respect to matters that are the subject of clause (c) below, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary (in his capacity as such) that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

(b) except with respect to matters that are the subject of clause (c) below, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) as of the date hereof, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter with respect to the transactions contemplated hereby pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiaries, or any of their respective executive officers or directors, solely in their respective official capacity, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary, has or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement, and neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling awarded or other finding that, individually or in the aggregate, has or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Company of any of its material obligations under this Agreement.

3.16 Environmental Matters. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries, and their respective predecessors (collectively, the “Inclusive Companies”), is now and has for the last five years been in compliance with all applicable Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such Environmental Permits are in good standing; (b) neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, has any other Person released any Hazardous Substances on, under or emanating from, any property currently owned, leased or operated by the Inclusive Companies, or any property previously owned, leased or operated by the Inclusive Companies, and to the Knowledge of the Company, none of the Inclusive Companies has transported or arranged for the transport of Hazardous Substances to any off-site location, except, in each case, in full compliance with all applicable Environmental Laws; (c) the Inclusive Companies have not received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, which is pending or unresolved; (d) to the Knowledge of the Company, none of the Inclusive Companies has any pending and unresolved litigation, claim, proceeding, hearing or action under Environmental Laws; (e) the Inclusive Companies have not entered into or agreed to any consent order or decree, or is subject to any judgment, settlement, order, or consent agreement relating to, compliance with, or liability under, any Environmental Law; and (f) the Company has made available to the Purchaser true and complete copies of all Phase I and Phase II Environmental Site Assessments prepared in the past five (5) years and in the possession or control of or reasonably available to the Company or Subsidiary pertaining to any property currently or formerly owned or leased by the Inclusive Companies.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all: (i) patents and patent applications; (ii) registered trademarks, and service marks and applications therefor; (iii) domain name registrations; and (iv) copyright registrations; in each case, that are included in the Company Intellectual Property (the “Company Registered Intellectual Property”). With respect to each item of Company Registered Intellectual Property, no action, suit, proceeding, hearing, investigation, charge, written complaint, claim or demand (other than office actions in connection with the prosecution of applications) is pending before any Governmental Entity or, to the Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item

(b) Except as had not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own and possess all right, title and interest in and to, free and clear of any Liens, other than Permitted Liens, or have a valid right to use, all Intellectual Property necessary for, and all Intellectual Property actually used in, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and (ii) neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or material impairment of any right of the Company or any Company Subsidiary in or to any Intellectual Property.

(c) (i) No proceedings, claims or actions have been instituted or are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiaries are infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person; (ii) and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any proceeding, claim or action against any Person with respect to the foregoing in this subsection (ii); and (iii) the Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Company Intellectual Property which is material to the business of the Company and the Company Subsidiaries and which derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance.

3.18 Tax Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a) The Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed (taking into account any valid extensions of time within which to file such Tax Returns). All such Tax Returns are complete and accurate in all material respects. All material Taxes due and payable by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid in full or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time not requiring the consent of any Governmental Entity. No written claim that could give rise to Taxes has been made to the Company or any Company Subsidiary within the previous six years by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns.

(b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the financial statements. Since the date of the most recent financial statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c) There are currently no deficiencies for Taxes due from the Company or any Company Subsidiary that have been claimed, proposed or assessed, in each case, in writing, by any Governmental Entity for which adequate reserves established and maintained in accordance with GAAP have not been provided in the appropriate financial statements. There are no pending or, to the Knowledge of the Company, threatened audits, claims, assessments, administrative proceedings or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary, and there are no matters under discussion with any Governmental Entities with respect to Taxes other than matters that have been disclosed in the Tax Returns or the financial statements of the Company or the Company Subsidiaries. None of the Company or any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which waiver has not expired or been terminated. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been sought from, entered into or issued by any Governmental Authority with respect to the Company or any Company Subsidiary within the previous six years that could materially increase the amount of Taxes of the Company or any Company Subsidiary.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, there are no Liens on any assets of any of the Company or any Company Subsidiary for Taxes other than Liens for current Taxes not yet due and payable.

(e) None of the Company or any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or a Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract (including indemnity arrangements or Tax-sharing agreements) or (iv) otherwise

(f) The Company and each Company Subsidiary has complied in all material respects with applicable Law (including any record-keeping and documentation requirements related to sales tax and escheat and unclaimed property) relating to the withholding and payment of Taxes, including Taxes required to be withheld and paid with respect to amounts owed by the Company or any Company Subsidiary to any employee, creditor, independent contractor or other third party, other than any failure to comply with applicable Law related to unclaimed property which in the aggregate would not give rise to a liability in excess of US $50,000.

(g) None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any Company Subsidiary has engaged in any transaction that gives rise to a disclosure obligation as a “reportable transaction” (other than a “loss transaction”) under Section 6011 of the Code and Treasury Regulations thereunder during any open tax periods which have not been properly disclosed on a Tax Return delivered or made available to the Parent.

(i) The Company and each Company Subsidiary, as applicable, are duly registered and approved by the IRS with respect to Alternative Fuel Mixture Credits (“AFMC”) and Cellulosic Biofuel Credits (“CBC”). All claims for AFMC by the Company or a Company Subsidiary have been proper and timely under applicable Law, and all documentation required to properly support all claims for AFMC or CBC (including valid IRS Forms 637) have been retained by the Company or the Company Subsidiaries. None of the Company or any Company Subsidiary has claimed both AFMC and CBC for the same gallon of black liquor. Section 3.18(i) of the Company Disclosure Schedule sets forth as of December 31, 2012 the amount of AFMC originally claimed by the Company and the Company Subsidiaries, the amount of AFMC repaid to the IRS and the amount of remaining AFMC that can be exchanged for CBC.

(j) The absolute value of Net Tax Attributes does not exceed $76,000,000.

3.19 Insurance. The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries, except, in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Purchaser true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due thereon have been paid in full, as and when due, and the Company and the Company Subsidiaries are in compliance in all respects with the terms and conditions of such Insurance Policies, except, in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Properties and Assets; Encumbrances.

(a) The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and, in the case of real property, valid and marketable title to all of their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, real property, tangible property and other assets) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted, in each case subject to no Liens (except for Permitted Liens and Liens reflected in the consolidated balance sheet of the Company as of December 31, 2012), except, in each case, which, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect. The assets and properties (in each case, real property, tangible property or other assets) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not resulted and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary or otherwise interfere in any material respect with the conduct of their respective businesses as currently conducted.

(b) Neither the Company nor any of the Company Subsidiaries has received a notice of default under any material leases of tangible properties to which they are a party, except for (i) defaults that are not material, (ii) defaults for which the grace or cure period has not expired and which are reasonably capable of cure during the cure period or (iii) defaults which have been cured. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

3.21 Real Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and the address for each Owned Real Property.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”) and (ii) the address for each Leased Real Property (or other identifying information where no address is available).

(c) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property.” Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.22 Opinion of Financial Advisor. The Company Board has received the written opinion (the “Fairness Opinion”) of Barclays Capital Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Offer Price to be offered to the stockholders of the Company in the Offer and Merger is fair to such stockholders from a financial point of view. The Company shall provide a true and complete signed copy of the Fairness Opinion to the Purchaser solely for information purposes as soon as practicable after the date of this Agreement. Subject only to approval of the Company Financial Advisor as to the form thereof, the Company has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form.

3.23 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in, or incorporation into, by reference in the Offer Documents and any Other Filings filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and any Other Filings filed with the SEC by the Company (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or such Other Filings based on information furnished by or on behalf of the Parent or the Purchaser in writing expressly for inclusion therein.

3.24 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein based on information supplied by or on behalf of the Parent or the Purchaser in writing expressly for inclusion in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

3.25 Required Vote. The affirmative vote of the holders of shares representing seventy five percent (75%) of the outstanding shares of the Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement and approve the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

3.26 Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to the Purchaser true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.

3.27 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice

3.28 Customers and Suppliers.

(a) Section 3.28(a) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined by gross sales during the twelve (12) month period ending on June 30, 2012 (each, a “Significant Customer”). Since June 30, 2012, no Significant Customer has given notice to the Company in writing its intention to (i) stop purchasing products from the Company or any Company Subsidiary, as applicable, or (ii) change, materially and adversely, the terms and conditions on which it purchases products from the Company or such Company Subsidiary, as applicable.

(b) To the Knowledge of the Company, Section 3.28(b) of the Company Disclosure Schedule sets forth a list showing the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, determined by gross expenditures, during the twelve (12) month period ending on June 30, 2012 (each, a “Significant Supplier”). Since June 30, 2012, no Significant Supplier has indicated in writing an intention to (i) stop supplying the Company or any Company Subsidiary, as applicable, or (ii) change, materially and adversely, the terms and conditions on which it is prepared to supply the Company or such Company Subsidiary, as applicable.

3.29 Anti-Corruption Laws.

(a) Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective employees (in each case, acting in their capacities as such) has, in the past five (5) years, directly or indirectly through its representatives or any Person authorized to act on its behalf, (i) violated any applicable Anti-corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; or (4) inducing any Government Official to use his respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in the case of each of clause (1), (2), (3) or (4) assist the Company or any Company Subsidiary in obtaining or retaining business for or with, or directing business to, the Company or any Company Subsidiary; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) To the Knowledge of the Company, (i) the Company and the Company Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects, (ii) there have been no false or fictitious entries made in the books and records of the Company or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and (iii) the Company and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(c) None of the Company or any Company Subsidiaries or, to the Knowledge of the Company, any of its or their respective employees (acting in their capacities as such) has been convicted of violating any Anti-corruption Laws or, to the Knowledge of the Company, subjected to any investigation or proceeding by a Governmental Entity for, in each case, potential corruption, fraud or violation of any applicable Anti-corruption Laws.

3.30 Export Controls. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective representatives (in each case acting in their capacities as representatives of the Company or any Company Subsidiary) has had any reasonable bases for believing that, in the past five (5) years, any of the foregoing Persons, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has made available to the Purchaser true and complete copies of each Contract between the Company or any Company Subsidiary and any Person engaged in international trade or export on behalf of the Company or any Company Subsidiary (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List), the execution or performance of which by the Company or any Company Subsidiary would, absent the requisite permits held by such Person, reasonably be expected to result in a violation of any of the foregoing Laws set forth in this Section 3.30 (for purposes of this Section 3.30, without regard to the existence or validity of such permit).

3.31 Competition and Antitrust Compliance. Neither the Company nor any Company Subsidiary is or since March 31, 2008 has been in violation of, or is being or since March 31, 2008 has been investigated for, or charged by any Governmental Entity with a violation of, any Competition Law applicable to the Company or any Subsidiary of the Company. No investigation or review by any Governmental Entity under any Competition Law with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

3.32 Certain Contracts. Neither the Company nor any Company Subsidiary is party to any Contract that (a) purports to limit, or after the Effective Time would limit, the freedom of Parent and its affiliates (other than the Company and the Company Subsidiaries) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area or (b) includes pricing or margin provisions that provide “most favored nation”, rebates, refunds, or volume discounts or similar provisions with respect to pricing that would be applicable to Parent or its affiliates (other than the Company and the Company Subsidiaries) after the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE

PURCHASER

Except as set forth in the disclosure schedule delivered by the Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, any disclosure contained in any section of the Parent Disclosure Schedule relating to one section or subsection of this Agreement shall be deemed to be disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such disclosure is reasonably apparent from the face of such disclosure or the context in which such disclosure is made requires it), the Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of the Parent and the Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions which recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of the Parent and the Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of the Parent and the Purchaser, as applicable, and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary limited liability company action and following such approval, no other limited liability company proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Parent and the Purchaser, and assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by the Parent or the Purchaser, the acceptance for payment or purchase of Shares pursuant to the Offer, the consummation by the Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of formation, operating agreement or similar organizational documents of the Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent or the Purchaser or any other Subsidiary of the Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which the Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5 none of the execution, delivery or performance of this Agreement by the Parent and the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 4.4 of the Parent Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by the Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of the NYSE and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Litigation. As of the date hereof, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of the Parent, threatened against or affecting the Parent or the Purchaser, or any executive officer or director of the Parent or the Purchaser, solely in their respective official capacity, that, individually or in the aggregate, if determined adversely to the Parent or the Purchaser, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither the Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling awarded or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information in the Offer Documents and the Schedule 14D-9. The information supplied by or on behalf of the Parent and the Purchaser for inclusion in, or incorporation by reference into, the Schedule 14D-9 and any Other Filing filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto), will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Purchaser makes no representation or warranty with respect to statements made in the Offer Documents or such Other Filing based on information supplied by or on behalf of the Company for inclusion therein. The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.7 Information in the Proxy Statement. The information supplied by or on behalf of the Purchaser for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.8 Ownership of Company Capital Stock. Neither the Parent nor the Purchaser is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9 Sufficient Funds. The Parent and the Purchaser will have all of the funds available as and when needed that are necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, and to perform their respective obligations under this Agreement.

4.10 Ownership of the Purchaser; No Prior Activities.

(a) All of the outstanding Equity Interests of the Purchaser (i) have been duly authorized and validly issued and (ii) are wholly-owned, directly or indirectly, by the Parent.

(b) Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the earlier of Acceptance Time and the Effective Time, have incurred, directly or indirectly, through any Subsidiary of the Purchaser, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.11 Management Arrangements. As of the date hereof, none of the Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item  1005(d) of Regulation M-A under the Exchange Act.

4.12 Brokers. Except for the Parent’s obligations to UBS Securities LLC and Blackstone Advisory Partners L.P., the Parent’s financial advisors, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger.

4.13 No Other Representations and Warranties. Each of Parent and Purchaser acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Purchaser has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Purchaser in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in ARTICLE 3. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Purchaser or any other person resulting from the distribution or failure to distribute to Parent or Purchaser, or Parent’s or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Sub in the electronic data room maintained by the Company for purposes of the Offer, the Merger and the other transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement, unless and only to the extent any such information is the subject of a representation or warranty contained in ARTICLE 3. The foregoing disclaimer shall not limit or impair the Parent’s or the Purchaser’s right to make claims against the Company or any other Person for fraud.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its operations only in the ordinary course of business consistent with past practice in all material respects, (ii) use its commercially reasonable best efforts to keep available the services of the current officers and other key employees of the Company and each Company Subsidiary and preserve the goodwill and current relationships of the Company and each Company Subsidiary with material customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant and material business relations and (iii) use its commercially reasonable best efforts to preserve substantially intact its present business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly required by applicable Law or as expressly contemplated by this Agreement, or otherwise with the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, directly or indirectly:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof in accordance with their current terms and transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(c) sell, pledge, dispose of, transfer, assign, lease, license, abandon, dedicate to the public, or permit to lapse (solely in the case of material Company Intellectual Property), or fail to maintain in the ordinary course of business consistent with past practice (subject, in the case of tangible property, to ordinary wear and tear) any property or assets (including Company Intellectual Property) of the Company or any Company Subsidiary, except (i) pursuant to existing Contracts for the sale or purchase of goods or services in the ordinary course of business consistent with past practice, (ii) in the ordinary course of business consistent with past practice, dispositions of equipment and property no longer used in the operation of the business, (iii) dispositions of assets and inventory related to the Delta facility in Vancouver, Canada, (iv) sales of inventory in the ordinary course of business consistent with past practice, (v) pursuant to security interests granted to secure borrowings under the Company’s existing credit facility in the ordinary course of business, (vii) for property or assets with a fair market value of less than $500,000 individually, or (viii) for grants of easements on or licenses to access the

Company’s real property in the ordinary course of business consistent with past practice that would not reasonably be expected to adversely impact in any material respect the operations of the Company and the Company Subsidiaries as currently conducted;

(d) except for regular quarterly cash dividends payable by the Company in an amount not in excess of $0.09 per Share per quarter declared in the ordinary course consistent with past practice, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly-owned Company Subsidiary created or organized in the United States to the Company or another wholly-owned Company Subsidiary created or organized in the United States) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Option in accordance with the terms of such Company Options as in effect on the date hereof, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans in accordance with the terms of such awards as in effect on the date hereof, (iii) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with terminated employees of awards and equity under the Company Equity Plans in connection with the forfeiture of such awards and equity pursuant to the terms of the Company Equity Plans and in any event at a price per share not in excess of the fair market value of such award or the Offer Price and (iv) the acquisition by the trustee of the 401(k) Plan maintained by the Company of Shares in order to satisfy participant elections under the 401(k) Plan maintained by the Company;

(f) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than this Agreement and the Merger);

(g) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other Person or any equity interest therein, other than acquisitions of goods and services and capital improvements permitted pursuant to Section 5.1(k) in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise) the obligations of any Person (other than with respect to indebtedness between the Company and a wholly-owned Company Subsidiary created or organized in the United States or between wholly-owned Company Subsidiaries created or organized in the United States) for borrowed money in excess of $5 million in the aggregate, except for borrowings under the Company’s existing credit facility not to exceed $100 million in the aggregate;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary), other than routine travel, relocation and business advances in the ordinary course of business to employees of the Company or any Company Subsidiary;

(j) (i) terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract, (ii) enter into any Contract that, if existing on the date hereof, would be a Company Material Contract or (iii) amend any Contract in existence on the date hereof that, after giving effect to such amendment, would be a Company Material Contract, other than (x) entry into, amendment, change in, waiver under, renewal or renegotiation of customer and supplier Contracts in the ordinary course of business consistent with past practice that are terminable by the Company or any Company Subsidiary within twelve (12) months of the effective date of the contract (not including any transition, ramp down or phase out period of twelve (12) months or less for existing contracts that currently provide for such a term and six (6) months or less for any new contract permitted hereunder) without premium or penalty (except for cotton linter pulp contracts, which shall be terminable by the Company or any Company Subsidiary within three (3) years of the effective date of the contract (not including any transition, ramp down or phase out period of six (6) months or less) without premium or penalty); or (y) the renewal or renegotiation of supplier Contracts providing for a renewed or renegotiated term no longer than the original term of such Contract (provided, that in no event shall such renewed or renegotiated Contract provide for a term of greater than three (3) years (not including any transition, ramp down or phase out period of six (6) months or less) or contain termination provisions less favorable to the Company or the Company Subsidiary than contained in the existing Contract); provided, that, for the avoidance of doubt, in no event shall the permitted actions described in clause (x) and (y) above permit the Company to (A) enter into any purchase Contract with fluff pulp suppliers outside of the ordinary course of business consistent with past practice or (B) enter into any Contract of a type described in Section 3.14(a)(i), (a)(v), (a)(vi), (a)(vii) (other than with respect to distribution and sales agency Contracts), (a)(viii) (other than with respect to cotton linter pulp customer Contracts) or (a)(xiv) (other than with respect to renewal or renegotiation of specialty grade cellulose Contracts identified on Section 3.14(a)(xiv) of the Company Disclosure Schedule), or Section 3.32;

(k) (i) for the fiscal year ending June 30, 2013, make or authorize any capital expenditure in excess of 120% of the aggregate amount set forth in the Company’s capital expenditure budget set forth in Section 5.1(k) of the Company Disclosure Schedule (the “CapEx Budget”) and (ii) for the fiscal year ending June 30, 2014, make or authorize any capital expenditure that, in the aggregate, are expected to result in expenditures in excess of 120% of the aggregate amount of capital expenditures of the Company and Company Subsidiaries for the fiscal year ending June 30, 2013;

(l) subject to routine delays and other delays of a nature consistent with past practice, fail to make or authorize any currently scheduled capital expenditures contemplated by the CapEx Budget, except for any such deficiency in capital expenditures that, in the aggregate, equal to payments of less than 20% of the total amount contemplated in the CapEx Budget;

(m) except as required by Law or to comply with any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, (i) increase the compensation or benefits of any Participant, except for routine increases in base cash compensation to Participants (other than officers and directors) in the ordinary course of business consistent with past practice, (ii) pay to any Participant any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice and reimbursement of reasonable business expenses consistent with past practice, (iii) grant any new severance, change of control, retention, termination or similar compensation or benefits to any Participant, except for the payment of severance or other termination benefits pursuant the Company’s existing policies in the ordinary course of business consistent with past practice, (iv) adopt, establish, enter into, amend, modify or terminate any Benefit Plan, Benefit Agreement or collective bargaining or similar agreement, (v) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit, (vi) amend or modify the terms of any Benefit Plan to accelerate the time of vesting or payment of any compensation or benefit or (vii) terminate without cause the employment of any employee other than in the ordinary course of business consistent with past practice; provided, in each case, that the Company and its Subsidiaries may enter into and amend employment and consulting arrangements with Participants (other than officers and directors) in connection with promotions, new hires or engagements in the ordinary course of business consistent with past practice;

(n) forgive any loans to directors, officers, employees or any of their respective affiliates;

(o) (i) pre-pay any long-term debt or waive, release, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (ii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; (iii) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or vary its inventory practices in any material respect;

(p) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP Regulation S-X promulgated under the Exchange Act, applicable Law or by a Governmental Entity;

(q) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve the payment of monetary damages not in excess of the amounts set forth on Section 5.1(q) of the Company Disclosure Schedule and does not include any other obligation to be performed by, or limitation upon, the Company or the Company Subsidiaries, the Parent, the Purchaser or their affiliates that is material to the Company, the Parent, the Purchaser or their affiliates;

(r) make, change or rescind any material Tax election; amend any income or other material Tax Return or claim for refund except to the extent otherwise required by Law; request any ruling or enter into any closing agreement with respect to Taxes; make any change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period; or file any Tax Return in a manner materially inconsistent with past practices except to the extent otherwise required by Law;

(s) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(t) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) (collectively, “Takeover Statutes”), any Person (other than Parent, the Purchaser and any Parent Subsidiary) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(u) convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than (i) a stockholder meeting to adopt this Agreement and approve the Merger (if such a meeting is required by applicable Law) and (ii) a regularly scheduled annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided, that the Company shall use its commercially reasonable best efforts to oppose any stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would reasonably be expected to be inconsistent with their fiduciary duties);

(v) fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(w) enter into, renew, modify or extend any Contract of a type described in the last sentence of Section 3.30 to the extent performance under such Contract would, or could reasonably be expected to, require performance by the Company or any Company Subsidiary, or any counterparty to such Contract, after the earlier of the Acceptance Time or the Effective Time, as applicable; or

(x) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Cooperation. The Company, on the one hand, and the Purchaser and the Parent, on the other hand, shall coordinate and cooperate in connection with the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings.

5.3 Preparation of the Proxy Statement; Meeting of Stockholders to Adopt the Merger Agreement.

(a) Provided that this Agreement has not been terminated in accordance with ARTICLE 7, as promptly as practicable after the date hereof (and in any event, within seven (7) Business Days after the date of the commencement of the Offer), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Merger and this Agreement (together with any amendments and supplements thereto and any other required disclosure materials, the “Proxy Statement”). The Purchaser and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. The Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in customary form, in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy in all material respects all rules of the NYSE. The Company, on the one hand, and the Purchaser, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, to be mailed to holders of Shares, in each case, as and to the extent required by the Exchange Act. The Company shall use its commercially reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff with respect to the Proxy Statement; provided that the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b) If adoption of this Agreement by the stockholders of the Company is required under applicable Law to consummate the Merger, either after the Offer Closing and any “subsequent offering period” or after the Offer Termination, as applicable, then the Company shall, as promptly as practicable (and in any event within five (5) Business Days following the later of (i) the request of the Purchaser and (ii) date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement), (x) establish a record date (which record date shall be as soon as permissible under Delaware Law and the rules and regulations of the NYSE) for and give notice of a meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Special Meeting”) and (y) mail to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the record date established for the Special Meeting the Proxy Statement (the date the Company is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Special Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Purchaser other than to the extent required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Special Meeting. Notwithstanding the foregoing, after the Special Meeting has been convened, the Company shall, upon the request of the Purchaser, and the Company may, if the Purchaser does not make such request, adjourn the Special Meeting on one or more occasions to the extent necessary to solicit additional proxies in favor of adoption of this Agreement, for such time period as determined by the Purchaser (or, if the Purchaser does not make such request, as determined by the Company); provided, however that (i) such adjournment shall not exceed fifteen (15) days for each such adjournment, (ii) the Special Meeting shall not be adjourned by more than forty-five (45) days in the aggregate from the originally scheduled date of the Special Meeting, and (iii) no such adjournment shall be permitted if the Company shall have received at the Special Meeting an aggregate number of proxies voting for the adoption of this Agreement and the approval of the Merger, which have not been withdrawn, such that the condition in Section 6.1(b) would be satisfied if a vote were taken at the Special Meeting. Once the Company has established a record date for the Special Meeting, the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), unless required to do so by Delaware Law or the rules and regulations of the NYSE, including as a result of any adjournment or postponement of the Special Meeting pursuant to the prior sentence. If the record date for the Special Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 5.3(b). Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use commercially reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable Laws and rules of the NYSE. Unless this Agreement is validly terminated in accordance with ARTICLE 7, the Company shall submit this Agreement to its stockholders at the Special Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of the Purchaser, advise the Purchaser at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Special Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of the Purchaser, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than routine procedure matters) that the Company shall propose to be acted on by the stockholders of the Company at the Special Meeting.

(c) At the Special Meeting or any adjournment thereof, the Parent and the Purchaser shall vote, or cause to be voted, all of the Shares acquired in the Offer as well as any additional Shares then owned by the Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, or with respect to which the Parent or any of its direct or indirect wholly-owned Subsidiaries, including the Purchaser, otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and approval of the Merger, and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by applicable Law to effect the Merger and the adoption of the Agreement.

5.4 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent and the Purchaser and a reasonable number of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors and authorized agents (collectively, the “Parent Representatives”) reasonable access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof (including Tax Returns and related workpapers) as Parent or Purchaser may reasonably request, (ii) use commercially reasonable best efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, offices and other properties, contracts, assets, liabilities, employees, officers and other aspects of the Company and each Company Subsidiary as the Parent or the Parent Representatives may reasonably request, (iii) reasonably cooperate with the Parent Representatives to organize and facilitate meetings among the Parent Representatives and the Company Representatives to be located at the properties, offices or other facilities of the Company and the Company Subsidiaries at such times during normal business hours as the Parent or the Purchaser may reasonably request, (iv) use commercially reasonable best efforts to furnish or produce information related to the financial or tax records of the Company if reasonably requested by the Purchaser (which, for purposes of this Section 5.4(a), shall be deemed to be furnished or produced upon entering into an engagement between the Company and the Company’s regular external advisors to produce such information) (provided, that in the event of the termination of this Agreement in accordance with ARTICLE 7, the Purchaser shall promptly, upon written request, reimburse the Company for 50% of the Company’s reasonable documented fees incurred in connection with the engagement by the Company of its regular external advisors to produce such information) and (v) reasonably cooperate with the Parent and the Parent Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and each Company Subsidiary as the Parent or the Purchaser may reasonably request (provided that communications by Parent or its affiliates with (x) customers of the Company or any Company Subsidiary (other than customers of both the Parent and its affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand (“Joint Customers”)) shall be made jointly and in consultation with the Company or the applicable Company Subsidiary, and (y) Joint Customers shall not include communications regarding the Company or the Company Subsidiaries, unless such communications are made jointly and in consultation with the Company or the applicable Company Subsidiary) except, in each case, to the extent the Company reasonably determines, after consultation with legal counsel, that any of the foregoing actions would be prohibited by applicable Law, would involve disclosure of commercially or competitively sensitive information, would result in a waiver of any available privilege or trade secret protection of the Company or the Company Subsidiaries or would breach any agreement to which the Company or any Company Subsidiary is a party (in each case, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such access or information and thereafter the Company and Parent shall use their respective commercially reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a violation, disclosure, waiver or breach); provided, however, that (x) any such access and cooperation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or the discharge by employees of the Company or the Company Subsidiaries of their employment responsibilities, (y) any such access to accountants and accountants’ work papers shall be subject to customary conditions and (z) subject to Section 5.6(h), in no event shall such access include the right to conduct any environmental sampling or testing. All requests for access and information shall be coordinated through the executive officers of the Company. No investigation conducted pursuant to this Section 5.4(a) shall affect or be deemed to modify or limit any representation or warranty made by the parties in ARTICLE 3 and ARTICLE 4.

(b) With respect to the information disclosed pursuant to Section 5.4(a), the Parent shall comply with, and shall cause the Purchaser and the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated January 30, 2013, by and between the Company and the Parent (the “Confidentiality Agreement”); provided, that (i) nothing in the Confidentiality Agreement shall restrict the Parent’s or the Purchaser’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers to the Purchaser a Notice of Superior Proposal of a type described in the last sentence of Section 5.5(d), the restrictions set forth in Section 7 and Section 9 of the Confidentiality Agreement shall terminate and cease to apply to the Parent and the Purchaser. The Company and the Parent hereby agree, in accordance with Section 14(f) of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section  5.4(b).

5.5 No Solicitation of Transactions.

(a) From and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall, shall cause the Company Subsidiaries to, shall cause the directors and executive officers of the Company to, and shall use commercially reasonable best efforts to cause the Company Representatives to, (x) cease and cause to be terminated any existing solicitation, discussion or negotiation with any Third Party that may be ongoing with respect to a Competing Proposal, and (y) request any such Third Party to promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and the Company Subsidiaries. Subject to Section 5.5(b), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall not, shall cause the Company Subsidiaries not to, shall cause the directors and executive officers of the Company not to, and shall use commercially reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate or knowingly encourage any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of the Company Subsidiaries to, or afford access to the books or records or officers of the Company or the Company Subsidiaries to, any Third Party that, to the Knowledge of the Company, is seeking to make, or could reasonably be expected to make, or has made, a Competing Proposal. Subject to Section 5.5(c), from and after the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall not, shall cause the Company Subsidiaries not to, shall cause the directors and executive officers of the Company not to, and shall use commercially reasonable best efforts to cause the Company Representatives not to, directly or indirectly, (A) approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.5(b)) with respect to any Competing Proposal (an “Alternative Acquisition Agreement”); (B) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a Competing Proposal; (C) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the Company in respect of or in contemplation of a Competing Proposal (other than (x) upon such Third Party’s request, to provide that such Third Party shall be permitted to make or amend a non-public Competing Proposal to the Company Board or (y) to the extent the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that failure to take any of such actions under clause (C) would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law); or (D) publicly propose to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date hereof and prior to the earlier of the Acceptance Time and the time the Company Stockholder Approval is obtained (i) the Company has received a bona fide written Competing Proposal from a Third Party that was not received or obtained in violation of this Section 5.5, (ii) the Company Board determines in good faith, after consultation with its outside financial and legal advisors, that such Competing Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (iii) the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (x) furnish nonpublic information to such Third Party that has delivered the bona fide written Competing Proposal and (y) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal; provided, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement and (B) any non-public information concerning the Company or the Company Subsidiaries provided or made available to such Third Party shall, to the extent not previously provided or made available to the Purchaser, be provided or made available to the Purchaser as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is provided or made available to such Third Party. Prior to taking any of the actions referred to in this Section 5.5(b), the Company shall notify the Purchaser orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.5(b), together with an unredacted copy of the Competing Proposal submitted by such Third Party (including any materials relating to such Third Party’s proposed debt financing, if any).

(c) Except as expressly permitted by this Section 5.5(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Purchaser, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, as applicable; (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act; (iv) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal made or received after the date hereof (any of the actions described in clauses (i) through (iv) of this Section 5.5(c), an “Adverse Recommendation Change”); or (v) cause or permit the Company to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the earlier of the Acceptance Time and the time the Company Stockholder Approval is obtained, the Company Board shall be permitted to (x) effect an Adverse Recommendation Change or terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement, in each case, with respect to a Superior Proposal, subject, in each case, to compliance with Section 5.5(d), if the Company Board (A) has received a bona fide written Competing Proposal that the Company Board determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be proposed by the Purchaser in a binding written offer pursuant to, Section 5.5(d) and (B) determines in good faith, after consultation with its outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; or (y) effect an Adverse Recommendation Change if there is an Intervening Event as a result of which the Company Board determines in good faith, after consultation with its outside legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and the Company Board has complied with the requirements set forth in clauses (ii) through (iv) of Section 5.5(d) as if such requirements in connection with an Adverse Recommendation Change relating to a Superior Proposal were applicable to an Intervening Event.

(d) The Company Board shall not be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.5(c) unless (i) the Company has not breached this Section 5.5 in any material respect as it relates to such Superior Proposal, (ii) the Company has provided written notice (a “Notice of Superior Proposal”) to the Purchaser that the Company intends to take such action, which notice includes an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal and any debt financing materials related thereto, if any), provided, if the proposed Adverse Recommendation Change by the Company is in response to an Intervening Event, then such notice shall include, in lieu thereof, a summary, in all material respects, of the Intervening Event, (iii) during the five (5) calendar day period following the Purchaser’s receipt of the Notice of Superior Proposal, the Company shall, and shall use its commercially reasonable best efforts to cause the Company Representatives to, negotiate with the Purchaser in good faith (to the extent the Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement (which adjustments shall only be taken into consideration to the extent proposed in a binding offer in writing by the Purchaser in response to the Notice of Superior Proposal or otherwise) so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make an Adverse Recommendation Change, and (iv) following the end of the five (5) calendar day period, the Company Board shall have determined in good faith, after consultation with its outside financial and legal advisors, taking into account any changes to this Agreement proposed in a binding offer in writing by the Purchaser in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.5(d); provided, however, that for purposes of this sentence, references to the five (5) calendar day period above shall be deemed to be references to a three (3) calendar day period. Notwithstanding anything in this Section 5.5(d) to the contrary, in the event that the Company delivers a Notice of Superior Proposal to the Purchaser with respect to a Superior Proposal that provides stockholders an aggregate purchase price per share of Company Common Stock (measured as the cash or fair market value of the applicable consideration as of the expiration of the relevant notice period) in excess of 110% of the Offer Price (the “Excess Purchase Price”) and the Company shall have complied with each of its obligations under the first sentence of this Section 5.5(d) (including pursuant to clauses (iii) and (iv) thereof) with respect thereto, then the Company shall not thereafter be required to comply further with the requirements of clauses (iii) and (iv) of this Section 5.5(d) with respect to such Superior Proposal or any amendment of such Superior Proposal reflecting the Excess Purchase Price.

(e) From and after the date hereof, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with ARTICLE 7, the Company shall promptly (and in any event within twenty-four hours), notify the Purchaser in the event that the Company or any Company Subsidiary or, to the Knowledge of the Company, any Company Representative receives (i) any Competing Proposal or indication by any Person that it is planning or intends to submit a Competing Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information that would not reasonably be expected to lead to a Competing Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal. The Company shall notify the Purchaser (orally and in writing) promptly (and in any event within twenty-four hours) of the identity of such Person and provide a copy of such Competing Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Competing Proposal, indication, inquiry or request). The Company shall keep the Purchaser reasonably informed (orally and in writing) promptly (and in any event at the Purchaser’s request and otherwise no later than twenty-four hours after the occurrence of any material changes or material developments) of the status of any Competing Proposal, indication, inquiry or request (including the terms and conditions thereof and of any modification thereto), including furnishing the Purchaser with copies of any material written inquiries, material correspondence and draft documentation related thereto.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through the Company Representatives, from (i) complying with its disclosure obligations under applicable Law with respect to a Competing Proposal, including taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (other than as contemplated by Section 5.5(f)(ii)) or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any disclosure permitted under Section 5.5(f)(i) shall be deemed an Adverse Recommendation Change unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement.

(g) The Company agrees that any breach by any of the Company Representatives of the restrictions set forth in this Section 5.5 shall be deemed to be a breach of this Section 5.5 by the Company.

(h) For purposes of this Agreement:

(i) “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (1) fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (2) fifteen percent (15%) or more of the combined voting power of the Company; (B) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the combined voting power of the Company; (C) the issuance by the Company of fifteen percent (15%) or more of its voting securities; or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of the Company Subsidiaries in which a Third Party or its shareholders, if consummated, would beneficially own, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the Company or, if applicable, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

(ii) “Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Company Board after the date of this Agreement and prior to the earlier of the Acceptance Time and the time the Company Stockholder Approval is obtained, to the extent that such event, development or change in circumstances (A) is disproportionately more favorable to the recurring financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, when compared to other Persons operating in the same industries as the Company and the Company Subsidiaries and (B) was not reasonably foreseeable as of or prior to the date hereof; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (2) any events, developments or changes in circumstances relating to the Parent or the Purchaser or any of their affiliates or any competitor of the Company, (3) the actual or potential sale of the Company’s nonwovens business, including the purchase price or other terms and conditions thereof, (4) changes in Laws applicable to the Company or any of the Company Subsidiaries or (5) changes in the market price or trading volume of shares of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (5).

(iii) “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “15%” shall be replaced by “50%”) made by a Third Party which was not solicited or obtained in violation of Section 5.5(a) and which, in the good faith judgment of the Company Board, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial, regulatory and other aspects of such Competing Proposal, including the financing terms thereof, the expected timing and risk and likelihood of consummation, and the Third Party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be proposed in a binding offer in writing by the Purchaser (including pursuant to Section 5.5(d))).

5.6 Appropriate Action; Consents; Filings.

(a) The Company, the Parent and the Purchaser shall use their commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) take such actions as may be required to cause the expiration of the notice periods under the Competition Laws with respect to such transactions as promptly as possible after the execution of this Agreement, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Parent, the Purchaser or the Company, or any of their respective Subsidiaries in order to effect the Closing by not later than two (2) Business Days prior to the Extended Outside Date, and to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act) that would prevent effecting the Closing by not later than two (2) Business Days prior to the Extended Outside Date or delay the Closing beyond two (2) Business Days prior to the Extended Outside Date, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer, the exercise of the Top-Up Option and the Merger, (iv)(A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer, the exercise of the Top-Up Option and the Merger required under (1) the Exchange Act, and any other applicable federal or state securities Laws or (2) the HSR Act, and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer, the exercise of the Top-Up Option and the Merger required under other applicable Law; provided, that the Company and the Purchaser shall cooperate with each other in connection with (x) preparing and filing the Offer

Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer, the exercise of the Top-Up Option or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings, (v) resist, contest and defend against any lawsuit, action, claim, objection, arbitration or similar suit that may be instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as a violation of any Competition Law, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect with respect to any Competition Law and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, and (vi) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The Company and the Purchaser shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and the Purchaser shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable best efforts to obtain any Third Party consents identified by the Purchaser or the Company and reasonably believed to be (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any Third Party consent described in the first sentence of this Section 5.6(b) such party shall use its commercially reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and the Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Offer Closing or the Effective Time, from the failure to obtain such consent. Notwithstanding the foregoing, obtaining any Third Party consents pursuant to this Section 5.6(b) shall not, in and of itself, be considered a condition to the obligations of the Parent and the Purchaser to consummate the Offer or the Merger.

(c) Without limiting the generality of anything contained in this Section 5.6, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) in accordance with the requirements of Section 5.6(e), promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger or any of the other transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement, (i) none of the Company or any Company Subsidiary shall be obligated hereunder to, nor shall be permitted to, without the prior written consent of the Purchaser, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither the Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) In furtherance and not in limitation of the actions and obligations described in Section 5.6(a), the Company and the Purchaser shall use their commercially reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Competition Law and to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Competition Laws. Notwithstanding anything to the contrary in this Section 5.6, the Parent, the Purchaser and the Company shall have the right to have each of their respective outside antitrust counsel present during any substantive meetings or scheduled telephone discussions regarding the transactions contemplated hereunder with any Governmental Entity to the extent permitted by that Governmental Entity and the parties further agree not to participate in any substantive meeting, telephone call or discussion with the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Entity in respect of any filings, investigations or inquiry related to any applicable Law or any investigation or other proceeding in connection with the transactions contemplated hereby, including the Offer and the Merger, unless that party consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party a reasonable opportunity to attend and participate in such meeting, telephone call or discussion. Each of the Parent, the Purchaser and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Entity and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) furnish the other party with copies of drafts of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their respective affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated by this Agreement; provided, however, that to the extent any of the correspondence, filings, or communications (and memoranda setting forth the substance thereof) to be reviewed by or furnished to the other party contain commercially or competitively sensitive information, a party may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client, (iii) subject to applicable Law, permit the other party to review any written communication given by it to or received from such Governmental Entities, and consult with each other in advance of any meeting or conference with such Governmental Entities or, in connection with any proceeding by a private party regarding the transaction, any other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law, and (iv) act in good faith and reasonably cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of such Governmental Entity under the HSR Act or other applicable Competition Laws applicable to the transactions contemplated hereby, including the Offer and the Merger.

(f) Notwithstanding anything to the contrary in this Agreement, except as expressly required by, and subject to the terms and conditions of, Section 5.6(g), in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither the Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Parent, the Company or their respective Subsidiaries or affiliates. Further, nothing contained in this Agreement shall restrict the Parent or any of its affiliates from developing, soliciting, considering, communicating, exchanging or furnishing information, negotiating, disclosing, entering into or consummating potential or definitive strategic transactions with other Persons through both internally generated and third-party proposals (“Transaction Activities”); provided, however, Parent and its affiliates covenant not to engage in Transaction Activities which in whole or substantial part involve cotton linter pulp or nonwovens operations (excluding the Offer and the Merger and the other transactions contemplated by this Agreement) or any business or company that has production capacity of greater than 500,000 metric tons per annum of non-integrated bleached pulp capacity.

(g) Notwithstanding the provisions of Section 5.6(f), if (i) (A) the Company and the Company Subsidiaries have complied in all material respects with their respective obligations under this Section 5.6; and (B) the Company shall have provided the Parent and the Purchaser with the Required Financial Information as promptly as reasonably practicable (and, in any event, no later than thirty (30) days) after the date of this Agreement, then (ii) if necessary to enable the Closing to occur by no later than two (2) Business Days prior to the Extended Outside Date, the Parent and the Purchaser shall divest the Specified Business on the terms and subject to the conditions set forth in this Section 5.6(g). Subject to the conditions set forth in the foregoing sentence, if necessary to divest the Specified Business to enable the Closing to occur by no later than two (2) Business Days prior to the Extended Outside Date, the Parent and the Purchaser shall (A) propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of the Specified Business and (B) create or terminate relationships, ventures, contractual rights, or obligations of the Company or the Company Subsidiaries related to the Specified Business, in each case as may be required in order to obtain all required actions or nonactions, waivers, authorizations, expirations, or terminations of waiting periods, clearances, consents and approvals for such divesture. The Parent and the Purchaser shall have the absolute right to contest any challenge to this Agreement by any Governmental Entity, including contesting through a litigation proceeding initiated by the U.S. Department of Justice to enjoin the Offer, the Merger or any of the other transactions contemplated by this Agreement, and to control all aspects of said litigation for the parties, provided that (x) such actions do not prevent the Closing occurring by no later than two Business Days prior to the Extended Outside Date, nor limit the obligations of Parent or the Purchaser to take the actions set forth in the prior sentence necessary to enable the Closing to occur by no later than two Business Days prior to the Extended Outside Date, and (y) the Parent and the Purchaser afford the Company and the Company Representatives, with reasonable advance written notice of any such contest or litigation, an opportunity to participate in the development and formulation of the legal strategy of such contest or litigation, an opportunity to participate in all associated proceedings, and the Parent and the Purchaser shall consider in good faith the Company’s views and opinions in all material respects related to such matters (provided, that, notwithstanding clause (y) above, the Parent and the Purchaser shall retain full discretion and authority with respect to the aspects of any such litigation described in clause (y) above).

For purposes of this Agreement, “Specified Business” means the facility (the “Specified Facility”) owned and operated by the Company in Gaston County, North Carolina, including the following:

(i) all tangible assets necessary to operate, used in or for, or devoted to, the Specified Facility, including assets relating to research and development activities, all manufacturing equipment, tooling and fixed assets, Real Property (including renewal rights), personal property, inventory, inventory reserves, information technology systems, office furniture, materials, supplies, docking facilities, warehouses and storage facilities, and other tangible property, all Company Permits relating to the Specified Facility; all Contracts (if assignable) and certifications relating to the Specified Facility, including supply or purchase agreements; all customer lists, accounts, and credit records, all repair and performance records, and all other records relating to the Specified Facility; and

(ii) all intangible assets necessary to operate, used in or for, or devoted to, the Specified Facility, including all contractual rights (if assignable), Intellectual Property, safety procedures for the handling of materials and substances, quality assurance and control procedures, environmental studies and assessments, design tools and simulation capability, all manuals and technical information provided to employees, customers, suppliers, agents or licensees, and all research data concerning historic and current research and development efforts relating to the Specified Facility, including designs of experiments and the results of successful and unsuccessful designs and experiments.

Notwithstanding the foregoing, (A) Parent and the Purchaser shall not be required to offer or sell any asset, tangible or intangible, listed in Sections 5.6(g)(i) and 5.6(g)(ii) above that is also used by or for the benefit of the other businesses conducted by the Company or the Company Subsidiaries (such assets, “Shared Assets”), except to the extent that such Shared Assets are significant to the competitive viability of the Specified Business; provided, however, that in the case of Shared Assets that are Intellectual Property assets (other than financial, marketing and business data, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals), the Parent and the Purchaser shall only be required to offer a non-exclusive, worldwide, perpetual, irrevocable, non-terminable (subject to customary termination rights for trademarks and trade secrets required by Law), fully paid-up and royalty-free license to use such assets in the nonwovens business, and (B) except for Shared Assets that are Intellectual Property assets subject to the proviso in the immediately preceding clause (A), in no event shall the Parent and the Purchaser be required to sell, hold separate or otherwise dispose of, grant access to, or rights to use, the Company’s research and development facility located in Memphis, Tennessee, any portion of the Company’s facility in Perry, Florida and/or any tangible or intangible assets (including Intellectual Property assets) used, maintained or developed at such facilities.

(h) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, upon the request of the Purchaser, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, reasonably cooperate with and assist the Purchaser and the Purchaser Representatives, in a timely manner, in connection with the potential sale, divestiture or disposition of the Specified Business contemplated by Section 5.6(g) (a “Potential Disposition”). For purposes of this Section 5.6(h), “Specified Business” shall include any other assets of the Company or the Company Subsidiaries that the Purchaser reasonably determines to include in connection with a Potential Disposition. Such cooperation and assistance shall include the following: (i) timely providing, or causing to be provided, to the Purchaser, as well as potential buyers and their representatives, the Required Financial Information (including monthly financial statements relating to the Specified Business for each month subsequent to the most recent fiscal quarter in respect of which financial statements have been included in the Required Financial Information, to be delivered within thirty (30) days after the end of each month) and such other information with respect to the business, operations, financial condition and projections of the Specified Business as may be reasonably requested by the Purchaser or the potential buyers and their representatives (including cooperating with the Purchaser to prepare “carve-out” combined financial statements for the Specified Business based upon the Required Financial Information); (ii) reasonably cooperating with the Purchaser in its preparation for potential buyers and their representatives of a customary confidential information memorandum (the “Confidential Information Memorandum”) and other customary marketing materials related to the Specified Business and the Potential Disposition (and the Company hereby consents to the use of the logos of the Company and the Company Subsidiaries in connection with the Potential Disposition (provided that such logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of the Company Subsidiaries)); (iii) timely providing, or causing to be provided, customary commercial, financial, accounting, legal and other due diligence information to potential buyers and their representatives related to the Specified Business, in an electronic data room or other customary form; (iv) reasonable participation by officers and other management-level employees in marketing efforts related to the Specified Business and the Potential Disposition, including participation during normal business hours in customary due diligence sessions, management presentations and other meetings with potential buyers and their representatives; (v) timely providing, or causing to be provided, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries related to the Specified Business and to the books and records thereof, in each case, for customary due diligence purposes; (vi) using commercially reasonable best efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, surveys and title insurance, engineering reports, environmental Phase I reports (excluding Phase II reports or any environmental sampling or testing), and other documentation and items relating to the Specified Business as reasonably requested by the Purchaser or the potential buyers; (vii) using its commercially reasonable best efforts to cause its independent auditors to cooperate with potential buyers as may be reasonably requested by the Purchaser or potential buyers; (viii) reasonable participation by the executive officers of the Company in the negotiation, execution and delivery of definitive documentation related to the Potential Disposition; and (ix) taking such actions as are reasonably requested by the Purchaser or the potential buyer to facilitate the timely satisfaction of all conditions to closing of the Potential Disposition; provided, however, that, notwithstanding the above, (A) the Company shall not be required to provide any information to any potential buyer or other Third Party pursuant to this Section 5.6(h) prior to receipt of an executed confidentiality agreement in customary form reasonably acceptable to the Company with respect to such information; (B) nothing in this Section 5.6(h) shall require such cooperation or access to the extent it would interfere unreasonably with the business or operations of the Specified Business; (C) the Company shall not be required to take any action or provide any information to any potential buyer or other Third Party to the extent the Company reasonably determines, after consultation with legal counsel, that any of the foregoing actions would be prohibited by applicable Law or the Company’s organizational documents, would involve disclosure of commercially or competitively sensitive information, would result in a waiver of any available privilege or trade secret protection of the Company or the Company Subsidiaries or would breach any agreement to which the Company or any Company Subsidiary is a party (in each case, it being agreed that the Company shall give notice to the Purchaser of the fact that it is withholding such access or information and thereafter the Company and the Purchaser shall use their respective commercially reasonable best efforts to cause such access or information, as applicable, to be provided, or made available, in a manner that would not reasonably be expected to cause such a violation, disclosure, waiver or breach); and (D) neither the Company nor any of the Company Subsidiaries shall be required to agree to any contractual obligation relating to the Potential Disposition (except for the confidentiality agreements contemplated by clause (A) above) that is not conditioned upon the Closing and that does not terminate without liability to the Company or the Company Subsidiaries upon the termination of this Agreement in accordance with its terms. All requests for access, cooperation or information pursuant to this Section 5.6(h) shall be coordinated through the executive officers of the Company. The Purchaser shall promptly, upon written request, reimburse the Company for reasonable documented expenses and costs incurred in connection with its obligations under this Section 5.6(h). The Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the Potential Disposition or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Company’s, the Company Subsidiaries’ or the Company Representative’s willful misconduct or gross negligence.

(i) The Company and the Company Subsidiaries will comply in all material respects with all requirements to notify or consult with any works council or similar Governmental Entity in connection with the transactions contemplated by this Agreement, including the Offer and the Merger

5.7 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, each party hereto shall promptly notify the other parties of (a) any fact(s), change(s), event(s), development(s) or circumstance(s) that have occurred, arisen or come into existence or first become known to any party, that would reasonably be expected to cause any condition to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied or (b) the failure of the Company or the Purchaser and/or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise modify the conditions to the obligations of any party to effect the Offer, the Merger or any other transactions contemplated by this Agreement, nor limit or affect the remedies available hereunder.

5.8 Public Announcements. So long as this Agreement is in effect, Parent and the Company shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or the other transactions contemplated by this Agreement and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by Law or any requirements of the NYSE, in which case the party required to make the release or announcement shall use its commercially reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 5.5 or (c) with respect to any press releases or other public statements by the Purchaser or the Parent in response to any public announcement permitted by clause (b) hereof. Each of the parties hereto agrees that, promptly following execution of this Agreement, (x) the Company and Parent shall issue a joint press release in a form mutually agreed to by the Company and Parent announcing the execution of this Agreement and the transactions contemplated hereby, (y) the Company shall (i) file a current report on Form 8-K with the SEC attaching such press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching the press release and (z) Parent and the Purchaser shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

5.9 Indemnification of Directors and Officers.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the adoption and approval of this Agreement and the transactions contemplated hereby) now existing in favor of the past and present directors or officers of the Company and of the Company Subsidiaries (collectively, the “Covered Persons”) as provided in the Company Charter, the Company Bylaws or any indemnification agreement between such directors or officers and the Company or the Company Subsidiaries (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six years from and after the Effective Time, the Parent and the Surviving Corporation shall indemnify and hold harmless all Covered Persons as provided by the terms of the Company Charter, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement, in each case, arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby), to the full extent permissible under the applicable provisions of the DGCL. The Parent and the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(b) in accordance with the procedures set forth in the Company Charter, the Company Bylaws and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the Covered Person to whom expenses are advanced shall, prior to such advancement, undertake to repay such advanced expenses to the Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a final nonappealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification.

(c) For a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors or officers of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(d) For six years from and after the Effective Time, the Surviving Corporation shall maintain (and the Parent or its assignee shall cause it to maintain) for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate and with coverage amounts not less favorable than the Company’s existing policy (true and complete copies which have been previously provided to the Purchaser) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $350,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain (and the Parent or its assignee shall cause it to maintain) such policies in full force and effect, and continue to honor the obligations thereunder.

(e) In the event the Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.

(f) The obligations under this Section 5.9 shall not be terminated or modified in such a manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected indemnitee (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 5.9).

5.10 Takeover Statutes. If any Takeover Statute becomes or is deemed to be applicable to the Company, the Parent or the Purchaser, the Offer, the Merger or the exercise of the Top-Up Option, or the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board shall use commercially reasonable best efforts to render such Law inapplicable to the foregoing.

5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company SARs pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

5.12 Rule 14d-10(d) Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE 7, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case, to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee of the Company Board (each member of which the Company Board shall have determined is an “independent director” within the meaning of NYSE Listed Company Manual Section 303A and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 5.12 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

5.13 Stockholder Litigation. The Company shall control, and the Company shall give the Purchaser the opportunity to participate in the defense of, any litigation brought by stockholders of the Company against the Company and/or members of the Company Board relating to the transactions contemplated by this Agreement, including the Offer and the Merger; provided, however, that the Company shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed).

5.14 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with the Purchaser and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.15 Obligations of the Purchaser. The Parent will take all actions necessary to cause the Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. The Parent shall further take all actions necessary to ensure that, prior to the Effective Time, the Purchaser shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness other than in connection with the funding of its obligations hereunder.

5.16 Employees.

(a) During the period from the Effective Time until the second anniversary of the Effective Time, subject to the terms of any applicable collective bargaining agreement or employment agreement, Parent shall, or shall cause its Subsidiaries to, provide to each Person who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time who continues in the employment of Parent, the Surviving Corporation or any of their respective subsidiaries on or after the Effective Time (each, a “Continuing Employee”) compensation and benefits (including severance benefits) that are substantially equivalent in the aggregate to the compensation and benefits provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and the Company Subsidiaries). Parent shall, or shall cause its Subsidiaries to, provide to each Continuing Employee, to the extent not previously provided to such Continuing Employee by the Company or the Company Subsidiaries (except to the extent that such bonus had not been properly accrued in the Company Financial Statements for periods prior to the date hereof (subject to adjustments in the ordinary course consistent with past practice)), (i) the amount of the bonus earned and accrued for the period ending June 30, 2013, in accordance with the Company’s “All Employee Bonus” and “At-Risk Compensation” programs in the form heretofore disclosed, in effect for such Continuing Employee immediately prior to the Effective Time, such bonus shall be payable at the time it would otherwise be payable pursuant to such bonus plan, and (ii) in the event the Effective Time occurs after June 30, 2013, the amount of the quarterly bonus earned and accrued for the applicable three-month period in which the Effective Time occurs, in accordance with the Company’s quarterly bonus program to be established in the ordinary course of business consistent with the Company’s current annual bonus program pursuant to its “All Employee Bonus” and “At-Risk Compensation” programs in the form heretofore disclosed, except that the bonus amounts and performance targets shall be determined on a quarterly basis rather than an annual basis, in each case, unless such Continuing Employee’s employment is terminated prior to such time by the Surviving Corporation, Company Subsidiary or affiliate thereof, as applicable, without misconduct of the Continuing Employee or other similar cause, as determined by Parent or any of its Subsidiaries in good faith in its reasonable discretion, in which case such bonus will be payable at the time of such termination and shall be prorated to the date of such termination. In addition, Parent shall, or shall cause its Subsidiaries to, provide to each Continuing Employee base salary (or rate of pay) that is not less than such Continuing Employee’s base salary (or rate of pay) immediately prior to the Effective Time for nine (9) months following the Effective Time in the event such Continuing Employee’s duties, responsibilities and authorities are the same as such Continuing Employee possessed immediately prior to the Effective Time.

(b) The Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Parent (to the extent a Continuing Employee is brought under any such plan), the Surviving Corporation or any of their respective subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Benefit Plans and Foreign Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) To the extent that, after the Effective Time, the Surviving Corporation changes the welfare benefit plans, programs and arrangements in which Continuing Employees participate, the Parent shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee to the same extent waived under a comparable Benefit Plan or Foreign Plan, and (ii) with respect to the plan year in which the change was made, provide a credit to each Continuing Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee under the Benefit Plans or Foreign Plans during the relevant plan year, up to and including the Effective Time.

(d) It is expressly acknowledged, understood and agreed that nothing in this Section 5.16 or otherwise contained in this Agreement is intended to or does or shall constitute an amendment to or establishment of any employee benefit or other plan or, subject to the express provisions of Sections 5.16(a), (b), (c) and (d), shall prevent the amendment or termination of any such plan. Nothing herein shall be deemed to be a guarantee to any Continuing Employee of (i) employment or (ii) without limiting the express provisions of provisions of Sections 5.16(a), (b), (c) and (d), any specific term or condition of employment. The provisions of this Section 5.16 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any employee of the Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. Each change in control agreement between an employee and the Company set forth on Section 5.16(d) of the Company Disclosure Schedule (in each case, as in effect on the date of this Agreement) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(e) No later than fifteen (15) Business Days following the date of this Agreement, with respect to those individuals listed on Section 5.16(e) of the Company Disclosure Schedule, the Company shall furnish to the Purchaser a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts) that could be paid to such individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such individual and (iii) the underlying documentation on which such calculations are based. At the Purchaser’s written request delivered no later than fifteen (15) Business Days prior to the anticipated Closing Date (as set forth in such notice), the schedule required by this Section 5.16(e) shall be updated and delivered to the Parent not later than five (5) Business Days prior to the anticipated Closing Date, as set forth in such notice.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Except if the Offer Termination shall have occurred, the Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

(b) This Agreement shall have been adopted and the Merger approved by the requisite vote of the stockholders of the Company, if required by applicable Law.

(c) Except if the Offer Termination shall have occurred, the consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

(d) Solely if the Offer Termination shall have occurred, there shall not be any Law, judgment, order or injunction in effect, enacted, entered, enforced or promulgated by or on behalf of a Government Entity of competent jurisdiction with respect to the Merger, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect the Other Required Governmental Approvals, that has the effect of enjoining, making illegal or otherwise prohibiting the consummation of the Merger.

(e) Solely if the Offer Termination shall have occurred, (i) any waiting period under the HSR Act applicable to the Merger shall have expired or terminated and (ii) any Other Required Governmental Approvals shall have been obtained and any waiting period (or extension thereof) or mandated filing thereunder shall have lapsed or been made.

6.2 Conditions to Obligations of the Parent and the Purchaser to Effect the Merger. Solely if the Offer Termination shall have occurred, the obligations of the Parent and the Purchaser to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company contained in Sections 3.2(a), 3.2(b), 3.2(c)(D) (with respect to the exercise price of Company Options), 3.2(c)(y) (with respect to the base price of Company SARs), 3.2(e), 3.2(f), 3.3, or 3.32 shall be true and correct in all material respects, as of the Closing Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in Section 3.6(c) shall be true and correct in all respects, as of the Closing Date with the same force and effect as if made on and as of such date, except (1) for such representations and warranties that relate to a specific date or time (which need only be true and correct in all respects as of such date or time) and (2) where such violation, charge or investigation has not resulted in, and would not reasonably be expected to result in, a Criminal Penalty, or (iii) the other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of clause (iii), (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect; provided, however, the representations and warranties of the Company contained in clause (i) of the first sentence of Section 3.2(a), the first and second sentences of

Section 3.2(b), Section 3.2(c)(D) (with respect to the exercise price of the Company Options), Section 3.2(c)(y) (with respect to the base price of the Company SARs) or Section 3.2(e), in each case, as of the Capitalization Date, shall only be deemed to fail to be true and correct in all material respects if the inaccuracies in such representations (in the aggregate) would cause the aggregate consideration required to be paid by the Parent and the Purchaser to acquire or cancel the Company’s Equity Interests and the Company SARs in, and in connection with, the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by the Parent and the Purchaser to acquire or cancel the Company’s Equity Interests and the Company SARs in, and in connection with, the Merger if such representations and warranties had been true and correct in all respects as of such date.

(b) The Company shall have performed or complied in all material respects with its material obligations and covenants to be performed or complied with by it under this Agreement.

(c) Since the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) shall have occurred, arisen or come into existence or first become known to the Parent or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect; provided that information as and to the extent set forth (i) in any Company SEC Document filed after June 30, 2012 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature) and/or (ii) in the Company Disclosure Schedule, shall be deemed, in each case, to have been known by the Parent and the Purchaser as of the date of this Agreement.

(d) The Company shall have delivered to the Purchaser a certificate of the Company, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(e) There shall not be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction, nor shall any such Governmental Entity have stated its intention (which has not subsequently been rescinded) to the Company, the Parent or the Purchaser to commence, any suit, action or proceeding, against the Parent, the Purchaser, the Company or any Company Subsidiary (provided that the Parent or the Purchaser shall have notified the Company in writing promptly of any such statement, which notice shall include a reasonably detailed description of the statement and related context), or otherwise in connection with the Merger, (i) seeking to make illegal, restrain, prohibit or delay the making or consummation of the Merger, (ii) seeking to make illegal, restrain or prohibit the ownership or operation by the Parent, the Company or any of their respective Subsidiaries or affiliates, of all or any material portion of the businesses or assets of the Parent or any of its affiliates (other than businesses or assets that are de minimis relative to the Parent and its affiliates taken as a whole), on the one hand, or the Company and the Company Subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Merger, (iii) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be acquired by the Parent and the Purchaser pursuant to the Merger, or (iv) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) There shall not be any Law, judgment, order or injunction in effect, enacted, entered, enforced or promulgated by or on behalf of a Government Entity of competent jurisdiction with respect to the Merger, other than the application to the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect the Other Required Governmental Approvals, that would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of Section 6.2(e).

6.3 Conditions to Obligations of the Company to Effect the Merger. Solely if the Offer Termination shall have occurred, the obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Parent and the Purchaser contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except, (i) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Parent Material Adverse Effect.

(b) The Parent and the Purchaser shall have performed or complied in all material respects with their respective material obligations and covenants to be performed or complied with by the Parent and the Purchaser under this Agreement.

(c) The Parent shall have delivered to the Company a certificate of the Parent, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Parent dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the Board of Directors or Board of Managers of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company:

(a) By mutual written consent of the Purchaser and the Company, by action of their respective Board of Managers or Board of Directors, at any time prior to the Effective Time;

(b) Except if the Offer Termination shall have occurred, by either the Company or the Purchaser, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition or requirement of the Offer set forth in Annex I in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to Section 1.1; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or resulted in the non-satisfaction of any condition to the Offer set forth in Annex I;

(c) Solely if the Offer Termination shall have occurred, by either the Purchaser or the Company, if the Company Stockholder Approval shall not have been obtained at a duly held Special Meeting (at any adjournment or postponement thereof) at which this Agreement has been voted upon;

(d) Solely if the Offer Termination shall have occurred, by either the Company or the Purchaser, if the Effective Time shall not have occurred on or before the Initial Outside Date; provided, however, if on the Initial Outside Date, the condition set forth in Section 6.1(e) has not been satisfied and all of the other conditions set forth in ARTICLE 6 applicable following an Offer Termination have been satisfied (other than delivery of the certificates required by Section 6.2(d) and Section 6.3(c)) or are reasonably capable of being satisfied) or waived (other than Section 6.1(b), and the conditions set forth in Sections 6.2(e) or 6.2(f) (solely, with respect to Sections 6.2(e) and 6.2(f), as a result of any suit, action or proceeding of a Governmental Entity seeking to restrain or prohibit the consummation of the Merger under any Competition Law)), then the right to terminate this Agreement pursuant to this Section 7.1(d) shall only be available if the Effective Time shall not have occurred on or before the Extended Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose breach of this Agreement has been the primary cause of or resulted in the non-satisfaction of any condition to the Merger set forth in ARTICLE 6.

(e) By either the Company or the Purchaser, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, except if the Offer Termination shall have occurred, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and, in each such case, such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of this Agreement has been the primary cause of or resulted in the issuance of or failure to lift such order, decree, ruling or action;

(f) By the Purchaser, at any time prior to the earlier of the Acceptance Time and the time the Company Stockholder Approval is obtained, if an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.5) or the Company shall have breached in any material respect its obligations under Section 5.5;

(g) By the Company, at any time prior to the earlier of the Acceptance Time and the time the Company Stockholder Approval is obtained, if the Company Board determines to enter into a definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.5; provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Termination Fee to the Parent pursuant to Section 7.2;

(h) By the Purchaser, at any time prior to the earlier of the Acceptance Time and the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, such that, in either case, (x) except if the Offer Termination shall have occurred, any condition to the Offer contained in paragraphs (d)(iii) or (d)(iv) of Annex I would not, if such Uncured Inaccuracy continued to the Expiration Date, be satisfied or (y) solely if the Offer Termination shall have occurred, any condition set forth in Sections 6.2(a) or 6.2(b) would not, if such Uncured Inaccuracy continued to the applicable Outside Date, be satisfied, (ii) the Purchaser shall have delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach, as applicable is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach, as applicable shall not have been cured; provided, however, that the Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that, in either case, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(i) By the Company, at any time prior to the earlier of the Acceptance Time and the Effective Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of the Parent or the Purchaser contained in this Agreement or breach of any covenant of the Parent or the Purchaser contained in this Agreement that has had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) the Company shall have delivered to the Purchaser written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Purchaser and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(i) if there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement such that, in either case, (x) except if the Offer

Termination shall have occurred, any condition to the Offer contained in paragraphs (d)(iii) or (d)(iv) of Annex I would not be satisfied, or (y) solely if the Offer Termination shall have occurred, any condition to the Merger contained in Sections 6.2(a) or 6.2(b) would not be satisfied; or

(j) By the Purchaser, at any time prior to earlier of the Acceptance Time and the Effective Time if: (i) following the date of this Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to the Parent or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect, (ii) the Purchaser shall have delivered to the Company written notice of such fact(s), change(s), event(s), development(s) or circumstance(s) and (iii) either such fact(s), change(s), event(s), development(s) or circumstance(s) is not capable of cure prior to the applicable Outside Date or at least thirty (30) calendar days shall have elapsed since the date of delivery of such written notice to the Purchaser and such fact(s), change(s), event(s), development(s) or circumstance(s) shall not have been cured; provided that information as and to the extent set forth (x) in any Company SEC Document filed after June 30, 2012 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature) and (y) in the Company Disclosure Schedule, shall be deemed to have been known by the Parent and the Purchaser as of the date of this Agreement.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or the Purchaser as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefore described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of the Parent, the Purchaser or the Company or their respective Subsidiaries, officers, directors or managers, except (i) with respect to Section 5.4(b), the expense reimbursement provisions of Section 5.4(a)(iv), the expense reimbursement and indemnification provisions of Section 5.6(h), Section 5.8, this Section 7.2 and ARTICLE 8 and (ii) nothing herein (except as otherwise provided in Section 7.2(g)) shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach by the Company, on the one hand, or the Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement. For the purposes of this Section 7.2(a), (A) a “willful and material breach” of any representation and warranty will be deemed to have occurred only if the officers of the Company or equivalent agents of the Parent or the Purchaser, as applicable, had actual knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such individuals) and (B) a “willful and material breach” of any covenants or other agreements will be deemed to have occurred only if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant or agreement.

(b) The Parties agree that if this Agreement is terminated by the Purchaser pursuant to Section 7.1(f) or the Company pursuant to Section 7.1(g), then the Company shall pay to the Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by the Purchaser, a termination fee equal to $48,613,000 (the “Termination Fee”).

(c) The Parties agree that if (i) this Agreement is terminated by the Purchaser or the Company pursuant to Section 7.1(b) (by reason of a failure of the Minimum Condition or any of the conditions of the Offer specified in paragraphs (d)(iii), (d)(iv) or (d)(vi) of Annex I (in the case of paragraph (d)(vi), only as a result of the failure to include the requisite certifications as to the conditions to the Offer specified in paragraphs (d)(iii) or (d)(iv) of

Annex I)), Section 7.1(c), Section 7.1(d) (by reason of a failure of any of the conditions set forth in Sections 6.1(b), 6.2(a), 6.2(b) or 6.2(d) (in the case of Section 6.2(d), only as a result of the failure to include the requisite certifications as to the conditions to the Merger set forth in Sections 6.2(a) or 6.2(b)) or Section 7.1(h), and (ii) a Competing Proposal shall have been made or otherwise communicated to the Company or the Company Board and not publicly withdrawn prior to the event or breach that forms the basis for such termination, and (iii) within nine (9) months of such termination either the Company shall consummate a Competing Proposal, or shall enter into an agreement with respect to a transaction that constitutes a Competing Proposal, then the Company shall, upon the earlier of the (x) consummation of such Competing Proposal and (y) entry into such agreement by the Company, pay the Termination Fee to the Parent (provided that for purposes of this Section 7.2(c), the term “Competing Proposal” shall have the meaning assigned to such term in Section 5.5, except that the references to “15%” shall be deemed to be references to “40%”).

(d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Parent.

(e) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parent, the Purchaser and the Company would not enter into this Agreement.

(f) In the event that the Company shall fail to pay the Termination Fee when due, and the Parent or the Purchaser commences a suit which results in a final judgment against the Company for the Termination Fee, the Company shall promptly pay the Termination Fee to Parent, with interest on the amount due pursuant to Section 7.2 from the date such payment was originally required to be made until the date of payment at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal.

(g) Notwithstanding anything to the contrary in this Agreement, upon payment of the Termination Fee in accordance with Section 7.2(b) or Section 7.2(c) following the valid termination of this Agreement, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and the Company’s payment of the Termination Fee pursuant to Section 7.2(b) or Section 7.2(c) following the valid termination of this Agreement shall be the exclusive remedy of the Parent and the Purchaser for any loss or damages suffered as a result of the failure of any of the transactions contemplated hereby to be consummated. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended by each of the Company, the Parent and the Purchaser by action taken by or on behalf of their respective Board of Directors or Board of Managers at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the Company’s stockholders if required by applicable Law, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, the Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after any adoption of this Agreement by the Company’s stockholders if required by applicable Law, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without any such required approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties; No Modification.

(a) None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

(b) The accuracy or inaccuracy of any representation or warranty of a party to this Agreement shall not be affected or be deemed modified or limited by any investigation made (or not made) by or on behalf of another party, including any investigations made (or not made) by any of such party’s employees, advisors, agents, consultants or representatives, or by reason of the fact that such party or any of its employees, advisors, agents, consultants or representatives knew or should have known that any such representation and warranty is or might be inaccurate or untrue.

8.2 Fees and Expenses. Subject to Section 7.2, Section 5.4(a)(iv) and Section 5.6(h), all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

If to the Parent or the Purchaser, addressed to it at:

Georgia-Pacific LLC

133 Peachtree Street, N.E.

Atlanta, Georgia 30303-1847

Attention: General Counsel

Tel: (404) 652-5112

Fax: (404) 584-1461

Email: LegalNotice@gapac.com

with a copy to (for information purposes only):

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attention: Mark D. Gerstein

                 Bradley C. Faris

Tel: (312) 876-7600

Fax: (312) 993-9767

Email: mark.gerstein@lw.com

            bradley.faris@lw.com

If to the Company, addressed to it at:

Buckeye Technologies Inc.

1001 Tilman Street

Memphis, Tennessee 38112

Attention: General Counsel

Tel: (901) 320-8100

Fax: 901-320-8685

with a copy to (for information purposes only):

Dechert LLP

1900 K Street, NW

Washington, D.C. 20006

Attention: William J. Tuttle

Tel: (202) 261-3300

Fax: (202) 261-3333

Email: william.tuttle@dechert.com

and

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Derek M. Winokur

Tel: (212) 698-3500

Fax: (212) 698-3599

Email: derek.winokur@dechert.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, such confidentiality agreement shall not be required to prohibit the making or amendment of a non-public Competing Proposal to the Company Board.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company or any Company Subsidiary, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Agreement” means each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other similar material Contract between the Company or any of the Company Subsidiaries, on the one hand, and any Participant, on the other hand, whether or not subject to the Laws of the United States.

“Benefit Plan” means each (a) “pension plan” (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (c) severance, change in control, retention or termination plan, program, policy or arrangement or (d) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Participant and whether or not subject to the Laws of the United States.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Intellectual Property” means the Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Offer and the Merger, except for, in the case of clause (a), any change, event, effect, occurrence, state of facts or development resulting from, and only to the extent attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates or energy prices generally); (ii) changes in the industries in which the Company operates as of the date hereof; (iii) changes in Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) any man-made or natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) any changes in the market price or trading volume of shares of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (v); (vi) the entry into and announcement of this Agreement and the transactions contemplated hereby, including any loss of employees or customers, or any litigation arising from allegations of a breach of fiduciary duty arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (vii) any acts or omissions of the Parent or Purchaser prior to the Effective Time; (viii) any acts or omissions of the Company or any Company Subsidiary taken at the written request of the Parent or Purchaser or with prior written consent of the Parent or Purchaser after the date of this Agreement, including pursuant to Section 5.6(h) or the Potential Disposition required pursuant to Section 5.6(g); and (ix) any capital expenditures not to exceed $100 million in the aggregate reasonably expected to be required in connection with the granting of a National Pollutant Discharge Elimination System permit with respect to the relocation of the wastewater discharge point into the Fenholloway River; except in the case of clauses (i), (ii), (iii) and (iv), to the extent any such change, event, effect, occurrence, state of facts or development disproportionately affects the Company and the Company Subsidiaries when compared to other persons operating in the same industries in which the Company operates. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall be deemed to have occurred if any change, event, effect, occurrence, state of facts or development occurs that, individually or in the aggregate, results, or would reasonably be expected to result, in a shutdown, idling or cessation for 60 consecutive days of any portion of the operations at the Company’s manufacturing plant located in Perry, Florida

(the “Perry Facility”), which portion of the operations has generated at least a majority of the total EBITDA attributable to the Perry Facility during the Company’s fiscal year ended June 30, 2012, including, for the avoidance of doubt, any change, event, effect, occurrence, state of facts or development that would prevent the Company from relocating, or would reasonably be expected to cause the Company to be unable to relocate, its National Pollutant Discharge Elimination System wastewater discharge point to the Fenholloway River or its associated estuary, to the extent relocation is required to prevent such shutdown, idling or cessation.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, to the extent applicable to the purchase and sale of the Shares and the other transactions contemplated by this Agreement, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Criminal Penalty” shall mean any (a) criminal penalty, criminal fine or other criminal liability, in each case, imposed upon, or that would reasonably be expected to be imposed upon, the Company, any Company Subsidiary or any of their respective directors, officers or employees (i) in respect of a violation of the Laws described in Sections 3.29, 3.30 or 3.31 or (ii) requiring the payment of more than $1,000,000 per occurrence or series of related occurrences or (b)(x) felony criminal jail sentence as to matters over which the United States has jurisdiction or (y) criminal jail sentence involving incarceration of more than (1) year as to matters over which jurisdiction is wholly outside of the United States.

“Environmental Laws” means any and all applicable international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, legally binding guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including, but not limited to, CERCLA, RCRA, the Clean Water Act, as amended, the Clean Air Act, as amended, OSHA or any other Law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Extended Outside Date” means February 24, 2014.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Entity” means any nation, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any pollutant, chemical, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Initial Outside Date” means July 22, 2013.

“Intellectual Property” means all intellectual property and proprietary rights, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and all applications and registrations in connection therewith, and all goodwill associated therewith; (c) works of authorship and other copyrightable works (including software), and all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) mask works and industrial designs, and all applications and registrations in connection therewith; and (e) trade secrets and other confidential business information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to the Parent or the Purchaser, the actual knowledge after reasonable inquiry of the officers and directors of the Parent and the Purchaser.

“Law” means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, notices, bylaws, rules, regulations, arbitration awards or findings, ordinances or other requirements, policies or instruments of any Governmental Entity having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Net Tax Attributes” means the aggregate net income Tax benefit or detriment at Closing of the sum of (i) net operating losses, (ii) capital losses, (iii) Cellulosic Biofuel Credits, (iv) overall foreign loss and (v) credit carryforwards. For the avoidance of doubt, the parties agree that the value of items (i) – (v) of the preceding sentence shall (x) not be reduced or adjusted for any other item and (y) be the amount reported for such item on a tax-effected basis under the heading, “Note 18: Income Taxes” in the Company’s annual report filed with the SEC for the fiscal year ending June 30, 2012. If no amount is so reported, the value of such item shall be determined based on (i) the good-faith estimate of such amount by the Company provided to the Parent in writing prior to the date of this Agreement and (ii) a thirty-five percent (35%) tax rate.

“on a fully diluted basis” means, as of any date, (a) the number of Shares then outstanding, plus (b) the number of Shares the Company is then required to issue pursuant to options, rights or other obligations then outstanding under any employee stock option or other benefit plans or otherwise (assuming for purposes of such calculation that all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the Company Equity Plans.

“Other Filings” means all filings made by, or required to be made by, the Company or the Parent and the Purchaser with the SEC in connection with the transactions contemplated by this Agreement, other than the Schedule TO, the Schedule 14D-9 and the Proxy Statement.

“Other Required Governmental Approvals” means any merger control filings with the German Bundeskartellamt, Spanish Comisión Nacional de la Competencia, Antimonopoly Committee of Ukraine, and any other approval, waiver or consent of any Governmental Entity required under applicable Law to consummate the Offer and the Merger.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Offer or the Merger or performance by the Parent or the Purchaser of any of their material obligations under this Agreement.

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property, (e) with respect to Real Property, Liens disclosed on existing title reports or existing surveys made available to Parent that would not materially and adversely impact the operations of the Company or the Company Subsidiaries as currently conducted, (f) Liens under the Company’s existing credit facility, and (g) such other non-monetary Liens, which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and the Company Subsidiaries or detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Required Financial Information” means the financial information related to the Specified Business set forth in Section 8.4(b) of the Company Disclosure Schedule.

“Second Request” means a formal Request for Additional Information and Documentary Materials issued pursuant to 16 C.F.R. § 803.20 or a “Phase II” or similar request from the German Bundeskartellamt, Spanish Comisión Nacional de la Competencia, Antimonopoly Committee of Ukraine or any other Governmental Entity required under applicable Law to consummate the Offer and the Merger.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of the Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar payment imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, escheat or unclaimed property, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Third Party” shall mean any Person other than the Parent, the Purchaser and their respective affiliates.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“AFMC”	Section 3.18(i)

“Agreement”	Preamble

“Acceptance Time”	Section 1.3(a)

“Adverse Recommendation Change”	Section 5.5(c)

“Alternative Acquisition Agreement”	Section 5.5(a)

“Book-Entry Shares”	Section 2.2(b)

“CapEx Budget”	Section 5.1(k)

“Capitalization Date”	Section 3.2(a)

“CBC”	Section 3.18(i)

“Certificate of Merger”	Section 1.5

“Certificates”	Section 2.2(b)

“Closing”	Section 1.5

“Closing Date”	Section 1.5

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Common Stock”	Section 3.2(a)

“Company Compensation Arrangement”	Section 3.13(b)

“Company Disclosure Schedule”	Article 3

“Company Equity Plans”	Section 2.4(a)

“Company Financial Advisor”	Section 3.22

“Company Financial Statements”	Section 3.7(a)

“Company Material Contract”	Section 3.14(a)

“Company Option”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Registered Intellectual Property”	Section 3.17(a)

“Company SAR”	Section 2.4(b)

“Company SEC Documents”	Section 3.7(a)

“Company Stockholder Approval”	Section 3.25

“Company Subsidiary”	Section 3.1(a)

“Competing Proposal”	Section 5.5(h)(i)

“Confidential Information Memorandum”	Section 5.6(h)

“Confidentiality Agreement”	Section 5.4(b)

“Continuing Directors”	Section 1.3(c)

“Continuing Employee”	Section 5.16(a)

“Covered Persons”	Section 5.9(a)

“Criminal Law”	Section 3.6(c)

“D&O Insurance”	Section 5.9(d)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.5

“Employment Compensation Arrangement”	Section 3.13(b)

“Exchange Act”	Recitals

“Expiration Date”	Section 1.1(d)

“Fairness Opinion”	Section 3.22

“Foreign Plan”	Section 3.12(f)

“HSR Condition”	Annex I

“Inclusive Companies”	Section 3.16

“Independent Directors”	Section 3.13(b)

“Initial Expiration Date”	Section 1.1(d)

“Intervening Event”	Section 5.5(h)(ii)

“Insurance Policies”	Section 3.19

“Joint Customers”	Section 5.4(a)

“Lease Agreements”	Section 3.14(a)

“Leased Real Property”	Section 3.21(b)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)

“Notice of Superior Proposal”	Section 5.5(d)

“NYSE”	Section 1.3(a)

“Offer”	Recitals

“Offer Closing”	Section 1.1(b)

“Offer Closing Date”	Section 1.1(b)

“Offer Documents”	Section 1.1(i)

“Offer Price”	Recitals

“Offer Termination”	Section 1.1(j)

“Offer to Purchase”	Section 1.1(c)

“Option Payments”	Section 2.4(a)

“Outside Date”	Section 1.1(e)

“Other Governmental Approvals Condition”	Annex I

“Owned Real Property”	Section 3.21(a)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.4(a)

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Perry Facility”	Section 8.4

“Potential Disposition”	Section 5.6(h)

“Promissory Note”	Section 1.7(a)

“Proxy Date”	Section 5.3(a)

“Proxy Statement”	Section 5.3(b)

“Purchaser”	Preamble

“Real Property”	Section 3.21(c)

“Restricted Share”	Section 2.4(c)

“Sarbanes-Oxley Act”	Section 3.7(a)

“SAR Payments”	Section 2.4(b)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(i)

“SEC”	Section 1.1(e)

“Section 16”	Section 5.11

“Shared Assets”	Section 5.6(g)

“Shares”	Recitals

“Short Form Threshold”	Section 1.6

“Significant Customer”	Section 3.28(a)

“Significant Supplier”	Section 3.28(b)

“Special Meeting”	Section 5.3(b)

“Specified Business”	Section 5.6(g)

“Specified Facility”	Section 5.6(g)

“Superior Proposal”	Section 5.5(h)(iii)

“Support Agreements”	Recitals

“Surviving Corporation”	Section 1.4(a)

“Takeover Statutes”	Section 5.1(t)

“Termination Fee”	Section 7.2(b)

“Top-Up Closing”	Section 1.7(c)

“Top-Up Exercise Notice”	Section 1.7(c)

“Top-Up Notice Receipt”	Section 1.7(c)

“Top-Up Option”	Section 1.7(a)

“Top-Up Option Shares”	Section 1.7(a)

“Transaction Activities”	Section 5.6(f)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement (as amended hereby) constitute the entire agreement of the parties and supersede all prior agreements (except the Confidentiality Agreement, as amended hereby) and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as set forth in Section 5.9 or as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that the Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of the Parent without the consent of the Company, but no such assignment shall relieve the Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, without necessity of posting bond or other security (any requirements therefor being expressly waived).

[Signature page follows]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

The Parent:

GEORGIA-PACIFIC LLC

By:	/s/ David G. Park
Name: David G. Park Title: Senior Vice President – Strategy and Business Development

The Purchaser:

GP CELLULOSE GROUP LLC

By:	/s/ David G. Park
Name: David G. Park Title: Vice President – Business Development

The Company:

BUCKEYE TECHNOLOGIES INC.

By:	/s/ John B. Crowe
Name: John B. Crowe Title: Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and applicable Law, the Purchaser shall not be required to accept for payment, and may delay the acceptance for payment of, any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), (c) any Other Required Governmental Approvals shall not have been obtained or any waiting period (or extension thereof) or mandated filing thereunder shall not have lapsed or been made at or prior to the Expiration Date (collectively, the “Other Governmental Approvals Condition”), or (d) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date:

(i) there shall be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction, or any such Governmental Entity shall have stated its intention (which has not subsequently been rescinded) to the Company, the Parent or the Purchaser (and the Parent or the Purchaser shall have notified the Company in writing promptly of such statement, which notice shall include a reasonable detailed description of the statement and related context) to commence, any suit, action or proceeding, against the Parent, the Purchaser, the Company or any Company Subsidiary, or otherwise in connection with the Offer or the Merger, (A) seeking to make illegal, restrain, prohibit or delay the making or consummation of the Offer or the Merger, (B) seeking to make illegal, restrain or prohibit the ownership or operation by Parent, the Company or any of their respective Subsidiaries or affiliates, of all or any material portion of the businesses or assets of the Parent or any of its affiliates (other than businesses or assets that are de minimis relative to the Parent and its affiliates taken as a whole), on the one hand, or the Company and the Company Subsidiaries, taken as a whole, on the other hand, as a result of or in connection with the Offer or the Merger, (C) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer or otherwise in the Merger, or (D) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) there shall be any Law, judgment, order or injunction in effect, enacted, entered, enforced or promulgated by or on behalf of a Government Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect the Other Required Governmental Approvals, that (x) would reasonably be expected, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above, or (y) has the effect of enjoining, making illegal or otherwise prohibiting the making of the Offer, the consummation of the Offer or the consummation of the Merger;

(iii) (A) any representation or warranty of the Company contained in Sections 3.2(a), 3.2(b), 3.2(c)(D) (with respect to the exercise price of Company Options), 3.2(c)(y) (with respect to the base price of Company SARs), 3.2(e), 3.2(f), 3.3 or 3.32 of the Merger Agreement shall fail to be true and correct in all material respects, as of the Expiration Date with the same force and effect as if made on and as of such date, except for such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (B) any representation or warranty of the Company contained in Section 3.6(c) of the Merger Agreement shall fail to be true and correct in all respects, as of the Expiration Date with the same force and effect as if made on and as of such date, except where such violation, charge or investigation has not resulted in, and would not reasonably be expected to result in, a Criminal Penalty, or (C) any other representation or warranty of the Company contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect or other materiality qualifications) shall fail to be true and correct in any respect as of the Expiration Date with the same force and effect as if made on and as of such date, except, in the case of clause (C), (x) for such representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time and (y) as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, a Company Material Adverse Effect; provided, however, the representations and warranties of the Company contained in clause (i) of the first sentence of Section 3.2(a), the first and second sentences of Section 3.2(b), Section 3.2(c)(D) (with respect to the exercise price of the Company Options), Section 3.2(c)(y) (with respect to the base price of the Company SARs) or Section 3.2(e) of the Merger Agreement, in each case, as of the Capitalization Date, shall only be deemed to fail to be true and correct in all material respects if the inaccuracies in such representations (in the aggregate) would cause the aggregate consideration required to be paid by the Parent and the Purchaser to acquire or cancel the Company’s Equity Interests and the Company SARs in, and in connection with, the Offer and the Merger to exceed by more than a de minimis amount the aggregate consideration that would have been required to be paid by the Parent and the Purchaser to acquire or cancel the Company’s Equity Interests and Company SARs in, and in connection with, the Offer and the Merger if such representations and warranties had been true and correct in all respects as of such date;

(iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any material agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the Expiration Date and such breach or failure shall not have been cured;

(v) since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) have occurred, arisen or come into existence or first become known to the Parent or the Purchaser, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all other such fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect; provided that information as and to the extent set forth (i) in any Company SEC Document filed after June 30, 2012 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature) and (ii) in the Company Disclosure Schedule shall be deemed to have been known by the Parent and the Purchaser as of the date of the Merger Agreement;

(vi) the Purchaser shall have failed to receive a certificate of the Company, executed on its behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) of clause (d) of this Annex I have been satisfied; or

(vii) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (including those set forth in clauses (a), (b), (c), and (d) of the initial paragraph) are for the sole benefit of the Purchaser and, except as restricted by the Merger Agreement, may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific LLC, GP Cellulose Group LLC and Buckeye Technologies Inc.

EXHIBIT A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BUCKEYE TECHNOLOGIES INC.

(a Delaware corporation)

ARTICLE I

The name of the corporation is Buckeye Technologies Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware. The name of the Corporation’s registered agent at such address is CT Corporation Systems. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors of the Corporation (the “Board”).

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation is authorized to issue is 1,000. All shares shall be Common Stock, no par value, and are to be of one class.

ARTICLE V

Unless and except to the extent that the by-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

The Corporation shall have perpetual existence.

ARTICLE VII

(a) Limitation of Liability.

(i) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment to the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders for acts or omissions which occurred on or prior to the date of this Third Amended and Restated Certificate of Incorporation.

(ii) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she was a director or officer of the Corporation on or prior to the date of this Third Amended and Restated Certificate of Incorporation, or, while a director or officer of the Corporation on or prior to the date of this Third Amended and Restated Certificate of Incorporation, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise on or prior to the date of this Third Amended and Restated Certificate of Incorporation, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment to the DGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section (c) of this ARTICLE VII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section (b) of ARTICLE VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of Expenses”); provided that, if and to the extent that the DGCL requires, an Advance of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was rendered by such Indemnitee, including service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section (b) of this ARTICLE VII or otherwise. The Corporation may, by action of the Board, provide indemnification to directors, officers, employees and agents of the Corporation who are appointed after the adoption of this Third Amended and Restated Certificate of Incorporation with the same scope and effect as the foregoing indemnification of the Indemnitees.

(c) Procedure for Indemnification. Any indemnification of a director or officer of the Corporation or Advance of Expenses under Section (b) of this ARTICLE VII shall be made promptly, and in any event within forty-five (45) days (or, in the case of an Advance of Expenses, twenty (20) days), upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE VII, and the Corporation fails to respond within sixty (60) days to a written request for indemnification, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or Advance of Expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five (45) days (or, in the case of an Advance of Expenses, twenty (20) days), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the Advance of Expenses where the Undertaking required pursuant to Section (b) of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including by the Board or the Corporation’s independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including by the Board or the Corporation’s independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section (b) of this ARTICLE VII shall be the same procedure set forth in this Section (c) for directors or officers, unless otherwise set forth in the action of the Board providing indemnification for such employee or agent.

(d) Service for Subsidiaries. Any person serving as a director, officer, employee or agent of a subsidiary shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(e) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnification, Advance of Expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. The rights to indemnification and to the Advance of Expenses conferred in this ARTICLE VII shall apply to claims made against an Indemnitee arising out of acts or omissions that occurred or occur both prior and subsequent to the adoption hereof.

(f) Non-Exclusivity of Rights. The rights to indemnification and to the Advance of Expenses conferred in this ARTICLE VII shall not be exclusive of any other right that any person may have or hereafter acquires under this Third Amended and Restated Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(g) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders; provided that any By-law adopted or amended by the Board, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE IX

The Corporation shall have the right, subject to any express provisions or restrictions contained herein or in the By-laws, from time to time, to amend this Third Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Third Amended and Restated Certificate of Incorporation or any amendment hereof are conferred subject to such right.

EXHIBIT B

THIRD AMENDED AND RESTATED BY-LAWS

OF

BUCKEYE TECHNOLOGIES INC.

ARTICLE I

OFFICES

Section 1.01 Offices. The address of the registered office Buckeye Technologies Inc. (the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware 19801. The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.

Section 1.02 Books and Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II

MEETINGS OF THE STOCKHOLDERS

Section 2.01 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03 Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Section 2.04 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place (if any) and notice need not be given of any such adjourned meeting if the time, place (if any) thereof and the means of remote communication (if any) are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05 Notice of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication (if any) of every meeting of stockholders shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06 List of Stockholders. The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten (10) days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.07 Quorum. Unless otherwise required by law, the Corporation’s then effective Certificate of Incorporation (the “Certificate of Incorporation”) or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08 Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the President, or in his or her absence or inability to act, the Vice President, or, in his or her absence or inability to act, the person whom the President shall appoint, shall act as chairman of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.09 Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation, the election of directors shall be by written ballot and shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 2.10 Inspectors at Meetings of Stockholders. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.11 Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 2.11, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 2.12 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number; Term of Office. The Board of Directors shall consist of three (3) members. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Section 3.03 Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

Section 3.04 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

Section 3.05 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors or its Chairman.

Section 3.06 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chairman or the President on at least twenty-four (24) hours’ notice to each director given by one of the means specified in Section 3.09 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the Chairman or the President in like manner and on like notice on the written request of any two or more directors.

Section 3.07 Telephone Meetings. The Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.07 shall constitute presence in person at such meeting.

Section 3.08 Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least twenty-four (24) hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.09 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.09 Notices. Subject to Section 3.06, Section 3.08 and Section 3.10 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.10 Waiver of Notice. Whenever the giving of any notice to directors is required by applicable law, the Certificate of Incorporation or these by-laws, a waiver thereof, given by the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.11 Organization. At each meeting of the Board of Directors, the Chairman or, in his or her absence, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.12 Quorum of Directors. The presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.13 Action By Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.14 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.15 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

Section 3.16 Compensation. Except as approved at the meeting at which a member of the Board of Directors is appointed, no director shall receive any salary, fee or other remuneration for services rendered to or on behalf of the Corporation or otherwise in his or her capacity as a Director.

ARTICLE IV

OFFICERS

Section 4.01 Positions and Election. The officers of the Corporation shall be elected by the Board of Directors and shall include a President, a Treasurer and a Secretary. The Board of Directors, in its discretion, may also elect a Chairman (who must be a director), one or more Vice Chairmen (who must be directors) and one or more Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers. Any individual may be elected to, and may hold, more than one office of the Corporation.

Section 4.02 Term. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03 The President. The President shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the President by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04 Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Chairman of the Board of Directors or the President.

Section 4.05 The Secretary. The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.06 The Treasurer. The Treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.07 Duties of Officers May be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

Section 4.08 Compensation and Expenses. Except as provided in any service agreement approved by the Board of Directors, no officer shall receive any salary, fee or other remuneration for services rendered to or on behalf of the Corporation or otherwise in his or her capacity as an officer. Each officer shall be reimbursed for all proper, direct expenses he or she reasonably incurs on behalf of the Corporation in performing his or her duties as an officer either (i) in the Board of Director’s sole discretion or (ii) if such expenses are pre-approved in writing, in either event upon submission of appropriate and all other reasonably requested documentation.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

Section 5.01 Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman, any Vice Chairman, the President or any Vice President, on the one hand, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer, on the other hand. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.02 Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the President or any Vice President or the Treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03 Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04 Lost, Stolen or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 6.02 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year.

Section 6.03 Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6.04 Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 6.05 Conflict With Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

Section 6.06 Voting Securities Owned by the Corporation. Any officer may execute on behalf of the Corporation any contracts, powers of attorney, proxies, waivers of notice of meeting, consents and other instruments which relate to securities or partnership or other interests owned or held by the Corporation. Any officer may, on behalf of the Corporation, vote in person or by proxy any interest of any entity in which the Corporation owns securities or holds other interests and at any meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities or other interests, including delegating like powers upon any other person.

ARTICLE VII

INDEMNIFICATION OF OFFICERS, DIRECTORS & OTHERS

Section 7.01 Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she was a director or officer of the Corporation on or prior to the date of the Third Amended and Restated Certificate of Incorporation of the Corporation, or, while a director or officer of the Corporation on or prior to the date of the Third Amended and Restated Certificate of Incorporation of the Corporation, was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise on or prior to the date of the Third Amended and Restated Certificate of Incorporation of the Corporation, including service with respect to an employee benefit plan (each, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators, on the terms and subject to the conditions set forth in the Certificate of Incorporation.

ARTICLE VIII

ARTICLE IX AMENDMENTS

These by-laws may be amended, altered, changed, adopted and repealed, or new by-laws may be adopted, by the Board of Directors. The stockholders may make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

ANNEX B

745 Seventh Avenue New York, NY 10019 United States April 23, 2013

Board of Directors

Buckeye Technologies Inc.

1001 Tillman Street

Memphis, TN 38112

Members of the Board of Directors:

We understand that Buckeye Technologies Inc. (the “Company”) intends to enter into a transaction with Georgia-Pacific LLC (“Parent”) pursuant to which (i) GP Cellulose Group LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), will commence a tender offer (the “Tender Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price of $37.50 per share in cash (the “Consideration”), and (ii) following consummation of the Tender Offer or if the Tender Offer is terminated under circumstances specified in the Agreement (as defined below), Merger Sub will merge with and into the Company (the “Merger”, and together with the Tender Offer, the “Proposed Transaction”) and each outstanding share of Company Common Stock not tendered in the Tender Offer (other than shares to be cancelled pursuant to the Agreement and Dissenting Shares (as defined in the Agreement) ) will be converted into the right to receive the Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated April 23, 2013, by and among Parent, Merger Sub and the Company (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of April 23, 2013, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2012 and December 31, 2012; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company Common Stock from April 22, 2003 to April 22, 2013 and a comparison of the trading history of the Company Common Stock from April 22, 2010 to April 22, 2013 with those of indices comprised of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business, other than one third party that we solicited on behalf of the Company and other than with respect to the Company’s nonwovens materials business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We currently perform investment banking and financial services for the Company and may receive customary fees for such services. We have also performed various investment banking and financial services for Parent and certain of its affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we and our affiliates have executed various hedging, derivative and other securities transactions for Parent and its affiliates.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Georgia-Pacific and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the Consideration to be offered to the stockholders in connection with, or how such stockholder should vote with respect to, the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

ANNEX C

Delaware General Corporation Law

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4